--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION
                          PROXY STATEMENT PURSUANT TO
                  SECTION 14(a) OF THE SECURITIES ACT OF 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
     /x/     Preliminary Proxy Statement
     / /     Confidential, For Use of the Commission Only (as permitted by
             Rule 14a-6(e)(2))
     / /     Definitive Proxy Statement
     / /     Definitive Additional Materials
     / /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   CPI CORP.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/x/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

Common Stock, Par Value $0.40 per share, of CPI Corp.
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

9,918,800 shares of common stock and 1,401,987 options to purchase shares of common stock.
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$37.00 per share of common stock plus an aggregate of $19,721,554.48 in consideration of outstanding options.
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction: $386,717,154.48
--------------------------------------------------------------------------------

(5) Total fee paid: $77,343.43
--------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------

(3) Filing Party:
--------------------------------------------------------------------------------

(4) Date Filed:
--------------------------------------------------------------------------------
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
                             [CPI CORP. LETTERHEAD]

                                                                          , 1999

Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of CPI Corp. (we refer to ourselves collectively with our predecessor corporations as "CPI," "we" or "us"), to be held at CPI Corp., 1706 Washington
Avenue, St. Louis, Missouri 63103, on                 , 1999, at       central
daylight savings time. A notice of the special meeting, a proxy statement and related information about us and a proxy card are enclosed. All holders of the
outstanding shares of our common stock as of            , 1999 (the "Record
Date") will be entitled to notice of and to vote at the special meeting.

     At the special meeting, you will be asked to consider and to vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 15, 1999, by and among us, SPS International Holdings, Inc., a Delaware corporation, and SPS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of SPS International, pursuant to which SPS Acquisition will be merged with and into us. If the merger agreement is approved and the merger becomes effective, each outstanding share of our common stock (other than shares of common stock held by any of our subsidiaries, held in treasury, held by SPS International, SPS Acquisition or stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to $37.00.

     SPS International is an affiliate of American Securities Capital Partners, L.P. In connection with the merger, certain of our officers and employees, including Alyn V. Essman, Russell Isaak and Patrick J. Morris, have agreed to invest in the equity of SPS International in an aggregate amount of at least $10.7 million.

     Approval of the merger requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock. Alyn V. Essman, Russell Isaak, Patrick J. Morris and certain other of our executive officers and employees have agreed with SPS International to vote shares representing 2.94% of our outstanding shares of common stock in favor of the merger. We urge you to read the accompanying Proxy Statement carefully because it sets forth details of the proposed merger and other important information related to the merger.

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF OUR STOCKHOLDERS, AND HAS DECLARED THAT EACH OF THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE SUCH PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                          Sincerely,


                                          Alyn V. Essman
                                          Chairman of the Board and
                                          Chief Executive Officer

                                   CPI CORP.

     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS ON                  , 1999

To Stockholders of CPI Corp.:

     A special meeting of the stockholders of CPI Corp. (we refer to ourselves collectively with our predecessor corporations as "CPI," "we" or "us"), will be held at CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103 on
                , 1999 at              central daylight savings time, to
consider and vote upon the following matters:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 15, 1999, by and among us, SPS International Holdings, Inc., a Delaware corporation, and SPS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of SPS International, pursuant to which, among other things (a) SPS Acquisition will be merged with and into us and (b) each outstanding share of our common stock, par value $0.40 per share (other than shares held by any of our subsidiaries, held in treasury, held by SPS International, SPS Acquisition or stockholders who perfect their appraisal rights under Delaware law), will be converted into the right to receive an amount in cash equal to $37.00. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement; and

          2. To act upon such other and further business as may properly come before the special meeting or any adjournment or adjournments thereof.

     The Board of Directors has specified             , 1999, at the close of
business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our offices at 1706 Washington Avenue, St. Louis, Missouri 63103, during ordinary business hours.

     Please read the Proxy Statement and other materials concerning us, which are mailed with this Notice, for a more complete statement regarding the matters to be acted upon at the special meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                            By Order of the Board of Directors

                                            Jane E. Nelson
                                            Secretary and General Counsel

Dated and Mailed:                 , 1999

                                   CPI CORP.
                             1706 WASHINGTON AVENUE
                           ST. LOUIS, MISSOURI 63103

                   PROXY STATEMENT OF THE BOARD OF DIRECTORS
              FOR THE SPECIAL MEETING OF STOCKHOLDERS OF CPI CORP.
                        TO BE HELD ON            , 1999

                            SOLICITATION OF PROXIES

     This Proxy Statement and the accompanying Proxy are being mailed beginning
          , 1999, to holders of common stock, par value $0.40 per share, of CPI Corp., a Delaware corporation (we refer to ourselves collectively with our predecessor corporations as "CPI," "we" or "us"), in connection with the solicitation of Proxies by our Board of Directors for the special meeting of
stockholders to be held on         , 1999, at            central daylight
savings time, at CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103, or at any adjournment thereof. We are soliciting proxies to provide all of our stockholders with the opportunity to vote. Stockholders may only vote shares at the special meeting if the stockholder is present in person or represented by a Proxy.

     At the special meeting, our stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 15, 1999, among us, SPS International Holdings, Inc., a Delaware corporation, and SPS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of SPS International. SPS International is an affiliate of American Securities Capital Partners, L.P. In connection with the merger, American Securities requested, and certain of our officers and employees, including Alyn V. Essman, Russell Isaak and Patrick J. Morris, have agreed, to invest their cash, shares of our common stock or options to purchase our common stock or a combination thereof in SPS International in return for at least $10.7 million of the equity of SPS International.

     If the merger is consummated, SPS Acquisition will be merged into us and we will be the surviving corporation. The merger agreement provides that each outstanding share of our common stock (other than shares of common stock held by any of our subsidiaries, held in treasury, held by SPS International, SPS Acquisition or stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to $37.00. Each outstanding share of SPS Acquisition will be converted into a share of the surviving corporation in the merger. As the surviving corporation in the merger, we will, therefore, become a wholly owned subsidiary of SPS International.

     The merger will not occur unless all the conditions to the merger are satisfied. One of the conditions is that SPS Acquisition obtains the financing necessary to complete the merger in accordance with the financing commitments that American Securities has already obtained. Therefore, even if the stockholders approve the merger and adopt the merger agreement, there is no assurance that the merger will be consummated.

     This Proxy Statement is first being sent to stockholders on or about
             , 1999.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. WE HAVE SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT THAT RELATES TO US, AND SPS INTERNATIONAL HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO SPS INTERNATIONAL, SPS ACQUISITION, AND THEIR AFFILIATES.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................    iii
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE............................................................      v
SUMMARY....................................................................................................    S-1
  GENERAL..................................................................................................    S-1
     The Special Meeting...................................................................................    S-1
     Purpose of the Special Meeting; Quorum; Vote Required.................................................    S-1
     The Parties to the Transaction; Management Investors..................................................    S-1
     The Merger............................................................................................    S-2
     Certain Effects of the Merger.........................................................................    S-2
     Procedures for Exchange of Certificates...............................................................    S-3
     Recommendation of Board of Directors..................................................................    S-3
     Opinion of Financial Advisor..........................................................................    S-3
     Voting of Shares of Certain Holders...................................................................    S-3
     Interests of Certain Persons in the Merger............................................................    S-4
     Accounting Treatment..................................................................................    S-4
     U.S. Federal Income Tax Consequences..................................................................    S-4
  THE MERGER AGREEMENT.....................................................................................    S-4
     Effective Time of the Merger..........................................................................    S-4
     Conditions to Consummation of the Merger..............................................................    S-4
     No Solicitation of Other Offers.......................................................................    S-5
     Termination of the Merger Agreement...................................................................    S-6
     Termination Fees; Expenses............................................................................    S-6
     Amendments to the Merger Agreement....................................................................    S-7
  GUARANTEE BY AMERICAN SECURITIES.........................................................................    S-7
  DISSENTERS' RIGHTS.......................................................................................    S-8
  FINANCING OF THE MERGER..................................................................................    S-8
  COMPARATIVE MARKET PRICE DATA............................................................................    S-9
  DIVIDENDS................................................................................................    S-9
  OUR FINANCIAL INFORMATION AND PROJECTIONS................................................................   S-10
     Summary Consolidated Financial Information............................................................   S-10
     Consolidated Ratios of Earnings to Fixed Charges and Book Value Per Share.............................   S-11
     Certain Projections of Future Operating Results.......................................................   S-11
INTRODUCTION...............................................................................................      1
  PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING.........................................................      1
  VOTING RIGHTS; AGREEMENTS TO VOTE; VOTE REQUIRED FOR APPROVAL............................................      1
  VOTING AND REVOCATION OF PROXIES.........................................................................      2
  SOLICITATION OF PROXIES..................................................................................      2
SPECIAL FACTORS............................................................................................      3
  BACKGROUND OF THE MERGER.................................................................................      3
  OPINION OF FINANCIAL ADVISOR.............................................................................      8
  CPI'S REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD OF DIRECTORS...................................     11
  CPI AND THE KEY MANAGEMENT INVESTORS' BELIEF AS TO THE FAIRNESS OF THE MERGER............................     13
  SPS INTERNATIONAL AND SPS ACQUISITION'S BELIEF AS TO THE FAIRNESS OF THE MERGER..........................     14
  CERTAIN EFFECTS OF THE MERGER............................................................................     15
  INTERESTS OF CERTAIN PERSONS IN THE MERGER...............................................................     15
     Equity Investment by Management Investors.............................................................     15
     Employment Agreements.................................................................................     18
     Payments to Non-Management Directors..................................................................     19
     Indemnification and Insurance.........................................................................     19

                                                                                                              PAGE
                                                                                                              ----
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS.............................     19
THE MERGER.................................................................................................     21
  EFFECTS OF THE MERGER....................................................................................     21
  EFFECTIVE TIME OF THE MERGER.............................................................................     21
  PROCEDURES FOR EXCHANGE OF CERTIFICATES..................................................................     21
  ACCOUNTING TREATMENT.....................................................................................     23
  FINANCING OF THE MERGER..................................................................................     23
     Senior Credit Facility................................................................................     23
     Bridge Loan Facility..................................................................................     24
     Conditions to Funding the Facilities..................................................................     25
     Equity Investments....................................................................................     25
  PLANS OR PROPOSALS AFTER THE MERGER......................................................................     26
  RIGHTS OF DISSENTING STOCKHOLDERS........................................................................     26
  REGULATORY APPROVALS.....................................................................................     28
THE MERGER AGREEMENT.......................................................................................     29
  GENERAL..................................................................................................     29
  EFFECTIVE TIME OF THE MERGER.............................................................................     29
  CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS.........................................................     29
  REPRESENTATIONS AND WARRANTIES...........................................................................     30
  COVENANTS................................................................................................     30
  NO SOLICITATION OF OTHER OFFERS..........................................................................     32
  INDEBTEDNESS OF CPI......................................................................................     32
  CONDITIONS TO CONSUMMATION OF THE MERGER.................................................................     33
  TERMINATION OF THE MERGER AGREEMENT......................................................................     33
  TERMINATION FEES; EXPENSES...............................................................................     35
  AMENDMENTS TO THE MERGER AGREEMENT.......................................................................     35
GUARANTEE BY AMERICAN SECURITIES...........................................................................     35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............................................................     36
TRANSACTIONS IN COMMON STOCK BY CERTAIN PERSONS............................................................     38
OTHER MATTERS..............................................................................................     38
PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK.............................................................     39
EXPENSES OF SOLICITATION...................................................................................     39
INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................     39
AVAILABLE INFORMATION......................................................................................     39
INFORMATION INCORPORATED BY REFERENCE......................................................................     40

APPENDIX A  --   Merger Agreement.........................................................................    A-1
APPENDIX B  --   Section 262 of Delaware General Corporation Law..........................................    B-1
APPENDIX C  --   Opinion of Credit Suisse First Boston Corporation........................................    C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: With whom are we merging?

A: SPS Acquisition, Inc. will merge into us. SPS Acquisition is a wholly-owned subsidiary of SPS International Holdings, Inc., a corporation newly-formed by affiliates of American Securities Capital Partners, L.P. As a result of the proposed merger, certain affiliates of American Securities Capital
   Partners, L.P., together with certain members of our management, will indirectly own all of our outstanding common stock.

Q: What will I receive in the merger?

A: Our stockholders (other than stockholders who perfect their appraisal rights) will be entitled to receive $37.00 in cash, without interest, for each share of their shares of our common stock.

Q: Why is the Board of Directors recommending that I vote to approve and adopt the merger agreement?

A: In the opinion of the Board of Directors, the terms and provisions of the merger agreement and the merger are advisable and in the best interests of CPI and our stockholders. To review the background of and reasons for the merger, see pages 3 to 7.

Q: How many votes are required to approve and adopt the merger agreement?

A: The affirmative vote of the holders of a majority of all outstanding shares of our common stock as of the record date is required to approve and adopt the merger agreement. Certain members of our management have agreed to vote shares of our common stock, aggregating 2.94% of our outstanding shares of common stock, in favor of the merger agreement.

Q: If I am a stockholder, what do I need to do now?

A: After you read and consider carefully the information contained in this Proxy
   Statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

Q: What rights do I have if I oppose the merger?

A: Stockholders who oppose the merger may dissent from the merger and seek to receive the statutorily determined "fair value" of their shares but only if they comply with the procedures of Delaware law explained on page S-8 and pages 26 to 28.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Yes, if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to us. Third, you can attend the special meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: Should I send in my share certificate now?

A: No. Shortly after the merger, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to our paying agent.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as soon as possible. For the merger to occur, it must be approved by our stockholders. If the stockholders approve the merger, we expect to complete the merger in September, 1999.

Q: What are the tax considerations of the merger?

A: The receipt of cash by a stockholder in exchange for common stock surrendered in the merger or upon the exercise of dissenters rights will, in each case, constitute a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local, foreign and other tax laws. In general, a stockholder who surrenders common stock pursuant to the merger will recognize gain or loss equal to the difference between $37.00 per share and such stockholder's adjusted tax basis in the shares exchanged. To review the tax considerations of the merger in greater detail, see page 19.


                    Who Can Help Answer My Other Questions?

   If you have more questions about the merger, you should contact our agent:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

     The statements contained or incorporated by reference in this Proxy Statement which are not historical facts are forward-looking statements that involve risks and uncertainties. We wish to caution you that these forward-looking statements, such as the CPI Projections, readiness, expected costs and contingency planning regarding year 2000 issues, future cash requirements and capital expenditures, projections of our future results of operations, are only predictions or expectations and actual events or results may differ materially as a result of risks facing us. These risks include, but are not limited to, customer demand for our products and services, the overall level of economic activity in our major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears, Roebuck & Co. and the condition and strategic planning of Sears, Roebuck & Co., fluctuations in operating results, the attraction and retention of qualified personnel and other risks that may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 6, 1999 and Form 10-Q for the quarter ended May 1, 1999.

                                    SUMMARY

     This summary highlights selected information from this Proxy Statement and does not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire Proxy Statement (including the information incorporated by reference) and the appendices.

GENERAL

THE SPECIAL MEETING

     The special meeting of stockholders of CPI Corp. (we refer to ourselves collectively with our predecessor corporations as "CPI," "we" or "us") will be
held on                 , 1999 at            central daylight savings time, at
CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103. Only holders of record of shares of our common stock, $0.40 par value, at the close of business
on            , 1999 are entitled to notice of and to vote at the special
meeting. On that date, there were approximately         holders of record of our
common stock and                shares of our common stock outstanding, with
each share entitled to cast one vote at the special meeting. For additional information regarding the vote required at the special meeting see "INTRODUCTION--Voting Rights; Agreements to Vote; Vote Required for Approval."

PURPOSE OF THE SPECIAL MEETING; QUORUM; VOTE REQUIRED

     At the special meeting, stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and among CPI, SPS International Holdings, Inc., a Delaware corporation, and SPS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of SPS International. A copy of the merger agreement is attached as Appendix A to this Proxy Statement. The merger agreement provides for the merger of SPS Acquisition with and into CPI. We, as the surviving corporation, would then become a wholly-owned subsidiary of SPS International.

     The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock at the special meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum. Approval of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of common stock. Abstentions and broker non-votes will have the effect of a vote AGAINST the merger. For additional information regarding the vote required at the special meeting see "INTRODUCTION--Voting Rights; Agreements to Vote; Vote Required for Approval." For additional information regarding the conditions of each parties' obligation to effect the merger see "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

THE PARTIES TO THE TRANSACTION; MANAGEMENT INVESTORS

     CPI Corp. We have operations in two businesses: Portrait Studios and Wall Decor. The Portrait Studios business, which functions as the exclusive operator of Sears Portrait Studios, has approximately 1,027 locations in the United States, Canada and Puerto Rico. The Wall Decor business, which operates under the name Prints Plus and offers value-priced posters, prints, frames and framing services, operates in approximately 152 locations throughout the United States. Our common stock is traded on the New York Stock Exchange under the symbol "CPY." Our principal executive offices are located at 1706 Washington Avenue, St. Louis, Missouri 63103, and the telephone number is (314) 231-1575.

     American Securities Capital Partners, L.P. American Securities Capital Partners, L.P. ("American Securities") is a private investment firm organized as a limited partnership which identifies and manages investments on behalf of certain affiliated private investment funds. The principal executive offices of American Securities are located at 122 East 42nd Street, Suite 2400, New York, New York 10168, and the telephone number is (212) 476-8000.

     SPS International Holdings, Inc. and SPS Acquisition, Inc. SPS International and SPS Acquisition, a wholly-owned subsidiary of SPS International, have been formed solely for the purpose of the merger. SPS International currently is an affiliate of American Securities Capital Partners, L.P. At the effective time of the merger, affiliates of American Securities are expected to own common stock representing approximately 91% of the equity of SPS International and the Management Investors are expected to own common stock and options representing an aggregate of approximately 9%. Neither SPS International nor SPS Acquisition has engaged in any business activity unrelated to the merger. The principal executive offices of SPS International and SPS Acquisition are located at the offices of American Securities and their telephone number is (212) 476-8000. None of SPS International, SPS Acquisition and American Securities is an affiliate of ours or our officers or directors.

     Management Investors. In connection with the merger, American Securities requested and twelve members of our management team (the "Management Investors"), including Alyn V. Essman, Russell Isaak and Patrick J. Morris (collectively, the "Key Management Investors"), have agreed to invest their cash, shares of our common stock or options to purchase our common stock or a combination thereof in return for at least $10.7 million of the equity of SPS International. Alyn V. Essman has been our Chairman of the Board and Chief Executive Officer since 1973. Russell Isaak has been our President since 1992. Patrick J. Morris has been our Senior Executive Vice President since 1992. Each of the Key Management Investors is a citizen of the United States. For additional information regarding the Management Investors' interest in the merger see "SPECIAL FACTORS--Interest of Certain Persons in the Merger."

THE MERGER

     Under the merger agreement, SPS Acquisition will merge with and into CPI and the separate corporate existence of SPS Acquisition will cease, and we will be the surviving corporation in the merger. Each outstanding share of our common stock (other than (1) any shares of common stock which are held by any of our subsidiaries or in our treasury, or which are held, directly or indirectly, by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition), all of which will be canceled and none of which will receive any payment with respect to the merger, and (2) shares of our common stock as to which appraisal rights have not been forfeited under the Delaware General Corporation Law ("DGCL"), if effective notice of exercise of appraisal rights with respect to such shares under Section 262 of the DGCL was required and given prior to the effective time of the merger ("Dissenting Shares")) will be converted into the right to receive an amount in cash equal to $37.00, without interest thereon. Holders of Dissenting Shares ("Dissenting Stockholders") will be entitled to receive from the surviving corporation in the merger a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in Section 262 of the DGCL. See "THE MERGER--Rights of Dissenting Stockholders." Each of our stock options issued to certain of our officers and employees and outstanding at the effective time of the merger will be converted into the right to receive a cash payment equal to the difference between $37.00 and the exercise price of such options. SPS International intends to fund payment of the purchase price through third party debt financing and equity contributions by affiliates of American Securities and the Management Investors. The merger is contingent on the requisite debt financing being obtained. Each outstanding share of SPS Acquisition will be converted into a share of the surviving corporation in the merger. As the surviving corporation in the merger, we will, therefore, become a wholly owned susbsidiary of SPS International. For a detailed discussion of provisions contained in the merger agreement see "THE MERGER AGREEMENT."

CERTAIN EFFECTS OF THE MERGER

     As a result of the merger, SPS International will acquire the entire equity interest in CPI. Therefore, following the merger, the present holders of our common stock will no longer have an equity interest in CPI and will no longer share in our future earnings and growth or in the risks associated with achieving such earnings and growth. Instead, each holder of our common stock at the effective time of the merger will have the right to receive $37.00 (or, in the case of Dissenting Shares, the statutorily determined "fair value") for each share of common stock. Following the merger, the Management Investors will continue to have an indirect equity interest in the surviving corporation in the merger as described in "--Interests of Certain Persons in the Merger". Our common stock will no longer be listed or traded on the New York Stock Exchange, price quotations will no longer be available and the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. After such registration is terminated, we may no longer be required to file periodic reports with the Securities and Exchange Commission. For additional information regarding the effects of the merger on CPI and our stockholders, see "SPECIAL FACTORS--Certain Effects of the Merger" and "THE MERGER--Effects of the Merger."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     As soon as practicable after the effective time of the merger, we will mail a letter of transmittal and instructions for surrendering stock certificates evidencing shares of common stock will be mailed to each holder of common stock. A stockholder should use the letter of transmittal to exchange stock certificates for the merger consideration to which such holder is entitled as a result of the merger. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. Stockholders should follow the procedures described in "THE MERGER-- Procedures for Exchange of Certificates."

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors has unanimously determined that the merger is fair to and in the best interests of CPI and our stockholders and declared that each of the merger and the merger agreement are advisable. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. For a discussion of the material factors considered by the Board of Directors in reaching its conclusion and the reasons why the Board determined that the merger is procedurally fair see "SPECIAL FACTORS--CPI's Reasons for the Merger; Recommendation of Our Board of Directors."

OPINION OF FINANCIAL ADVISOR

     Credit Suisse First Boston Corporation (the "Financial Advisor") has delivered its written opinion to our Board of Directors that, as of June 15, 1999, the merger consideration was fair to our stockholders, other than stockholders who will have an equity investment in SPS International after the merger, from a financial point of view. For a summary of this opinion see "SPECIAL FACTORS--Opinion of Financial Advisor."

     The Financial Advisor is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Financial Advisor's principal office is located in New York.

     A copy of the Financial Advisor's opinion, setting forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by the Financial Advisor, is attached as Appendix C to this Proxy Statement. We encourage stockholders to read the opinion in its entirety.

     The Financial Advisor will receive a fee for its financial advisory services rendered to CPI of approximately $4.6 million if the merger is consummated. We expect total expenses payable to the Financial Advisor to be approximately $125,000. In the event the merger is not consummated, fees and expenses payable to the Financial Advisor are expected to be approximately $350,000. Additionally, CPI has been informed by the Financial Advisor that one of its affiliates will provide financing in connection with the merger and that such affiliate will receive compensation for such financing.

VOTING OF SHARES OF CERTAIN HOLDERS

     Alyn V. Essman, Russell Isaak, Patrick J. Morris, Barry Arthur and Fran Scheper have agreed with SPS International to vote shares representing 2.94% of CPI's outstanding shares of common stock in favor of the merger at the special meeting and against any action or agreement that would result in a breach of any of our representations, warranties, covenants or agreements contained in the merger agreement or would impede, interfere with, delay or prevent the consummation of the merger. For additional information regarding the Key Management Investors' agreements to vote in favor of the merger see "INTRODUCTION--Voting Rights; Agreements to Vote; Vote Required For Approval." Each of our directors and executive officers has indicated that he or she intends to vote his or her shares of common stock in favor of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of our Board of Directors with respect to the merger agreement and the transactions contemplated thereby, stockholders should be aware that the Management Investors have interests in the merger that are different and in addition to the interests of our stockholders generally. The Management Investors will continue to have an equity interest (approximately 9%) in the surviving corporation in the merger and the ultimate value of this interest could exceed or be less than the $37.00 per share merger consideration to be received by the unaffiliated stockholders in the merger. For additional information regarding the Management Investors' interest in the merger see "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting. For a discussion of the accounting treatment for the merger see "THE MERGER--Accounting Treatment."

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of $37.00 in cash for each share of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the tax basis of each share of our common stock owned by such stockholder and $37.00. Each holder of a compensatory option to acquire our common stock who receives a cash payment equal to the difference between $37.00 and the exercise price per share of such option will have ordinary income to the extent of the cash received. For additional information regarding certain U.S. federal income tax consequences of the merger to our stockholders, see "SPECIAL FACTORS--Certain U.S. Federal Income Tax Consequences of the Merger to Our Stockholders."

THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of a duly executed and verified Certificate of Merger with the Secretary of State of the State of Delaware. The filing will occur after all conditions to the merger contained in the merger agreement have been satisfied or waived. We, SPS International and SPS Acquisition anticipate that the merger will be consummated as promptly as practicable following the special meeting of our stockholders. For additional information regarding the effective time of the merger see "THE MERGER AGREEMENT--General" and "THE MERGER AGREEMENT--Effective Time of the Merger."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of CPI, SPS International and SPS Acquisition to effect the merger are subject to the satisfaction of various conditions. These conditions include, among others:

     o the approval and adoption of the merger agreement by the holders of a majority of the outstanding shares of common stock;

     o the absence of any injunction or other order issued by any court or governmental authority prohibiting the consummation of the merger;

     o completion of SPS Acquisition's financing of the merger including at least $10 million of equity investment in SPS International by the Management Investors;

     o arrangements for the prepayment at or immediately following the consummation of the transactions contemplated by the merger agreement of the entire principal amount of, and all other amounts owing under CPI's 7.46% Senior Notes due 2007;

     o the receipt of governmental and material third party consents and approvals;

     o the continuation in full force and effect of our license agreements with Sears, Roebuck and Co.;

     o the absence of any termination by Sears of any Sears license agreement with respect to any Licensed Business Location (as such term is used in the Sears license agreements) for any reason other than closing certain Sears stores; and

     o the completion of SPS International's Phase I environmental assessments of certain of our properties without such assessment identifying environmental problems that would reasonably be expected to result in $3 million or more of remediation or other penalties and the correctness in all material respects of each of the representations and warranties of the parties to the merger agreement.

For additional information regarding the conditions of each parties' obligation to effect the merger see "THE MERGER AGREEMENT--Conditions to Consummation of the Merger" and "THE MERGER AGREEMENT--Termination of the Merger Agreement."

NO SOLICITATION OF OTHER OFFERS

     The merger agreement provides that neither we nor any of our representatives will take any action:

     o to directly or indirectly solicit, initiate or knowingly encourage the making of any Acquisition Proposal (as defined below);

     o to initiate or participate in any discussions or negotiations with, or, furnish or disclose any information to, any person (other than SPS International or SPS Acquisition) in furtherance of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or

     o to enter into any agreement with respect to any Acquisition Proposal.

     However, to the extent that the failure to take such action would breach the fiduciary obligations of our Board of Directors, we may, in response to an unsolicited Acquisition Proposal, no sooner than two days after providing notice to SPS International furnish information to any person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with respect to any Acquisition Proposal.

     The merger agreement defines the term "Acquisition Proposal" as any inquiry, proposal or offer from any person or group relating to:

     o any direct or indirect acquisition or purchase of a substantial amount of our assets or the assets of any of our subsidiaries or all or any portion of any class of our equity securities or the equity securities of any of our subsidiaries;

     o any tender offer or exchange offer that if consummated would result in any person beneficially owning all or any portion of any class of our equity securities or the equity securities of any of our subsidiaries; or

     o any merger, consolidation, business combination, recapitalization, liquidation, dissolution or any transaction having similar economic effect involving us or any of our subsidiaries, other than the transactions contemplated by the merger agreement.

     The merger agreement defines the term "Superior Proposal" as a bona fide proposal made by a third party to acquire all or substantially all of CPI pursuant to a tender offer, exchange offer, a merger or other business combination or a sale of all or substantially all of our assets and our subsidiaries' assets on terms which a majority of the disinterested members of our Board of Directors determines in their good faith reasonable judgment to be superior from a financial point of view to the holders of common stock to the merger and any alternative transaction proposed by SPS International (based on the written opinion as to the financial terms thereof, with only customary qualifications, of our independent financial advisor), taking into account all the terms and conditions of such Acquisition Proposal and the merger agreement or any alternative transaction proposed by SPS International.

For additional information regarding the agreement not to solicit other offers see "THE MERGER AGREEMENT--No Solicitation of Other Offers."

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the closing date, whether before or after approval of the merger agreement by our stockholders:

     o by mutual consent of the parties to the merger agreement;

     o by either SPS International or CPI if consummation of the merger is prohibited by any order or other action of any governmental agency that is final and non-appealable;

     o by SPS International or CPI if the merger is not completed on or prior to October 29, 1999, unless the terminating party has breached the merger agreement;

     o by SPS International or CPI in the event of an uncured breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement;

     o by SPS International or CPI if the requisite approval by our stockholders of the merger and the merger agreement shall not have been obtained after a vote on the matter at the special meeting;

     o by SPS International, if (x) we or our Board of Directors shall have
       (A) withdrawn, modified or amended in any respect adverse to SPS International the Board's approval or recommendation of the merger or the merger agreement or any of the transactions contemplated by the merger agreement, (B) approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated, by any Acquisition Proposal received from a person other than SPS International or any of its affiliates or (C) resolved to do any of the foregoing or
       (y) any person or group other than SPS International, SPS Acquisition or any of their affiliates, shall have become the beneficial owner of more than 50% of our outstanding shares of common stock; and

     o by us under certain circumstances if we receive a Superior Proposal and our Board of Directors either withdraws, modifies or amends in a manner adverse to SPS International its recommendation of the merger agreement or the merger or approves a Superior Proposal.

For additional information regarding the ability of the parties to terminate the merger agreement see "THE MERGER AGREEMENT--Termination of the Merger Agreement."

TERMINATION FEES; EXPENSES

     The merger agreement provides for the payment of a fee of $9 million to SPS International if the merger agreement is terminated in certain circumstances, including the following:

     o we or our Board of Directors has withdrawn, modified or amended in any respect adverse to SPS International its approval or its recommendation of the merger or the merger agreement or any transaction contemplated thereby;

     o any person or group, other than SPS International, SPS Acquisition or any of their affiliates, shall have become the beneficial owner of more than 50% of the outstanding shares of our common stock;

     o we or our Board of Directors approves a Superior Proposal;

     o we or our Board of Directors has approved, recommended or entered into an agreement with a third party involving a merger or other business combination or sale of a substantial amount of the assets or any portion of our equity securities or the equity securities of our subsidiaries; or

     o any person or group has made or publicly disclosed an Acquisition Proposal and the merger agreement is terminated and we enter into an agreement to consummate or we consummate an Acquisition Proposal within twelve months of the termination of the merger agreement.

     See "THE MERGER AGREEMENT--TERMINATION FEES; EXPENSES" for a more detailed explanation of the circumstances under which the payment of this fee is required.

     In addition, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except that we must reimburse SPS International and SPS Acquisition for all their documented out-of-pocket expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement up to a maximum of $6 million under certain circumstances including if:

     o the merger agreement is terminated by SPS International because of our breach of any of our representations, warranties, obligations, covenants, agreements or conditions contained in the merger agreement;

     o the merger agreement is terminated by SPS International or CPI for failure to receive the approval of the holders of the common stock at the special meeting;

     o the merger agreement is terminated by SPS International because (1) we or our Board of Directors has (x) withdrawn, modified or amended in any respect adverse to SPS International its approval or recommendation of the merger or the merger agreement, (y) approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated by, any Acquisition Proposal received from a person other than SPS International or any of its affiliates or (z) resolved to do any of the foregoing or (2) any person or group (as defined in Section
       13(d) of the Securities Exchange Act of 1934) other than SPS International, SPS Acquisition or any of their affiliates, shall have become the beneficial owner of more than 50% of the outstanding shares of our common stock;

     o we terminate the merger agreement following receipt of a Superior Proposal if our Board of Directors withdraws, modifies or amends in a manner adverse to SPS International its recommendation of the merger agreement or the merger or approves a Superior Proposal;

     o any person or group has made or publicly disclosed an Acquisition Proposal and the merger agreement is terminated and we enter into an agreement to consummate or we consummate an Acquisition Proposal within twelve months of the termination of the merger agreement; or

     o the merger agreement is terminated by SPS International or CPI because the merger is not completed on or prior to October 29, 1999 as a result of any fact, circumstance or occurrence arising after the date of the merger agreement which has had or would reasonably be expected to have a material adverse effect on us.

For additional information regarding the fees and expenses that must be paid by us under certain circumstances see "THE MERGER AGREEMENT--Termination Fees; Expenses."

AMENDMENTS TO THE MERGER AGREEMENT

     The merger agreement may only be amended in writing by each of the parties thereto. After approval of the merger agreement by our stockholders, no amendment to the merger agreement may be made which by law requires further approval of the stockholders without such further approval. For additional information regarding the ability of the parties to amend the merger agreement see "THE MERGER AGREEMENT--Amendments to the Merger Agreement."

GUARANTEE BY AMERICAN SECURITIES

     CPI and American Securities entered into a letter agreement dated June 15, 1999 pursuant to which American Securities irrevocably and unconditionally guaranteed the payment to CPI of any and all amounts which are finally judicially determined to be due to CPI from SPS International following the termination of the merger agreement by CPI under certain circumstances by reason of the willful breach by SPS International or SPS Acquisition of the terms of the merger agreement. This guarantee is capped at $80 million. For additional information regarding this guarantee see "GUARANTEE BY AMERICAN SECURITIES."

DISSENTERS' RIGHTS

     Pursuant to the DGCL, any holder of our common stock (i) who files a proper demand for appraisal in writing prior to the vote taken at the special meeting and (ii) whose shares are not voted in favor of the merger agreement, shall be entitled to appraisal rights under Section 262 of the DGCL. A copy of
Section 262 of the DGCL is attached as Appendix B to this Proxy Statement. Our voting stockholders who desire to exercise their appraisal rights must not vote in favor of the merger agreement and must deliver to us a separate written demand for appraisal prior to the vote by our stockholders on the merger agreement. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform us of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal for such stockholder's shares of common stock. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of common stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. Within 120 days after the effective time of the merger, either the surviving corporation in the merger or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the merger in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights, and will appraise the shares of common stock owned by such stockholder, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be at the fair value. In such event, the Delaware Court's appraisal may be more than, less than, or equal to the merger consideration. For additional information regarding the existence and exercise of dissenters' rights see "THE MERGER--Rights of Dissenting Stockholders."

FINANCING OF THE MERGER

     We expect the total amount of funds necessary to fund the merger and related transactions and pay transaction expenses to be approximately
$483 million. We anticipate that these funds will be available to SPS Acquisition from SPS International and to SPS International from the following sources:

     o equity investments in SPS International made by affiliates of American Securities of approximately $114 million in cash;

     o an equity investment in SPS International made by the Management Investors in an aggregate amount of at least $10 million;

     o approximately $64 million of cash on hand of CPI at the effective time of the merger;

     o term borrowings by CPI totaling approximately $145 million under a senior secured term loan and revolving credit facility; and

     o either (x) the issuance and sale by us of senior subordinated notes for gross proceeds of $150 million or (y) borrowings by us of $150 million under a bridge term loan facility.

     American Securities has received financing commitment letters from Credit Suisse First Boston (the "Lender") to provide the senior secured credit facility and the bridge loan facility subject to satisfaction of certain conditions. American Securities is working with us to pursue a high yield offering of senior subordinated notes that, if successful, will eliminate the need for, or repay, the bridge loan facility.

     For information regarding the source and use of funds, including the terms and conditions of the commitment letters, see "THE MERGER--Financing of the Merger."

COMPARATIVE MARKET PRICE DATA

     Our common stock is traded on the New York Stock Exchange under the symbol "CPY." The following table sets forth the high and low sales price per share of our common stock on the New York Stock Exchange for the periods indicated. All share amounts and per share prices set forth herein have been adjusted to give effect to capital adjustments such as stock dividends and stock splits.

FISCAL YEAR ENDED                                                             HIGH        LOW
--------------------------------------------------------------------------   ------      ------
February 5, 2000
  First Quarter...........................................................   $28.81      $21.50
  Second Quarter (through July 7, 1999)...................................    34.69       27.00
February 6, 1999
  First Quarter...........................................................   $27.44      $23.18
  Second Quarter..........................................................    27.38       22.75
  Third Quarter...........................................................    25.75       18.12
  Fourth Quarter..........................................................    27.44       20.44
February 7, 1998
  First Quarter...........................................................   $19.50      $15.88
  Second Quarter..........................................................    22.13       16.00
  Third Quarter...........................................................    28.00       19.50
  Fourth Quarter..........................................................    25.19       17.25
February 1, 1997
  First Quarter...........................................................   $16.88      $14.63
  Second Quarter..........................................................    18.25       14.75
  Third Quarter...........................................................    21.13       13.88
  Fourth Quarter..........................................................    18.50       16.38

     On June 15, 1999 the last full day of trading prior to our announcement of the execution of the merger agreement, the reported high and low sales price per
share of common stock were $28.44 and $27.81. On                  , 1999, the
last full day of trading prior to the printing of this Proxy Statement, the
reported high and low sales prices per share of common stock were $       and
$       .

     Stockholders should obtain current market price quotations for our common stock in connection with voting their shares of our common stock.

DIVIDENDS

     Since February 1, 1997, we have paid the following cash dividends (and no common stock dividends) to holders of record of our common stock:

                                                                               DIVIDEND PAID
                                                         STOCKHOLDER           PER COMMON
PAYMENT DATE                                             RECORD DATE             SHARE
--------------------------------------------------   --------------------      --------------
February 24, 1997.................................   February 18, 1997             $ 0.14
May 27, 1997......................................   May 12, 1997                  $ 0.14
August 25, 1997...................................   August 18, 1997               $ 0.14
November 24, 1997.................................   November 17, 1997             $ 0.14
February 23, 1998.................................   February 17, 1998             $ 0.14
May 26, 1998......................................   May 18, 1998                  $ 0.14
August 24, 1998...................................   August 17, 1998               $ 0.14
November 23, 1998.................................   November 16, 1998             $ 0.14
March 1, 1999.....................................   February 22, 1999             $ 0.14
May 24, 1999......................................   May 17, 1999                  $ 0.14

OUR FINANCIAL INFORMATION AND PROJECTIONS
SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is certain summary historical consolidated financial information of CPI and our subsidiaries. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 6, 1999 (the "1999 Annual Report"), and from the unaudited summary consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended May 1, 1999 and May 2, 1998 (the "Quarterly Reports"), and other information and data contained in the 1999 Annual Report and the Quarterly Reports. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to, and should be read in conjunction with, such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "ADDITIONAL INFORMATION."

                                                                                                             FISCAL QUARTER
                                                              FISCAL YEAR ENDING                                 ENDING
                                                                 (IN MILLIONS)                                (IN MILLIONS)
                                      -------------------------------------------------------------------   -----------------
                                      FEBRUARY 6,   FEBRUARY 7,   FEBRUARY 1,   FEBRUARY 3,   FEBRUARY 4,   MAY 1,     MAY 2,
                                        1999          1998          1997          1996          1995         1999       1998
                                      -----------   -----------   -----------   -----------   -----------   ------     ------
CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS:
Net sales............................   $ 389.5       $ 366.7       $ 467.0       $ 526.7       $ 517.5     $ 77.7     $ 73.4
Income from operations...............      29.4          28.2          20.4          31.7          30.3       (0.7)      (1.8)
Net interest and other income
  (expense)..........................       4.3           0.2          (3.3)         (4.1)         (3.9)       0.9        1.0
Gain (loss) on sale of interest in
  Photofinishing segment.............        --          (4.2)          6.2            --            --         --         --
Interest in joint venture............        --          (3.3)         (0.5)           --            --         --         --
Income taxes.........................      11.8           8.2           8.4          10.0           9.8        0.1       (0.3)
Accounting change....................        --            --            --            --            --         --         --
Net earnings from continuing
  operations.........................      21.9          12.7          14.4          17.6          16.6        0.1       (0.5)
CONSOLIDATED CASH FLOW INFORMATION:
Capital Expenditures (excluding
  acquisitions)......................   $  15.0          21.7          34.7          48.8          75.1        4.0        3.1
CONDENSED CONSOLIDATED STATEMENT OF
  CHANGES IN SHAREHOLDER EQUITY
  (AT PERIOD END):
Earnings per share diluted...........   $  2.15       $  1.07       $  1.06       $  1.26       $  1.18     $ 0.01     $(0.05)
Earnings per share basic.............      2.21          1.09          1.07          1.27          1.18       0.01      (0.05)
Average shares outstanding
  (millions/shares)--diluted.........      10.2          11.8          13.5          14.0          14.1       10.2        9.9
Average shares outstanding
  (millions/shares)--basic...........       9.9          11.6          13.4          13.9          14.1        9.9        9.9
Dividends per share..................      0.56          0.56          0.56          0.56          0.56       0.14       0.14

CONDENSED CONSOLIDATED BALANCE SHEETS
  (AT PERIOD END):
Current assets.......................   $ 113.7       $  94.4       $  63.7       $  72.8       $  82.0     $108.5     $ 85.6
Cash and equivalents.................      76.0          15.3          21.9           8.3           9.2       66.2        6.8
Net fixed assets.....................     111.1         124.7         130.8         167.9         159.1      108.6      121.3
Total assets.........................     234.7         228.8         246.7         300.5         300.5      226.9      216.3
Employed assets......................     158.7         213.5         224.8         292.2         291.3      160.7      209.5
Current liabilities..................      35.8          47.4          50.8          64.0          69.8       30.6       37.3
Long term debt.......................      59.6          59.5          44.9          54.8          59.7       59.6       59.5
Stockholders' equity.................     116.5         102.1         139.5         174.2         166.0      116.3      101.8
Employed equity......................      40.5          86.8         117.6         165.9         156.8       50.2       95.0

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND BOOK VALUE PER SHARE

     The following table sets forth our consolidated ratios of earnings to fixed charges for each of the last two fiscal years and as of May 1, 1999 and book value per share of common stock for the years ended February 7, 1998 and February 6, 1999 and as of May 1, 1999.

                                                                                                          THREE MONTHS
                                                                  YEAR ENDED          YEAR ENDED            ENDED
                                                                  FEBRUARY 7, 1998    FEBRUARY 6, 1999    MAY 1, 1999
                                                                  ----------------    ----------------    ------------
Ratio of earnings to fixed charges(1)..........................          4.07                4.80              1.06
Book value per share outstanding(2)............................        $10.33              $11.81            $11.75

------------------
(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings before equity in earnings of affiliates and minority interests, taxes on earnings, dividends received from affiliates and "fixed charges." "Fixed charges" consists of interests and amortization of debt expense and estimated interest components of rentals.

(2) Book value per common share outstanding is calculated as total stockholders' equity divided by the number of shares outstanding at the end of the period.

CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS

     In connection with the review of CPI by American Securities and its affiliates and advisors and in the course of the negotiations between us and American Securities and its affiliates and advisors as described in "SPECIAL FACTORS--Background of the Merger," we provided American Securities, as well as other potential acquirors, with certain non-public business and financial information. The non-public information we provided included projections prepared by our management of our future operating performance. Such financial projections included estimates of consolidated revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and consolidated capital expenditures for the fiscal years 1999 through 2001 (the "CPI Projections").

     The CPI Projections do not give effect to the merger or the financing of the merger.

     We do not as a matter of course publicly disclose projections as to future revenues or earnings. The CPI Projections were not prepared with a view to public disclosure and are included in the Proxy Statement only because this information was made available to American Securities in connection with its due diligence investigation and evaluation of a potential acquisition of us. None of American Securities or any of its advisors or the Financial Advisor or any of their respective affiliates, directors or officers or CPI's independent auditors assumes any responsibility for the accuracy of the CPI Projections. The CPI Projections were not (1) prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections,
(2) prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections or (3) reviewed by an independent public accounting firm. Neither CPI's auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the CPI Projections nor have they expressed any opinion or any other form of assurances on such information or its achievability and assume no responsibility for the CPI Projections. The material assumptions underlying the CPI Projections are as follows:

     o Consolidated revenues (including the Wall Decor business and Portrait Studios business) are projected to grow at 6.0%, 5.7% and 6.1% in 1999, 2000 and 2001, respectively.

     o Consolidated EBITDA margins are projected to increase from 15.4% in 1999 to 18.5% in 2001, while EBIT margins are projected to increase from 7.3% in 1999 to 10.9% in 2001.

     These forward-looking statements reflect numerous assumptions made by our management. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, and the factors described under "Forward Looking Statements May Prove Inaccurate" all of which are difficult to predict, may cause the CPI Projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the CPI Projections will be realized. We expect that there will be differences between actual and projected results, and actual results may be materially greater than or less than those set forth below. For a discussion of certain factors that may cause actual results to differ see "--Forward-Looking Statements May Prove Inaccurate."

     The inclusion of the CPI Projections in this Proxy Statement should not be regarded as an indication that we or American Securities or our respective affiliates or advisors considered or consider the CPI Projections to be a reliable prediction of future events, and the CPI Projections should not be relied upon as such. Neither we nor American Securities nor any of our respective affiliates or advisors intends to update or otherwise revise the CPI Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the CPI Projections are shown to be in error.

     We provided to American Securities and other bidders on a confidential basis the following CPI Projections:

                                                                                     FISCAL YEAR
                                                                                    (IN MILLIONS)
                                                                          ---------------------------------
                                                                          1999P       2000P          2001P
                                                                          ------    -------------    ------
Consolidated Sales.....................................................   $413.0       $ 436.4       $463.1
Consolidated EBITDA....................................................   $ 63.7       $  73.1       $ 85.6
Consolidated EBIT......................................................   $ 30.3       $  38.5       $ 50.3
Consolidated Capital Expenditures......................................   $ 28.2       $  38.2       $ 19.3

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CPI Corp. (we refer to ourselves collectively with our predecessor corporations as "we" or "us") for a special
meeting of stockholders to be held on            , 1999 at            central
daylight savings time, at CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103, or at any adjournment thereof. Shares represented by properly executed proxies received by CPI will be voted at the special meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, our stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 15, 1999 among CPI, SPS International Holdings, Inc., a Delaware corporation, and SPS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of SPS International.

     The merger agreement provides for the merger of SPS Acquisition with and into CPI. Upon the merger the separate corporate existence of SPS Acquisition will cease, and we will be the surviving corporation. Pursuant to the merger:

     o each outstanding share of our common stock, par value $0.40 (other than (1) any shares of common stock which are held by any of our subsidiaries or in our treasury or which are held by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition), all of which will be canceled and none of which will receive any payment with respect to the merger; and (2) shares of our common stock as to which appraisal rights have not been forfeited under the Delaware General Corporation Law ("DGCL"), if effective notice of exercise of appraisal rights with respect to such shares under Section 262 of the DGCL was required and given prior to the effective time of the merger ("Dissenting Shares")), will be converted into the right to receive an amount in cash equal to $37.00 per share, without interest thereon;

     o each outstanding share of SPS Acquisition will be converted to a share of the surviving corporation in the merger; and

     o each of our stock options issued and outstanding at the effective time of the merger will be converted into the right to receive a cash payment equal to the difference between $37.00 and the exercise price per share of such options.

Holders of Dissenting Shares ("Dissenting Stockholders") will be entitled to receive from the surviving corporation in the merger a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in
Section 262 of the DGCL, but after the effective time of the merger such shares will not represent any interest in the surviving corporation in the merger other than the right to receive such cash payment. See "THE MERGER--Rights of Dissenting Stockholders." A copy of the merger agreement is attached as Appendix A to this Proxy Statement.

VOTING RIGHTS; AGREEMENTS TO VOTE; VOTE REQUIRED FOR APPROVAL

     The record date for the special meeting is the close of business on
                 , 1999. At that date, there were approximately         holders
of record of common stock and           shares of our common stock outstanding.
Each share of our common stock entitles its holder to one vote concerning all matters properly coming before the special meeting. Any stockholder entitled to vote may vote either in person or by duly authorized proxy. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum. The merger agreement must be approved by the holders of at least a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the effect of a vote AGAINST approval of the merger. Votes will be tabulated by our transfer agent, Harris Trust and Savings Company.

     Alyn V. Essman, Russell Isaak, Patrick J. Morris, Barry Arthur and Fran Scheper have agreed with SPS International to vote shares representing 2.94% of our outstanding shares of common stock in favor of the merger at the special meeting and against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement of ours contained in the merger agreement or would impede, interfere with, delay or prevent the consummation of the merger. Accordingly, the affirmative vote of holders of common stock representing more than an additional 47.06% of our outstanding shares of common stock is required for approval of the merger. Each of our directors and executive officers has indicated that he or she intends to vote his or her shares of common stock in favor of the merger. See "--CPI's Reasons for the Merger; Recommendation of Our Board of Directors" and "--Interests of Certain Persons in the Merger."

VOTING AND REVOCATION OF PROXIES

     All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS PROPERLY MAY BE PRESENTED AT THE SPECIAL MEETING.

     The stockholder giving the proxy may revoke it by:

     o delivering a written notice of revocation to our Secretary at our principal office at the address set forth above at any time before the commencement of the special meeting or any adjournment thereof;

     o attending and voting at the special meeting in person; or

     o executing and delivering to our Secretary a proxy bearing a date and time later than that of the proxy to be revoked.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

     Our Board of Directors is not currently aware of any business to be brought before the special meeting other than that described herein. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to our best interests.

SOLICITATION OF PROXIES

     We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares of our common stock which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by our officers and regular employees. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services.

     We have also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees, and fiduciaries and will pay that firm a base fee of $6,500 and out-of-pocket expenses.

     We are mailing this proxy material to stockholders commencing on or about
             , 1999.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     From time to time we have engaged in discussions with various parties regarding acquisitions and dispositions of assets and/or businesses. These discussions include those that resulted in the sale of our photofinishing operations to Eastman Kodak Company and discussions with management of Prints Plus regarding a possible sale of that business to Prints Plus' management.

     In the first half of 1998, our Board of Directors, with the assistance of its financial and legal advisors, undertook an examination of our strategic alternatives in an effort to identify ways to enhance stockholder value. This examination arose out of our Board's belief that (a) historical trading prices for our common stock did not reflect the long-term value inherent in our stock and (b) the paucity of compelling productive uses of the significant cash balances being generated by our businesses. The possible alternatives discussed by the Board included a range of strategic transactions, a recapitalization of CPI or continuing to operate the business in accordance with our strategic plan.

     At a special meeting of the Board on May 16, 1998, called for the purpose of continuing discussions on possible strategic alternatives, the Board authorized senior management acting through Credit Suisse First Boston Corporation (the "Financial Advisor"), our financial advisor, to initiate the confidential exploration of a strategic transaction. Subsequent to such engagement and as authorized by our Board, the Financial Advisor contacted a limited number of potential strategic acquirors. Several exploratory meetings were held between senior executives and some parties signed confidentiality agreements. Each of these parties, however, indicated that it would not pursue a strategic acquisition or other strategic alliance with us. The Financial Advisor reported this to our Board at a meeting on September 3, 1998.

     At a meeting of the Board on November 5, 1998, Alyn V. Essman, our Chairman of the Board and Chief Executive Officer, reviewed the status of our strategic planning efforts. The Board had further discussions regarding ways to enhance stockholder value and authorized management to continue working with the Financial Advisor to identify options for consideration by the Board.

     At Board meetings on December 3, 1998 and January 12, 1999, our Board discussed, with the advice and assistance of the Financial Advisor and our legal advisor, White & Case, LLP, further alternatives available to us to enhance stockholder value in light of the lack of interest on the part of strategic partners. The alternatives discussed included:

     o continuation of our open market stock repurchase program;

     o a significant self-tender offer;

     o a leveraged recapitalization of CPI;

     o a leveraged buyout of CPI by a financial buyer;

     o strategic acquisitions; and

     o continuing to operate our business in accordance with the business plan.

     During these deliberations, and based on the advice of the Financial Advisor, the Board noted that continuation of our open market repurchase program was not likely to result in meaningful enhancement of stockholder value because of the difficulty in purchasing significant amounts of our common stock due to the historically low trading volume in our common stock, and because such stock purchases would reduce the liquidity of our common stock. The reduced liquidity would make it more difficult for continuing stockholders to realize full value for their shares of common stock in the open market and could depress trading prices for the common stock. Based on the advice of the Financial Advisor, the Board noted that a significant self-tender offer would entail the same problems with reduced liquidity and that they would be more acute, particularly in light of the two self-tender offers that we had recently completed. The Board discussed with the Financial Advisor the lack of available acquisition candidates that were likely to enhance stockholder value. Based on the advice of the Financial Advisor, the Board discussed the impact of a leveraged recapitalization of us, noting that it would result in the public stockholders retaining an equity "stub" which would be difficult to value and that, overall, it was not likely to yield better value than a purchase of all the public stockholdings in us by a financial buyer. Specifically, a recapitalization of CPI could constrain strategic opportunities, lead to further illiquidity in the market, restrain future share repurchases and further reduce the equity base of CPI. Additionally, the Board noted that a sale to a strategic or financial buyer would likely create more value to the shareholders of CPI than a recapitalization.

     At the December 3rd meeting, White & Case advised our Board regarding its fiduciary duties under applicable law. Additionally, the members of the Board who are not our employees (the "Independent Directors") met separately to discuss, with the advice and assistance of White & Case, the alternatives discussed by the full Board and determined to request that management work with the Financial Advisor to determine whether or not changes could be made to our strategic business plan that were achievable and, if implemented, would provide stockholder value superior to a purchase of CPI by a financial buyer.

     At the January 12th meeting, the Board further discussed the potential stockholder values to be achieved under alternative scenarios, including through adjustments to our business plan, as well as potential risks and outcomes. The Independent Directors again met separately with White & Case to engage in additional deliberations regarding the alternatives presented to the Board and to receive advice regarding their fiduciary duties. The Independent Directors requested that an additional financial advisor perform an independent review of the analyses previously furnished by the Financial Advisor to the Board, the information available to the Board in connection with its decision to solicit potential indications of interest in an acquisition of CPI and the auction protocol that the Financial Advisor proposed to undertake. The Independent Directors preliminarily determined to retain A.G. Edwards & Sons, Inc., if it would act in such capacity. The Independent Directors further directed that, while A.G. Edwards undertook its review, the Financial Advisor undertake preparations for a potential confidential auction of CPI to financial buyers.

     At the January 12th meeting, the Independent Directors appointed Nicholas
L. Reding as "lead independent director" to supervise any auction process that might ensue and any negotiations that might result with a financial buyer. This appointment was made in anticipation of the possibility that management, including certain members of the Board, might be invited by a financial buyer to have an equity participation in any buyout.

     On January 14, 1999, Mr. Reding and Lee Liberman, an Independent Director, met with representatives of A.G. Edwards to review its credentials and negotiate the terms of its engagement. A.G. Edwards began its analysis promptly after the January 14 meeting. On January 21, 1999, we executed a formal engagement letter retaining A.G. Edwards to perform the review discussed above.

     At a meeting of the Independent Directors on February 4, 1999, A.G. Edwards presented the results of its review to the Independent Directors who met separately with A.G. Edwards and White & Case for this purpose. Based upon its review of CPI, and subject to certain assumptions set forth in its presentation to the Independent Directors, A.G. Edwards concluded:

     o Nothing came to A.G. Edwards' attention which caused A.G. Edwards to disagree with the recommendations of the Financial Advisor to the Board as set forth in the December 1998 and January 1999 Board presentation materials;

     o Nothing came to A.G. Edwards' attention which caused A.G. Edwards to believe that the Board did not have adequate financial advice on which to base good faith business judgment for the best interests of shareholders; and

     o CPI planned an appropriate sale protocol to promote competition among bidders, avoid potential conflicts with management and maximize shareholder value.

     After discussions with A.G. Edwards and White & Case, the Independent Directors determined to pursue a confidential auction of CPI to be managed by the Financial Advisor. The full Board then convened and authorized the Financial Advisor to undertake such an auction on our behalf, subject to further review by the Board of terms proposed by potential bidders and ultimate board approval of any transaction.

     Prior to commencing the confidential auction, we, through our Financial Advisors, contacted officers of Sears to discuss the possibility of selling CPI to a financial buyer. Sears indicated that it would not object to CPI's pursuit of a transaction with a financial buyer.

     From February through mid-March, the Financial Advisor approached 31 potential financial buyers and provided limited information to determine whether such buyers would be interested in purchasing all of our outstanding shares. The potential acquirers were selected based on:

     o experience with acquisitions in similar or related markets;

     o perceived ability to complete a transaction; and

     o discussions with our senior management and the Independent Directors.

     At a meeting on March 4, 1999, the Board resolved that we pay a $25,000 stipend to the lead independent director in consideration for the additional time and effort required to oversee the exploration of and preparation for the possible sale of CPI to a financial investor.

     At a special meeting of the Board on March 25, 1999, the Financial Advisor reported that 25 potential buyers executed confidentiality agreements and received a confidential information memorandum regarding CPI. Five of these potential financial buyers indicated interest in further exploring an acquisition of CPI. The Financial Advisor identified each of the parties who had returned indications of interest, their previous experience in similar types of acquisitions and the value of the preliminary indications of interest, which ranged from $32.00 to $36.00 per share. The Financial Advisor also related its assessment of each party's level of interest and capacity to proceed.

     Between mid-April and mid-May, we provided the five interested parties with access to a data room in New York, New York containing detailed business and legal information regarding CPI. During this time, representatives of each of the interested parties also attended presentations by our senior management. Additionally, the five interested parties each received a draft merger agreement to which the interested parties were asked to provide the modifications, if any, that they would require as part of their binding offers. On April 27, 1999, the Financial Advisor delivered a letter to each of the interested parties describing the final procedures for the submission of binding offers to purchase CPI.

     On May 17 and 18, 1999, the Financial Advisor received formal offers to purchase CPI from four interested parties. Each of these parties indicated in its offer an expectation that our management would have a significant continuing equity participation in the surviving corporation of the proposed transaction. Bidder No. 1 offered an all cash purchase price of $33.00 per share supported by commitment letters for senior and subordinated debt financing of a significant portion of the purchase price. Bidder No. 2 offered an all cash purchase price of $34.25 per share (and subsequently made an increased offer of $35.00 per share and orally indicated a willingness to increase its offer to $35.50), also supported by commitment letters for senior and subordinated debt financing of a significant portion of the purchase price. Bidder No. 3 offered merger consideration consisting of $35.00 per share in cash and a share of a series of preferred stock of the surviving corporation in the merger with a nominal value of $2.00 per share. Bidder No. 3's offer was supported by a commitment letter for the senior bank portion of the financing required to consummate the transaction. Bidder No. 3's offer also included a significant subordinated debt component which was not supported by a commitment letter, but was only supported by a "highly confident" letter. The subordinated debt components of the financing for each of the other offers were supported by bridge loan commitment letters. American Securities offered an all cash purchase price of $36.75 per share supported by commitment letters for senior and subordinated debt financing of a significant portion of the purchase price. American Securities' offer also required that certain members of management of CPI agree to participate in the transaction.

     On May 18 and 19, 1999, representatives of the Financial Advisor and White & Case reviewed with the lead independent director the various offers that had been proposed by all the bidders. The lead independent director concurred with the Financial Advisor's view that American Securities and Bidder No. 2 presented the most compelling offers in terms of price, financing and ability to consummate the transaction. The lead independent director discussed the offers with each of the Independent Directors who concurred with the lead independent director's view. Bidder No. 1's offer was significantly inferior from a price perspective to each other bid. It was noted that Bidder No. 3 presented an offer that was not supported fully by committed financing. The Financial Advisor also noted that the offer included a non-cash component that, although difficult to value, reflected an estimated actual value based on the indicative term sheet of significantly less than the $2.00 per share nominal amount ascribed to such component in Bidder No. 3's offer letter. The Financial Advisor also noted that Bidder No. 3's offer entailed a significantly higher debt component than any other offer, thereby making it less likely to be consummated than the other offers. The management directors were also informed of the various offers that had been received.

     Subsequently, on May 19, 1999, representatives of the Financial Advisor and White & Case, at the direction of the lead independent director after consultation with the other Independent Directors, telephoned representatives of American Securities and Bidder No. 2 to inquire whether either bidder would entertain a transaction that was not conditioned on obtaining financing for the transaction and requesting certain other clarifications of the offers, including with respect to deal structure and whether or not Bidder No. 2 would be willing to increase its purchase price. The representative of American Securities confirmed that it would not remove the financing condition from its offer. The representative of Bidder No. 2 indicated that it would consider removing the financing condition and possibly increasing its bid and that it would respond shortly after completing certain additional due diligence. Bidder No. 2 subsequently raised its offer to $35.00 per share (including a financing condition) and indicated that it would be able to proceed without a financing condition but at a substantially reduced purchase price of $31.00 per share in cash. Bidder No. 2 later orally indicated a willingness to raise its offer to $35.50 per share, in a transaction with a financing condition.

     On May 20, 1999, at the direction of the lead independent director after consultation with the other Independent Directors, the Financial Advisor sought to procure an increase in the American Securities offer. As a result of these negotiations, American Securities indicated that it was willing to increase its offer to $37.00 per share. After consultation with the other Independent Directors, the lead independent director then directed White & Case to begin negotiations with Simpson Thacher & Bartlett, legal counsel to American Securities, for a definitive merger agreement. From May 21, 1999 to June 15, 1999, White & Case and the Financial Advisor, on our behalf, negotiated with American Securities and Simpson Thacher & Bartlett regarding the terms of the definitive merger agreement and the financing commitment letters. American Securities had indicated in its bid that its offer was conditioned upon certain members of our management being equity participants in SPS International. After significant progress had been achieved in the negotiation of the merger agreement, the lead independent director then authorized, after consultation with the other Independent Directors, American Securities to approach our management to negotiate the terms and conditions of management's participation as equity investors in SPS International. Thereafter, management, using separate legal counsel, negotiated with American Securities the terms and conditions of management's investment in SPS International. Our Financial Advisor and White & Case kept the Independent Directors informed of all significant developments throughout the course of the negotiations. The management directors were also informed of significant developments in the negotiations regarding the merger agreement.

     During the course of the merger agreement negotiations, American Securities indicated that before it would consummate the merger it required a meeting with appropriate officers of Sears, Roebuck and Co. to discuss with Sears the nature of its relationship with CPI and to confirm that Sears would be comfortable with the change in control entailed in the merger. Our representatives insisted that such meeting occur before we would execute a definitive merger agreement and that the consummation of the merger not be conditioned on the completion of new arrangements with Sears. Therefore, as discussions advanced on the merger agreement, we arranged a meeting with the Chief Executive Officer of Sears to address matters raised by American Securities. The meeting with Sears' Chief Executive Officer occurred on May 26, 1999 and was attended by Alyn V. Essman, Russell Isaak and two representatives of American Securities. Later that day, a representative of American Securities telephoned the Financial Advisor and indicated that it was satisfied with the outcome of the meeting with Sears, but that American Securities would require certain amendments to our license agreements with Sears (the "Sears License Agreements") that would eliminate Sears' ability to terminate the Sears License Agreement at any time on 90 days' notice without cause.

     Shortly after being informed of American Securities' position, during the evening of May 26, 1999, our Board (which included a majority of Independent Directors) proceeded with a meeting that previously had been scheduled for the purpose of considering the approval of the merger and the draft form of merger agreement as it existed at that time. Together with the Financial Advisor and White & Case, the Board considered American Securities' $37.00 per share cash offer, the terms of the draft merger agreement presented to the Board and the other transactions contemplated thereby. A representative of White & Case again reviewed with the directors their legal duties in connection with their consideration of the American Securities offer. White & Case also reviewed with the Board the terms and conditions of the draft merger agreement as negotiated to that time and the terms of the commitment letters for the debt financing required to consummate the merger. The Financial Advisor also presented its analysis of the $37.00 per share offer, from a financial point of view. The Financial Advisor once again reviewed the confidential auction process and the bids received as a result of the auction process. Alyn V. Essman provided a description of the terms and conditions of the arrangements that had been negotiated with the Management Investors for their equity investment in SPS International. The Board discussed American Securities' offer in detail and questioned the Financial Advisor regarding certain aspects of its valuation analysis and methodologies. The Board determined to continue negotiations of the unresolved issues in the merger agreement, including the negotiation of the required amendments to the Sears License Agreements and directed White & Case and the Financial Advisor to continue negotiating with American Securities and its representatives to finalize the merger agreement. The Board determined, however, that it would not execute any merger agreement until those amendments had been fully negotiated with Sears.

     From May 26, 1999 to June 15, 1999, White & Case and the Financial Advisor continued negotiating with American Securities and its representatives to finalize the merger agreement. During these negotiations, White & Case and the Financial Advisor frequently conferred and sought direction from the lead independent director and the lead independent director, in turn, frequently conferred with the other Independent Directors. White & Case and the Financial Advisor also kept the management directors informed of developments regarding the negotiations. Simultaneously, we negotiated with Sears the terms of the amendments to the Sears License Agreements required by American Securities and advised American Securities of the terms of such amendments. On June 15, 1999 negotiations regarding the merger agreement were concluded, subject to approval of our Board, and we concluded our negotiations regarding the amendments to the Sears License Agreements. American Securities informed our representatives that American Securities was satisfied with the terms and conditions of the amendments to the Sears License Agreements and the merger agreement and would be prepared to finalize the merger agreement.

     We convened a meeting of the Board of Directors on June 15 to consider together with the advice of White & Case and the Financial Advisor the final terms of the merger agreement. Immediately following the convening of the meeting Messrs. Essman, Isaak and Morris (the "Interested Directors") were excused. White & Case updated the Independent Directors as to the process of negotiating the merger agreement and again advised the Independent Directors regarding their fiduciary duties. White & Case reviewed the significant revisions to the merger agreement made since the prior draft reviewed by the Board of Directors. The Independent Directors asked questions about the terms of the merger agreement, and White & Case answered the questions of the Independent Directors. After the Independent Directors indicated that they understood the changes made to the merger agreement since the prior draft, White & Case reviewed CPI's obligation, in certain circumstances, to pay a termination fee to SPS International and to pay the expenses of SPS International. For a discussion of these fees and expenses and the circumstances under which CPI might be required to pay them, see "THE MERGER AGREEMENT--Termination Fees; Expenses." The Independent Directors discussed with White & Case the circumstances which could lead to the payment of a termination fee and expenses.

     The Independent Directors also discussed the terms and conditions of the financing commitment letters obtained by American Securities. For additional information regarding the financing see "THE MERGER--FINANCING OF THE MERGER." After the Independent Directors considered the terms and conditions of the financing, the Financial Advisor rendered an oral opinion, subsequently confirmed in writing, that the consideration to be received by our stockholders in the merger is fair from a financial point of view to the stockholders, other than stockholders of CPI who will have an equity interest in SPS International after the merger. See "--Opinion of Financial Advisor." The Financial Advisor reviewed the process implemented by CPI over the last year to attract the $37.00 per share offer and again reviewed its valuation analysis. The Independent Directors indicated their willingness to approve and declare advisable the merger agreement pending reconfirmation from the Interested Directors as to our ability to satisfy certain financial conditions to the financing commitment letters and subject to the receipt of executed documents from American Securities. See "--CPI's Reasons for the Merger; Recommendation of our Board of Directors."

     The Interested Directors then joined the meeting of the Board of Directors. The Interested Directors confirmed their belief that we would be able to satisfy all financial conditions in the financing commitment letters. At that time, each of the Interested Directors resolved to approve and declare advisable the merger agreement and the merger. At that point, the Interested Directors left the meeting of the Board of Directors. After further discussions, the Independent Directors unanimously determined to approve and declare advisable the merger agreement and the merger. See "--CPI's Reasons for the Merger; Recommendation of our Board of Directors." Following the meeting, we, SPS International and SPS Acquisition executed the merger agreement and issued a joint press release announcing the transaction.

     A copy of the written materials provided by the Financial Advisor and distributed to the Board at the May 26, 1999 meeting has been filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and is available for inspection and copying at our principal executive offices during our regular business hours by any stockholder. A copy of such materials will be provided to any stockholder upon written request and at the expense of the requesting stockholder.

OPINION OF FINANCIAL ADVISOR

     On June 15, 1999, the Financial Advisor delivered its written opinion to our Board of Directors that, as of such date, the merger consideration to be received by our stockholders in the merger is fair to such stockholders, other than the stockholders who will have an equity investment in SPS International after the merger, from a financial point of view. The amount of such consideration was determined pursuant to extensive negotiations between CPI and American Securities. We did not impose any limitations with respect to the investigations made or the procedures followed by the Financial Advisor in rendering its opinion.

     The full text of the opinion of the Financial Advisor which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached as Appendix C to this Proxy Statement, and is incorporated herein by reference. Stockholders are urged to read the opinion in its entirety. The summary of the opinion of the Financial Advisor set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. The Financial Advisor's opinion is directed only to the consideration received by the stockholders and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting. As noted in the Financial Advisor's opinion, the Financial Advisor has informed us that one of its affiliates will provide financing in connection with the merger and that such affiliate will receive compensation for such financing.

     We, acting through the Independent Directors, retained Credit Suisse First Boston Corporation to act as our exclusive financial advisor in connection with the merger. Our Independent Directors selected the financial advisor based on the Financial Advisor's qualifications, expertise and reputation, as well as the Financial Advisor's investment banking relationship and familiarity with CPI. Since early 1996, the Financial Advisor has served as our investment banker and has advised us in connection with various transactions.

     In connection with the Financial Advisor's engagement, we requested that the Financial Advisor evaluate the fairness of the merger consideration to be received by our stockholders from a financial point of view. On June 15, 1999, the Financial Advisor rendered to our Board a written opinion to the effect that, as of that date and based upon and subject to matters stated in their opinion, the merger consideration to be received by our stockholders other than stockholders of CPI who will have an equity interest in SPS after the merger, was fair from a financial point of view.

     The Financial Advisor's opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by the Financial Advisor in rendering its opinion. The full text of the opinion is attached as Appendix C to this Proxy Statement and is incorporated by reference in its entirety. CPI stockholders are urged to, and should, read the Financial Advisor's opinion carefully and in its entirety. The Financial Advisor's opinion addresses only the fairness of the merger consideration to be received by our stockholders, other than stockholders of CPI who will have an equity interest in SPS after the merger from a financial point of view as of the date of the Financial Advisor's opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting. The summary of the Financial Advisor's opinion in this proxy statement is qualified in its entirety by reference to the full text of the Financial Advisor's opinion.

     In arriving at its opinion, the Financial Advisor reviewed certain publicly available business and financial information relating to CPI, as well as the merger agreement. The Financial Advisor also reviewed certain other information that we provided to it as well as estimates of our future performance. The Financial Advisor discussed with our management the business and prospects of CPI.

     The Financial Advisor considered certain of our financial and stock market data, and the Financial Advisor compared that data with similar data for other publicly held companies in businesses similar to ours. The Financial Advisor also considered the financial terms of certain other transactions which have been recently effected. The Financial Advisor also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, the Financial Advisor did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. The Financial Advisor assumed that any financial forecasts used in its analysis had been prepared on bases reflecting the reasonably available estimates and judgments of our management as to our future financial performance. In addition, the Financial Advisor did not make an independent evaluation or appraisal of our assets or liabilities, nor was the Financial Advisor furnished with any such evaluations or appraisals. The Financial Advisor's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Financial Advisor's opinion.

     The following is a summary of the material financial analyses performed by the Financial Advisor in connection with the preparation of the Financial Advisor's opinion, and reviewed with our Board in meetings held on May 26, 1999 and June 15, 1999. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by the Financial Advisor, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

     Discounted Cash Flow Analysis. The Financial Advisor estimated the present value of future streams of unlevered free cash flows that CPI could produce on a stand-alone basis through fiscal year 2009 based on its extrapolation of the CPI Projections. This ten-year forecast incorporates a compound annual growth rate in sales of approximately 4% over the entire forecast period with higher annual growth rates assumed in the early years. The forecast also assumes that EBITDA margins expand from 15.4% in 1999 to 18.5% in 2001 and remain stable thereafter. EBIT margins, assumed to increase from 7.3% in 1999 to 10.9% in 2001, are forecasted to expand to 14.5% by 2005 based upon a projected decline in capital expenditures and related decline in depreciation. A range of estimated terminal values for CPI was calculated by applying multiples ranging from 4.5x to 6.5x to the projected 2009 EBITDA of CPI. This terminal multiple range was chosen based on an analysis of public trading multiples, industry acquisition precedents and CPI's historical and prospective financial performance. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 10% to 12%. As a part of this discounted cash flow analysis, the Financial Advisor also performed a sensitivity analysis based on ten-year compound growth rates in sales ranging from 1% to 5% and assuming a projected EBITDA margin range of 13% to 17%. In determining the enterprise value set forth below, the Financial Advisor narrowed the focus of its sensitivity analysis with respect to these ranges (2% to 4% compound annual sales growth rate and 15% to 17% projected EBITDA margins). Over the past five years, CPI's EBITDA margin, adjusted for divested operations, has ranged from 13.5% to 15.8%. Based upon management's projected decline of future capital expenditures and related decline in depreciation, EBIT margins were projected to expand to a high of approximately 11% assuming an average 15% EBITDA margin and to a high of approximately 13% assuming an average 17% EBITDA margin. The Financial Advisor estimated the range of present values of free cash flow based on the sales growth and margin sensitivities just described. Viewed together, the analysis of CPI Projections and the sensitivity analysis result in a range of $315 to $490 million of enterprise value, or approximately $31 to $46 per share.

     Comparable Trading Analysis. None of our direct competitors trades publicly. Accordingly, the Financial Advisor analyzed public companies that are in related consumer services industries that have similar growth and operating characteristics. For example, the Financial Advisor analyzed multiples for Cole National and Finlay Fine Jewelry, which, like CPI, are licensed businesses that operate under the constraints of a host retailer. These businesses have similar market capitalizations to CPI. The Financial Advisor also analyzed multiples for Jostens and American Greetings which, like CPI, are both mature commemorative products companies. These two businesses, however, have significantly larger market capitalizations than CPI. Moto Photo and Seattle Film Works, both photofinishing companies, were also analyzed but are viewed as less reliable comparable companies due to their smaller size and minimal research coverage. Historical trading multiples of PCA International, CPI's principal competitor in the portrait studio industry, were also analyzed. PCA International is no longer a publicly traded company having been purchased in a leveraged buyout in April of 1998. Over the last year, CPI has generally traded in a range of 4.0x--4.5x trailing EBITDA and 12.0x--15.0x one-year forward net income. The following table provides enterprise value to EBITDA and price to earnings multiples for the aforementioned companies:

                                                     ENTERPRISE VALUE/              EQUITY VALUE/
                                                     EBITDA MULTIPLES            NET INCOME MULTIPLES
                                                    -------------------          --------------------
COMPANY                                             LTM           1999E          1999E          2000E
-------------------------------------------------   ----          -----          -----          -----
Cole National....................................   4.3x          4.1x            7.4x           7.4x
Finlay Fine Jewelry..............................   4.4x            NA            6.7x           6.1x
Jostens, Inc.....................................   6.8x          6.1x           12.5x          11.0x
American Greetings...............................   6.4x          7.9x           13.1x          10.9x
Moto Photo.......................................   6.5x            NA           12.9x          10.3x
Seattle Filmworks................................   7.6x            NA             NMF           7.8x

Applying these multiples to the corresponding financial data for CPI, after adjustment for net debt and assuming the exercise of options using the treasury stock method, resulted in an implied total enterprise value reference range for CPI of approximately $240 million to $300 million or approximately $24 to $29 dollars per share.

     Comparable Acquisition Analysis. Using publicly available information, the Financial Advisor analyzed the purchase prices and implied transaction multiples paid in selected merger and acquisition transactions involving companies in the consumer services industry, consisting of the following:

                                                              ADJUSTED PURCHASE PRICE AS A MULTIPLE OF LTM
                                                          -----------------------------------------------------
                                                                       OPERATING        OPERATING         NET
ACQUIROR                               TARGET             SALES        CASH FLOW        INCOME           INCOME
------------------------------   ------------------       -----        ---------        ---------        ------
Hallmark......................   Picture People              NA             NA               NA              NA
Jupiter Partners..............   PCA International         1.2x           7.0x            12.4x           26.1x
PCA International.............   American Studios          0.6x          16.8x              NMF             NMF
Eastman Kodak.................   Fox Photo                 0.6x           9.6x              NMF              NA
Eastman Kodak.................   Qualex                    0.7x             NA               NA              NA
CPI Corp......................   Prints Plus               0.3x           2.7x             4.5x            8.9x
CPI Corp......................   Fox Photo                 0.9x           5.1x             9.0x           10.2x
Qualex........................   Guarden Photo             0.8x             NA               NA              NA
Jostens.......................   School Pictures           1.3x           5.3x             6.1x           10.1x

     All multiples for the selected transactions were based on information available at the time of announcement of the transaction. Applying these multiples, which would normally be expected to reflect a portion of the anticipated synergies from the transaction, to corresponding financial data of CPI after adjustment for net debt and cash, resulted in an implied total enterprise value reference range for CPI of approximately $300 million to $425 million or approximately $29--$40 per share.

     Leveraged Buyout Analysis. Based on the purchase price and financing structure proposed by SPS International, the pro forma implied equity returns and credit statistics are in line with typical leveraged buyout parameters. Based on the CPI Projections and assuming traditional leveraged equity returns in the range of 20% to 35%, the Financial Advisor's leveraged buyout analysis resulted in an implied total enterprise value range of $325 million to $400 million, or approximately $31 to $38 per share.

     In preparing the Financial Advisor's opinion, the Financial Advisor performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The Financial Advisor believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Financial Advisor's opinion. In addition, the Financial Advisor may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be the Financial Advisor's view of the actual value of CPI. In performing its analyses, the Financial Advisor made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by the Financial Advisor are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of the Financial Advisor's analysis of the fairness of the merger consideration to be received by our stockholders, other than the stockholders who will have an equity interest in SPS International after the merger, from a financial point of view and were provided to our Board in connection with the delivery of the Financial Advisor's opinion.

CPI'S REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Each member of our Board of Directors has determined that the merger is fair to and in the best interests of CPI and our stockholders, has approved and declared the advisability of the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that our stockholders vote for adoption of the merger agreement. Our Board held meetings on December 3, 1998, January 12, 1999, February 4, 1999, March 4, 1999,
March 25, 1999, May 6, 1999, May 26, 1999 and June 15, 1999 to receive advice and presentations from our financial advisors and White & Case regarding strategic alternatives available to us to enhance stockholder value, the conduct and status of a confidential auction for the sale of CPI to a financial buyer, and the current status of negotiations and the evolving terms of the merger agreement. The presentations by our financial and legal advisors described and explained, among other things, the terms and conditions of each of the offers presented by those parties who submitted offers for the purchase of CPI and of the proposed merger and merger agreement as well as the fiduciary duties applicable to our Board in the evaluation of the proposed transaction. The Independent Directors, in discussing the merger, were aware of the special interests of the Management Investors in the transaction and considered those interests and/or conflicts in making their evaluation. See "--Interests of Certain Persons in the Merger."

     In reaching its conclusion to approve the merger agreement and to recommend adoption of the merger agreement by our stockholders, our Board considered the factors described below. The following discussion of the factors considered by the Board is not intended to be exhaustive but identifies the material factors considered by the Board.

     (1) The historical market prices and recent trading activity of our common stock and the fact that the merger consideration would enable stockholders to realize a premium over the prices at which our common stock has historically traded. The Board also noted that the common stock has not traded at or higher than $37.00 per share at any time and that the merger consideration represented a 32% premium over the highest trading price of the common stock during the three previous fiscal years. The Board also noted that the $37.00 per share merger consideration represented a 36% and 33% premium over the closing market prices on February 4, 1999 (the date on which the Board authorized the Financial Advisor to initiate the confidential auction) and June 15, 1999 (the date on which the Board of Directors approved the merger), respectively. The Board also considered the relationship between the merger consideration and our reported earnings and certain other measures.

     (2) The presentation and analysis of us made by the Financial Advisor and its opinion that the proposed consideration to be received by our stockholders was fair from a financial point of view to our stockholders other than the stockholders who will have an equity interest in SPS International after the merger. See "--Opinion of Financial Advisor." A copy of the Financial Advisor's opinion, setting forth the assumptions made and matters considered, is attached as Appendix C to this Proxy Statement and should be read in its entirety.

     (3) The condition, prospects and strategic direction of our business, including the increased competition in our markets and the resulting pricing pressures, significant capital expenditures yet to be made in the business and a lack of other compelling uses for the cash balances generated by our businesses.

     (4) The scope of efforts to effect a transaction for us. The Board considered that in 1998 we had discussions with several potential strategic acquirors each of which indicated that it would not pursue a strategic acquisition of CPI. The Board considered the recommendation of the Financial Advisor that a confidential auction involving potential financial acquirors was likely to produce the greatest value to stockholders. The Board considered the fact that we, through the Financial Advisor, contacted 31 prospective purchasers, 25 of which executed confidentiality agreements and received a confidential information memorandum, resulting in five preliminary offers and four final offers by prospective purchasers who conducted detailed legal and business due diligence, and the fact that American Securities' offer was the highest offer received. In addition, the Board considered alternatives to enhance stockholder value including continued open market stock repurchases, a significant self-tender offer, a leveraged recapitalization of CPI, a leveraged buyout of CPI by a financial buyer, and continuing to operate the business in accordance with its business plan.

     (5) The likelihood of the consummation of the proposed transaction, the existence of signed financing commitments, the proposed structure of the transaction and anticipated closing date, and the significant size of funds under the management of American Securities.

     (6) The terms and conditions of the merger and the merger agreement, including the amount and form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, and the absence of future obligations of the stockholders. The Board also considered that the terms and conditions of the merger agreement do not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging competing bids and that, subject to the satisfaction of certain conditions, the Board would be able to withdraw or modify its recommendation to the stockholders regarding the merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction becomes available prior to the consummation of the merger. See "THE MERGER AGREEMENT."

     (7) The financial ability and willingness of American Securities to consummate the merger. The merger agreement conditions SPS International's obligation to consummate the merger on obtaining financing for the merger. The Board reviewed, with the advice of its financial and legal advisors, commitment letters for debt financing to be provided by SPS International's lenders. Based on the foregoing, the Board did not view as unreasonable the risk that the financing condition of the merger agreement would not be satisfied.

     (8) Sears' consent to the merger and approval of the amendments to the Sears License Agreements required by American Securities. The merger agreement conditions SPS International's obligation to consummate the merger on obtaining Sears' consent to the change of control entailed in the merger. The merger agreement is not conditioned on negotiation of amendments to the Sears License Agreements, however, because amendments satisfactory to American Securities and Sears were negotiated with Sears prior to the execution of the merger agreement. Additionally, Sears' consent to the Change of Control resulting from the merger has already been obtained. Based on the foregoing, the Board did not believe that there was any meaningful risk that this condition of the merger agreement would not be satisfied.

     (9) The risks inherent in trying to achieve our long-term strategic plan in light of the immediate return of value to our stockholders reflected in the merger.

     (10) The fact that completion of the merger would preclude the stockholders from having the opportunity to participate in our future growth prospects. In addition, the Board recognized that certain members of management will have the opportunity to benefit from any increases in our value following the merger by reason of their continuing equity interest in SPS International.

     In view of the wide variety of factors considered in connection with its evaluation of the terms of the merger, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions, nor did it evaluate whether or not these factors were of equal importance. Based on the factors described above, the Board determined that the merger is in the best interests of our stockholders and preferable to the other alternatives considered, approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that our stockholders vote for adoption of the merger agreement.

     The Board also understood that our obligation to consummate the merger is not conditioned upon the favorable vote of a majority of disinterested stockholders. The Board determined that the merger, nevertheless, was procedurally fair because, among other things:

     o the Board consisted of a majority of Independent Directors who met separately from the Interested Directors and received advice from our outside legal counsel on several occasions prior to and during the auction process;

     o the Independent Directors unanimously approved the merger and the merger agreement;

     o the lead independent director, in consultation with the other Independent Directors, supervised the auction process and directed our financial and legal advisors with respect to the negotiation of the principal terms of the merger agreement;

     o the Independent Directors and the full Board were advised by outside legal counsel and financial advisors throughout the auction process and the negotiation of the merger agreement and received assurance from the Financial Advisor that appropriate internal procedures were established within the Financial Advisor to ensure the independence of the financial advisory function of the Financial Advisor from the separate financing department within the Financial Advisor that is providing debt financing for the merger;

     o the Independent Directors were advised separately by A.G. Edwards which performed an independent review of the analyses provided by the Financial Advisors, the information available to the Board in connection with its decision to proceed with a controlled auction to sell CPI and the sale protocol that the Financial Advisor proposed to undertake;

     o the Board engaged in extensive deliberations in evaluating the merger agreement and alternatives thereto and authorized not only the confidential auction in which 31 potential financial buyers were contacted but also the solicitation of indications of interest from potential strategic partners in 1998; and

     o the $37.00 per share merger consideration and the other terms and conditions of the merger resulted from active arm's-length bargaining between our representatives and representatives of American Securities.

     In considering the fairness of the merger, the Board did not consider our net book value or liquidation value, which are not believed to be indicative of our value as a going concern. Our net book value per share as of May 1, 1999 was $11.75 on a fully diluted basis. This value is substantially below the $37.00 per share cash merger consideration. The Board further believes that our liquidation value, which takes into account the appreciated value of our assets, also would be substantially below the merger consideration.

CPI AND THE KEY MANAGEMENT INVESTORS' BELIEF AS TO THE FAIRNESS OF
THE MERGER

     We and the Key Management Investors have each indicated that we and they reasonably believe the merger to be fair to our stockholders based upon numerous factors, including the following:

     o the fact that the merger consideration represents a substantial premium over the market price of our common stock preceding the announcement of a possible transaction and exceeds historical market prices of our common stock (See "SUMMARY--Comparative Market Price Data");

     o the approval of the merger by all of the Independent Directors and the fact that the Independent Directors based on the factors described in "--CPI's Reasons For The Merger; Recommendation Of Our Board Of Directors", particularly factor (4) regarding the scope of the efforts to effect a transaction and the extent of the confidential auction conducted, concluded that the merger is fair to and in our best interest and the best interests of our stockholders and declared that each of the merger and the merger agreement are advisable;

     o the opinion of the Financial Advisor that the merger consideration is fair to our stockholders from a financial point of view; and

     o the fact that the merger agreement was extensively negotiated on an arms-length basis between our representatives and representatives of American Securities under the supervision of the lead independent director with frequent consultation with the other Independent Directors.

     Although the Financial Advisor was engaged by our Board of Directors, and not by the Management Investors, the fact that a qualified financial advisor rendered an opinion as to the fairness of the merger consideration from a financial point of view, nevertheless was a relevant factor in the determination by the Key Management Investors that the merger is fair to our stockholders (other than the Management Investors).

     After considering the foregoing, we and the Key Management Investors have each indicated that we and they believe the merger consideration to be fair to our stockholders. In reaching this determination neither we nor the Key Management Investors assigned specific weights to particular factors, and considered all factors as a whole.

     The Key Management Investors did not receive any reports, opinions or appraisals from any outside party relating to the merger or the fairness of the consideration to be received by the stockholders, other than those they received from the Financial Advisor in their capacity as directors.

     See "--Interests of Certain Persons in the Merger."

SPS INTERNATIONAL AND SPS ACQUISITION'S BELIEF AS TO THE FAIRNESS OF THE MERGER

     SPS International and SPS Acquisition, as the parties proposing to gain control of CPI, did not participate in the deliberations of the Board of Directors regarding the fairness of the merger to our stockholders, nor did they receive any advice from our Financial Advisor as to the fairness of the merger. The rules of the Securities and Exchange Commission require each of SPS International and SPS Acquisition to express its belief as to the fairness of the merger to our stockholders. While neither SPS International nor SPS Acquisition has undertaken any evaluation of the merger from the standpoint of fairness to our stockholders, each of them have considered the factors considered by the Board referred to in "--CPI's Reasons For The Mergers; Recommendation Of Our Board Of Directors," based, however, only on the more limited facts and information available to it pursuant to our auction process. In addition, SPS International and SPS Acquisition considered certain factors in particular, including the following factors:

     o the fact that the merger consideration represents a substantial premium over the market price of common stock preceding the announcement of a possible transaction and historical market prices of the common stock (see "SUMMARY--Comparative Market Price Data") ;

     o CPI's auction process which included discussions with potential strategic buyers, none of which desired to pursue a transaction, and an auction to financial buyers, in which SPS International and SPS Acquisition offered the highest consideration;

     o the arms-length nature of the negotiations with respect to the merger;

     o the terms and conditions of the merger and the merger agreement, including the amount and form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, which limits our ability to negotiate with any person or entity that makes an unsolicited proposal to acquire us and which allows us to terminate the merger agreement under certain circumstances in the exercise of the Board of Director's fiduciary duties;

     o the approval of the merger by all the Independent Directors; and

     o the opinion of the Financial Advisor that the merger consideration is fair to our stockholders from a financial point of view.

After considering the foregoing, each of SPS International and SPS Acquisition has indicated that it believes the merger consideration to be fair to our stockholders (other than the Management Investors) from a financial point of view. In reaching its determination as to fairness, neither SPS International nor SPS Acquisition assigned specific weights to particular factors, but rather considered all factors as a whole.

     Neither SPS International nor SPS Acquisition considered the net book value of CPI to be a material factor in determining the fairness of the transaction to our stockholders because our net book value on a per share basis is significantly less than the price offered in the merger or historical trading prices of our common stock. Neither SPS International nor SPS Acquisition relied on any report, opinion or appraisal in determining the fairness of the transaction to our stockholders, but neither disagrees with the conclusion expressed by the Financial Advisor in its opinion to the Board of Directors.

CERTAIN EFFECTS OF THE MERGER

     The purpose of the merger is for SPS International and its owners, including affiliates of American Securities and the Management Investors, to acquire the entire equity interest in CPI. SPS International believes that CPI's future business prospects can be improved through their active participation in the strategic direction and operations of CPI. As a result of the merger, we will no longer be a publicly-held company, our shares will not be traded on the New York Stock Exchange, price quotations will no longer be available and we may not be subject to the reporting requirements of the Securities Exchange Act of 1934. Because the surviving corporation in the merger will not be a publicly-held company, costs and expenses associated with Securities and Exchange Commission compliance and reporting and maintaining stockholder relations would be reduced or eliminated. Consummation of the merger will eliminate any opportunity of our stockholders to share in any of our future earnings and growth and any potential to realize greater value for their shares of common stock. The opportunity to hold a continuing equity interest in CPI, which is available to the Management Investors, is not available for our other stockholders. See also "THE MERGER--Effects of the Merger."

     The acquisition of CPI has been structured as a merger to permit the purchase of all of the shares of our common stock and to preserve our corporate identity and existing contractual arrangements with third parties. Although American Securities considered acquiring CPI through a tender offer followed by a merger, American Securities determined that the merger is the most direct and efficient means for it to acquire all of our outstanding shares. No other alternatives were considered.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of our Board of Directors with respect to the merger agreement and the transactions contemplated thereby, stockholders should be aware that, in addition to the matters discussed above, certain members of both management and our Board of Directors have interests in the merger in addition to and different from the interests of our stockholders generally which create conflicts of interest.

EQUITY INVESTMENT BY MANAGEMENT INVESTORS

     All outstanding options to purchase our common stock held, and restricted shares of our common stock owned, by our employees at the time of the merger will become fully vested.

     American Securities has indicated that it is important that our key personnel continue to manage and operate CPI following the merger and that they have meaningful incentives, including equity ownership interests, to make us financially successful. Accordingly, as of the effective time of the merger, the Management Investors will:

          (1) invest their cash, shares of our common stock or options to purchase our common stock or a combination thereof in SPS International in return for at least $10.7 million of the equity of SPS International; and

          (2) receive additional options to purchase shares of SPS International common stock at the discretion of the surviving corporation's Board of Directors in consultation with Alyn V. Essman.

It is currently expected that the Management Investors will invest an aggregate of at least $10.7 million in SPS International using a combination of the consideration described in clause (1) above and that options to acquire approximately 8% of the common stock of SPS International will be available for award to employees of the surviving corporation in the merger, including the Management Investors, as described in clause (2) above.

     In exchange for the investment of their existing CPI stock options, the Management Investors will receive options to purchase common stock of SPS International. Such SPS International stock options will have an exercise price that preserves the aggregate spread on their existing CPI options, i.e., the difference between $37.00 (the merger consideration) and the exercise prices of such CPI options (the "Spread") (however, the exercise price per share of SPS International common stock cannot be less than 30% of the merger consideration). Otherwise, such SPS International stock options will have the same terms as the existing CPI options, except such SPS International stock options will be fully vested and have a term of 10 years following the merger.

     The additional SPS International stock options described above are expected to be granted under a stock option plan to be adopted by SPS International as of the effective time of the merger. SPS International's Board of Directors, in consultation with Alyn Essman, will determine the amounts of such SPS International stock options to be granted. However, the number of such options to be granted to each of our executives and managers has not been determined. Such SPS International stock options will generally become exercisable over a period of five years following grant based upon achievement of SPS International earnings targets specified in the option agreements, or will become fully exercisable seven years following the option's grant date if the optionee is then employed with SPS International. Exercisability of such options will be accelerated by a change of control of SPS International (as defined in the SPS International stock option plan) if American Securities' affiliates achieve a 25% internal rate of return on their investment in SPS International.

     The Management Investors consist of the following twelve members of management: Barry C. Arthur, Edmund J. Chase, Stephen D. Coffin, William Cronin, Alyn V. Essman, Stephen A. Glickman, Timothy Hufker, Russell Isaak, Patrick J. Morris, Jane E. Nelson, Fran Scheper, and Richard Tarpley. As of the date hereof, the Management Investors owned an aggregate of approximately 399,779 shares of our common stock, representing 4.03% of our outstanding common stock, and held options to purchase an aggregate of approximately 1,123,632 shares of our common stock. Following the merger, it is expected that the Management Investors will own common stock and options representing an aggregate of approximately 9% of SPS International's equity.

     Messrs. Arthur (Executive Vice President--Finance and Chief Financial Officer), Essman (Chief Executive Officer), Isaak (President) and Morris (Senior Executive Vice President), Ms. Nelson (Secretary and General Counsel) and Ms. Scheper (Executive Vice President--Human Resources) are the executive officers of CPI Corp. Each such officer has held such officer's present position with CPI for the past five years. Each such officer is a United States citizen and has a business address c/o CPI Corp. 1706 Washington Ave., St. Louis, Missouri 63103.

     The following table summarizes, for each director, each corporate executive officer, the Management Investors and all directors and executive officers as a group, the number of shares of common stock owned by such individual or group as of the date hereof:

NAME OF BENEFICIAL OWNER                                    COMMON SHARES OWNED        PERCENT OF CLASS
---------------------------------------------------------   -------------------        ----------------
Barry C. Arthur..........................................             65,897(a)(b)                 *
Milford Bohm.............................................             30,000(c)                    *
Edmund J. Chase..........................................             33,441(a)(b)                 *
Stephen D. Coffin........................................             11,710(a)(b)                 *
William Cronin...........................................             38,693(a)(b)                 *
Alyn V. Essman...........................................            621,913(a)(d)              6.24%
Stephen A. Glickman......................................              8,075(a)(b)                 *
Timothy Hufker...........................................                983(a)(b)                 *
Russell Isaak............................................            333,361(a)(b)              3.34%
Mary Ann Krey............................................              1,000(c)                    *
Lee Liberman.............................................                400(c)                    *
Patrick J. Morris........................................            182,924(a)(b)              1.84%
Jane E. Nelson...........................................             13,125(a)(b)                 *
Nicholas Reding..........................................              1,200(c)                    *
Fran Scheper.............................................             30,244(a)(b)                 *
Martin Sneider...........................................                500(c)                    *
Richard Tarpley..........................................             25,009(a)(b)(e)              *
Robert Virgil............................................                600(c)                    *
Directors and Executive Officers as a Group(f)...........          1,405,972(a)(b)(c)(d)(e)         14.11%

------------------
  * Percentage does not exceed one percent.
 (a) Includes the following shares which such persons have the right to acquire within 60 days after July 6, 1999 upon the exercise of employee stock options: Mr. Arthur: 62,993; Mr. Chase: 29,054; Mr. Coffin: 10,000;
     Mr. Cronin: 38,693; Mr. Essman: 366,798; Mr. Glickman: 8,075; Mr. Hufker:
     732; Mr. Isaak: 212,418;

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
     Mr. Morris: 169,875; Ms. Nelson: 11,956; Ms. Scheper: 29,993; Mr. Tarpley:
     22,993; and directors and executive officers as a group: 969,988. The exercise prices for all options exercisable within 60 days range from $13.875 to $35.00. Market Value as of July 6, 1999 was $33.75.

 (b) Excludes 923 shares for Mr. Arthur; 767 shares for Mr. Chase; 156 shares for Mr. Coffin; 210 shares for Mr. Cronin; 500 shares for Mr. Glickman; 335 shares for Mr. Hufker; 19 shares for Mr. Isaak; 450 shares for Mr. Morris; 301 shares for Ms. Nelson; 816 shares for Ms. Scheper; 221 shares for
     Mr. Tarpley and 5,821 shares for directors and executive officers as a group, all held under the CPI Corp. Employees' Profit Sharing Plan and Trust. With respect to such shares, the executives have neither voting power nor investment power.

 (c) Excludes Phantom Stock Rights, which are based on value of common stock, and Growth Units for Deferred Compensation, which are based on book value, as follows: Mr. Bohm: 400 Phantom Stock Rights and 8,852 Growth Units;
     Ms. Krey: 2,000 Phantom Stock Rights and 7,820 Growth Units; Mr. Liberman:
     400 Phantom Stock Rights and 37,112 Growth Units; Mr. Reding: 2,400 Phantom Stock Rights and 6,804 Growth Units; Mr. Sneider: 2,000 Phantom Stock Rights; and Mr. Virgil: 4,400 Phantom Stock Rights and 10,311 Growth Units.

 (d) Excludes 40,000 shares beneficially owned by Mr. Essman's wife and 60,000 shares held by the Essman Family Charitable Foundation as to which he expressly disclaims beneficial ownership.

 (e) Excludes 100,727 shares beneficially owned by members of the immediate family of certain executive officers and the Essman Family Charitable Foundation as to which those executives expressly disclaim beneficial ownership.

 (f) Does not include Stephen D. Coffin, Stephen A. Glickman and Timothy Hufker because they are not executive officers.

     The following table summarizes the total number of shares of CPI common stock covered by options, and the number of such options that are not currently vested, held by each named executive officer and all executive officers as a group, as of the date hereof:

                                                          COMMON SHARES SUBJECT    COMMON SHARES SUBJECT
NAME OF BENEFICIAL OWNER                                  TO UNVESTED OPTIONS      TO ALL OPTIONS
-------------------------------------------------------   ---------------------    ---------------------
Barry C. Arthur........................................           10,191                    73,184
Edmund J. Chase........................................           11,841                    35,695
Stephen D. Coffin......................................           10,677                    20,677
William Cronin.........................................           10,646                    49,339
Alyn V. Essman.........................................           34,156                   400,954
Stephen A. Glickman....................................            6,365                    14,440
Timothy Hufker.........................................            6,124                     6,856
Russell Isaak..........................................           22,771                   235,189
Patrick J. Morris......................................           21,347                   191,222
Jane E. Nelson.........................................            5,552                    17,508
Fran Scheper...........................................           10,191                    40,184
Richard Tarpley........................................           10,191                    33,184
Officers as a Group....................................          312,590                 1,400,968

     SPS International stock options held by, and SPS International common stock purchased by, employees of the surviving corporation in the merger, at the time of the merger or upon exercise of their options thereafter, will be subject to the terms and conditions of a stockholders agreement to be effective as of the effective time of the merger among SPS International, the surviving corporation in the merger, certain affiliates of American Securities and the employees of the surviving corporation in the merger who invest in such SPS International stock, providing, among other things, certain agreements on voting and restrictions on transfer of the stock, drag-along, tag-along, and put and call rights, registration rights and rights to participate in additional issuances of SPS International stock and rights of first refusal.

     The merger agreement provides that each of the currently outstanding CPI stock options held by our employees will be converted into the right to receive a cash payment equal in amount to the Spread, reduced by applicable withholding taxes. Options to purchase our common stock that Management Investors exchange for options to purchase SPS International stock will not be converted into the right to receive the Spread. At the date of this Proxy Statement, stock options (both vested and unvested) covering a total of 1,400,968 shares of our common stock with exercise prices ranging from $13.88 to $35.00 per share were outstanding. The aggregate Spread on all such CPI stock options expected to be payable pursuant to the merger (excluding the Spread on CPI stock options expected to be exchanged for options to purchase SPS International common stock)
is $            . CPI, SPS International and SPS Acquisition have agreed that the Aggregate Spread will be paid to the holder in cash (less applicable withholding taxes) at the effective time of the merger.

EMPLOYMENT AGREEMENTS

     Currently, Messrs. Arthur, Chase, Cronin, Essman, Hufker, Isaak, Morris, and Tarpley, and Ms. Scheper, are parties to employment agreements that establish base compensation, bonus and remuneration. Under such employment agreements, in the event an executive's employment is terminated (other than for cause) prior to a change of control of CPI (as defined in such agreements), we must continue payment of that executive's base salary for six months. Under such existing employment agreements, if we terminate an executive's employment other than for cause after a change of control, we must pay the executive a lump-sum equal to two years' base salary, and the executive's supplemental retirement benefits become fully vested. Furthermore, an executive whose employment is not terminated after a change of control is entitled to continue in a comparable position. After such a change of control, the executive's base salary cannot be reduced, and his or her bonus cannot be less than the highest bonus he or she received during any of the three completed fiscal years preceding the change of control. The executive is also entitled to continue to participate in compensation plans and programs and benefit plans that are at least equivalent to those provided before the change of control.

     Certain of our employee compensation and benefit plans provide for the acceleration of vesting and/or payment upon a change of control, including our Restricted Stock Plan, Deferred Compensation and Stock Appreciation Rights Plan and stock option plans. If such accelerated benefits plus severance amounts payable in the event of a change of control result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax, the executive is also entitled, under his or her employment agreement, to receive from us a gross-up payment equal to the amount of such excise tax and all income and additional excise taxes due on the gross-up.

     CPI and SPS International have entered into employment letters with each executive who is a party to an existing employment agreement with us, as described above. In addition, SPS International will enter into comparable employment agreements with three other Management Investors. Pursuant to such employment letters, we, SPS International and the executive will agree, from and after the effective time of the merger, to continue the executive's employment agreement through the third anniversary of the merger. The employment letters change the present provisions of the employment agreements in the following material ways:

     o The merger will not be deemed to be a "change of control" for purposes of the employment agreements.

     o The executives' current profit sharing, general benefits and retirement benefits will remain in place for one year after the merger, and, thereafter, their benefits will be maintained on an equivalent basis, in the aggregate, as determined in good faith by SPS International's Board of Directors, and the supplemental retirement benefits, including death and disability benefits, under their current employment agreements will continue.

     o The definition of "change of control" will relate to subsequent changes in the ownership and control of CPI and SPS International from the time of the merger, and the definition of for "cause" termination of employment which is applicable only after a change of control under the existing employment agreements will be deleted, and the definition of "cause" that is currently applicable only prior to a change of control will, with certain amendments, be applicable for all circumstances following the merger.

     o In the event of such a subsequent change of control, we will establish a "rabbi" trust for the benefit of each of the Management Investors who is eligible to receive supplemental retirement benefits and contribute to such trust our interest in certain key man life insurance policies that we intend to maintain with a cash surrender value not more than the present value of such retirement benefits.

     Effective as of the merger, we will adopt a new severance plan, applicable to a selected group of employees, providing for 100%, 150% or 200% of base salary, payable in installments over 52, 78 or 104 weeks, respectively, upon termination of employment without cause of a participating employee within two years following the effective time of the merger. All of the Management Investors, pursuant to their employment letters and employment agreements, will participate in such plan at one of the three above-described tiers. Such severance will be reduced, if applicable, by the present value of cash severance under an employee's employment agreement (as amended by the employment letters referred to above) or under any plan, other than the supplemental retirement provisions of the employment agreements and any deferred compensation plan. Furthermore, any severance beyond the 6-month anniversary of the employee's termination of employment with the surviving corporation in the merger will be reduced by any compensation earned from new employment or other service relationship after such termination.

     The following Management Investors will be entitled to the following aggregate payments if their employment is terminated without cause within two years following the merger other than after a subsequent change of control of
CPI: Barry C. Arthur--$282,000, Edmund J. Chase--$330,096, Stephen D. Coffin-- $192,390, William Cronin--$291,000, Alyn V. Essman--$1,200,000, Stephen A.
Glickman--$186,000, Timothy Hufker--$210,000, Russell Isaak--$800,000, Patrick
J. Morris--$750,000, Jane E. Nelson--$154,500, Fran Scheper--$282,000, and
Richard Tarpley--$282,000,

     Within 90 days following the merger, each of the following Management Investors will be entitled to receive the following amounts, payable in a cash lump-sum, under our Deferred Compensation and Stock Appreciation Rights Plan:
Alyn V. Essman--$1,019,680, Patrick J. Morris--$333,194, Barry C. Arthur-- $80,300, Fran Scheper--$86,392, William Cronin--$75,557, and Richard Tarpley--$117,180. As a result of the merger, the deferred compensation account balances of certain Management Investors under our Key Executive Deferred Compensation Plan will be computed using an enhanced value, which will increase the balances of these executives' accounts under such plan by an approximate aggregate amount of $56,062.

PAYMENTS TO NON-MANAGEMENT DIRECTORS

     Within 90 days following the merger, each of the following non-management directors of CPI will be entitled to receive the following amounts, payable in a cash lump-sum, under our Deferred Compensation and Retirement Plan for Non-management Directors: Milford Bohm--$141,268, Mary Ann Krey--$185,724, Lee Liberman--$545,019, Nicholas Reding--$186,009, Martin Sneider--$74,000 and Robert Virgil--$310,113.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that the surviving corporation's Certificate of Incorporation and By-laws will contain the provisions with respect to indemnification of directors and officers as set forth in our Certificate of Incorporation and By-laws and will maintain in effect the current directors' and officers' liability insurance or substantially similar insurance covering those persons who are currently covered on the date of the merger agreement by our directors' and officers' liability insurance policy for a period of at least six years (provided that the surviving corporation in the merger is not required to pay an annual premium for any such policy in excess of 200% of the last annual premium paid by us prior to the merger agreement).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

     The following is a description of the principal U.S. federal income tax consequences of the merger to holders of shares of common stock who dispose of such shares in the merger, who are United States Persons (as defined below), and who, on the date of disposition, hold such shares as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) (each a "United States Holder"). This discussion is based on the Code, income tax regulations, proposed and final, issued under the Code, and administrative and judicial interpretations of the Code and regulations, each as in effect and available on the date of this Proxy Statement. Although we will not seek any rulings from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the transactions contemplated hereby, we believe that the merger will have the U.S. federal income tax consequences described below to the United States Holders.

     We urge all holders to consult their own tax advisors regarding the U.S. federal, foreign, state and local tax consequences of the disposition of shares of common stock in the merger. Except as specifically noted otherwise, the following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the U.S. federal income tax laws, such as financial institutions, real estate investment trusts, regulated investment companies, brokers and dealers or traders in securities or currencies, persons whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations, S corporations, persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction, persons who acquired shares of common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold employee stock options or rights to acquire common stock and taxpayers subject to alternative minimum tax.

     A "United States Person" is a beneficial owner of common stock, who for U.S. federal income tax purposes is: (1) a citizen or resident of the U.S.;
(2) a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (3) an estate if its income is subject to U.S. federal income taxation regardless of its source; or (4) a trust if such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (i) a U.S. court can exercise primary supervision over its administration and (ii) one or more United States persons have the authority to control all of its substantial decisions.

     A United States Holder generally will realize gain or loss upon the surrender of such holder's shares of common stock pursuant to the merger in an amount equal to the difference, if any, between the amount of cash received and such holder's aggregate adjusted tax basis in the shares of common stock surrendered therefor.

     In general, any gain or loss recognized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the shares of common stock giving rise to such recognized gain or loss have been held for more than one year; otherwise, such capital gain or loss will be short term. A non-corporate United States Holder's long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 20% while any capital loss can be offset only against other capital gains plus $3,000 ($1,500 in the case of a married individual filing a separate return) of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

     For corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35% while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in such years.

     Each holder of a compensatory option to acquire shares of common stock who receives a cash payment equal to the spread on such stock option will have ordinary income to the extent of the cash received.

     Under the U.S. federal backup withholding tax rules, unless an exemption applies, the Paying Agent (as defined below) will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares of common stock or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the Paying Agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Paying Agent.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. EACH HOLDER OF SHARES OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

                                   THE MERGER

     The following information describes certain material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the merger agreement, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. All stockholders are urged to read Appendix A in its entirety. See also "THE MERGER AGREEMENT."

     Our Board of Directors has approved and declared advisable the merger agreement and recommended adoption and approval of the merger agreement by our stockholders and has determined that the transactions contemplated by the merger agreement are fair to and in the best interests of CPI and our stockholders and has declared that each of the merger and the merger agreement are advisable. See "SPECIAL FACTORS--CPI's Reasons for the Merger; Recommendation of Our Board of Directors."

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

EFFECTS OF THE MERGER

     Upon consummation of the merger:

     o SPS Acquisition will merge with and into us and the separate corporate existence of SPS Acquisition will cease and we will be the surviving corporation in the merger;

     o we will become a wholly-owned subsidiary of SPS International; and

     o each share of common stock outstanding immediately prior to the effective time of the merger (other than (i) any shares of common stock which are held by any of our subsidiaries or in our treasury or which are held, directly or indirectly, by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition), all of which will be canceled and none of which will receive any payment with respect to the merger, and (ii) Dissenting Shares) will be converted, into the right to receive an amount in cash equal to $37.00, without interest thereon.

     Each certificate previously representing shares of common stock, from and after the Effective Date, will represent only the right to receive the merger consideration (or, in the case of Dissenting Shares, the statutorily determined "fair value" of such shares). Certificates previously representing shares of common stock may be exchanged for the merger consideration as provided below, without interest.

     The "fair value" of Dissenting Shares will be determined and paid as described in "--Rights of Dissenting Stockholders."

     For a description of the procedures for exchanging certificates representing shares of common stock, see "--Procedures for Exchange of Certificates."

     As a result of the merger, the entire equity interest in CPI will be owned by SPS International. Our current stockholders (other than the Management Investors) will no longer have any interest in and will not be stockholders of us, and therefore will not participate in our future earnings and growth. Instead, each of the stockholders will have the right to receive the merger consideration.

EFFECTIVE TIME OF THE MERGER

     If the merger agreement is adopted by the requisite vote of our stockholders and the other conditions to the merger are satisfied (or waived to the extent permitted), the merger will be consummated and become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

     The merger agreement may be terminated prior to the effective time of the merger by either party in certain circumstances, whether before or after the adoption of the merger agreement by our stockholders. See "THE MERGER AGREEMENT--Termination of the Merger Agreement."

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
PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Concurrently with or prior to the effective time of the merger, SPS International will designate a bank or trust company located in the United States and reasonably acceptable to CPI to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated by the merger agreement. SPS International or SPS Acquisition will deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of common stock outstanding immediately prior to the effective time of the merger (other than (i) any shares of common stock which are held by any of our subsidiaries or in the treasury or which are held, directly or indirectly, by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition, all of which will be canceled and none of which will receive any payment with respect to the merger, and (ii) Dissenting Shares) and (ii) the merger consideration (such amount being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions, deliver to the holders of shares of common stock their respective portions of the Payment Fund according to the procedure summarized below.

     At the close of business on the day of the effective time of the merger our stock ledger with respect to common stock will be closed.

     As soon as practicable after the effective time of the merger, SPS International will cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of common stock (other than any shares of common stock which are held by any of our subsidiaries or in the treasury or which are held, directly or indirectly, by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition)) a notice and letter of transmittal advising such holder of the effectiveness of the merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the effective time of the merger represented outstanding common stock (the "Certificates") in exchange for the merger consideration. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent will promptly pay to the holder of the Certificate the merger consideration deliverable in respect of such Certificate. Until so surrendered, each Certificate will be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the merger consideration to which the Certificate holder is entitled. No interest will be paid or accrued in respect of such cash payments.

     If the merger consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition to the payment of the merger consideration that such Certificates be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

     STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     At and after the effective time of the merger, each holder of a Certificate will cease to have any rights as our stockholder, except for, in the case of a holder of a Certificate (other than (i) any shares of common stock which are held by any of our subsidiaries or in our treasury or which are held, directly or indirectly, by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition) all of which will be cancelled and none of which will receive any payment with respect to the merger and
(ii) Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the merger consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to the Delaware law and the merger agreement if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of common stock will be made on the stock transfer books of the surviving corporation in the merger. Certificates presented to the surviving corporation in the merger after the effective time of the merger will be canceled and exchanged for cash as described above.

     Promptly following the date which is six months after the effective time of the merger, the Paying Agent will return to the surviving corporation in the merger all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the surviving corporation in the merger and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the merger consideration, without interest, but will have no greater rights against the surviving corporation in the merger or SPS International than may be accorded to general creditors of the surviving corporation in the merger or SPS International under applicable law. Notwithstanding the foregoing, none of the Paying Agent, us, SPS International or SPS Acquisition will be liable to a holder of shares of common stock for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among the surviving corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

     At the effective time of the merger, we will become a wholly-owned subsidiary of SPS International.

FINANCING OF THE MERGER

     The aggregate net cost to SPS International of acquiring all of the shares of common stock in the merger, making required payments to holders of stock options (see "SPECIAL FACTORS--Interests of Certain Persons in the Merger"), paying off our existing indebtedness and paying the fees and expenses is expected to be approximately $483 million. These funds are expected to be available to SPS Acquisition from SPS International and to SPS International from the following sources:

     o an equity investment made by American Securities of approximately $114 million in cash;

     o an equity investment in SPS International made by the Management Investors in an aggregate amount of at least $10 million;

     o approximately $64 million of cash on-hand of CPI at the effective time of the merger;

     o term borrowings by CPI totaling approximately $145 million under a senior secured term loan and revolving credit facility; and

     o either (x) the issuance and sale by us of senior subordinated notes for gross proceeds of $150 million or (y) borrowings by us of $150 million under a bridge term loan facility.

     At the end of our first quarter of the 1999 fiscal year, we had $66.2 million of cash.

SENIOR CREDIT FACILITY

     Subject to the terms of a credit facility commitment letter between American Securities and a separate financing division of Credit Suisse First Boston (the "Lender") dated June 15, 1999 (the "Senior Credit Facility"), the Lender has agreed to act as agent to provide the surviving corporation with a $145 million senior secured term loan facility (the "Term Loan Facility") and a $40 million revolving credit facility (the "Revolving Credit Facility"). Up to $10 million of the Revolving Credit Facility may be available if certain conditions are met to fund the transactions described in the foregoing paragraph and the remainder will be available following the closing date to provide for working capital and general corporate purposes, including acquisitions, and, subject to a sublimit, letter of credit requirements. The Term Loan Facility will have an A tranche of $40 million (the "Term A Tranche") maturing six years from the closing date and a B tranche of $105 million (the "Term B Tranche") maturing eight years from the closing date. The Revolving Credit Facility will be available on a revolving basis during the period commencing on the closing date and ending on the sixth anniversary thereof.

     The Revolving Credit Facility, the Term A Tranche and the Term B Tranche will accumulate interest, at the surviving corporation's option, at either

          (1) the higher of the commercial prime lending rate of the Lender or the Federal funds effective rate plus one-half of one percent (the "Base Rate"); or

          (2) the applicable LIBOR-based rate
plus, in either case, a designated margin (the "Applicable Margin"). The Applicable Margin for the Term A Tranche and the Revolving Credit Facility will initially be 250 basis points (2.5%) and for the Term B Tranche is 300 basis points (3.0%) and after an initial period will be determined by a grid based on our performance based on certain financial measures. The interest rates may be increased by not more than 100 basis points (1%) if the Lender determines that it is necessary to ensure the successful syndication of the Senior Credit Facility.

     The Term Loan Facility and the Revolving Credit Facility will be secured by all of our assets and our existing and subsequently acquired domestic subsidiaries, including all of the capital stock of each such domestic subsidiary, and must be unconditionally guaranteed by each of our existing and subsequently acquired domestic subsidiaries. The Lender's obligation to provide the Term Loan Facility and the Revolving Credit Facility is subject to the execution of definitive documentation and there is no assurance that a definitive agreement will be reached. If a definitive agreement is not reached, SPS International and SPS Acquisition will seek other senior financing sources to replace the Lender.

     The documents for the Senior Credit Facility will contain affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the Senior Credit Facility.


Senior Subordinated Notes

     We are working with representatives of SPS International and SPS Acquisition to arrange for an offering of senior subordinated notes (the "Notes") for gross proceeds of $150 million for the benefit of the surviving corporation in the merger. The Notes would be issued in connection with the closing of the merger and would eliminate the need for the Bridge Loan Facility described below or, if the Bridge Loans are issued, repay the Bridge Loans. The Notes will be general unsecured obligations of the surviving corporation, junior to all senior indebtedness of the surviving corporation (including the Senior Credit Facility) and pari passu in right of payment to all other senior subordinated indebtedness of the surviving corporation. While the interest rate, interest payment dates, maturity and other material terms of the Notes have not been finalized, we expect that the Notes will have terms customary for senior subordinated note offerings of issuers similar to us. We and SPS International and SPS Acquisition are using our reasonable best efforts to prepare and consummate the Notes offering on terms reasonably satisfactory to SPS International and if the Notes are not issued by the later of the date of the special meeting or 90 days after the date of the merger agreement, SPS International and SPS Acquisition will use their reasonable best efforts to put in place the Bridge Loan Facility as promptly as practicable.

BRIDGE LOAN FACILITY

     Subject to the terms of a bridge loan commitment letter between American Securities and the Lender dated June 15, 1999, the Lender has agreed to act as agent to provide a $150 million bridge term loan facility (the "Bridge Loan Facility").

     The Bridge Loan Facility will accumulate interest at the greater of

          (1) the three-month adjusted LIBOR rate (the "Three-Month LIBOR Rate"); or

          (2) the Lender's Single-B High Yield Index Rate (the "High Yield
     Rate")

plus, in each case, an applicable spread (the "Applicable Spread"). The Applicable Spread will initially be (i) for Three-Month LIBOR Rate loans, 700 basis points (7.0%) and (ii) for High Yield Rate loans, 100 basis points (1.0%), and in either case increased by 50 basis points (0.5%) at the end of each subsequent three-month period from the effective date until the maturity date of the Bridge Loan Facility. If the Three-Month LIBOR Rate cannot be determined, the Bridge Loan Facility bear interest at the higher of (i) the Lender's prime lending rate, (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserves requirements) plus 100 basis points (1.0%) and (iii) the federal funds effective rate plus 50 basis points (0.5%), plus, in each case, the Applicable Spread less 100 basis points (1.0%) (the "Alternate Base Rate"). If the Lender shall not have completed its syndication of the Bridge Loan Facility on or prior to the effective time of the merger, the borrower may elect that the Bridge Loan Facility bear interest at the Alternate Base Rate. The interest rates may be increased by not more than 100 basis points (1.0%) if the Lender determines that it is necessary to ensure the successful syndication of the Bridge Loan Facility. Notwithstanding anything to the contrary contained in this paragraph, in no event shall the interest rate exceed 17.0% and to the extent such rate exceeds 15.0% such interest may be paid in-kind at our option. The loans made under the Bridge Loan Facility ("Bridge Loans") mature 364 days from the borrowing date (the "Bridge Maturity Date"). If the Bridge Loans are not repaid in full on or prior to the Bridge Maturity Date, the Lender, or lenders, will have the option at any time or from time to time to receive, in exchange for such Bridge Loans or portion thereof, exchange notes with a final maturity of 10 years from the closing of the merger. If any Lender of a Bridge Loan does not exchange its Bridge Loan for such exchange notes, then such Lender must extend the Bridge Maturity Date for such Bridge Loan to 10 years from the closing of the merger.

     The Bridge Loan Facility must be unconditionally guaranteed on a subordinated basis to the Term Loan Facility and the Revolving Loan Facility, by each of our existing and subsequently acquired domestic subsidiaries. The Lender's obligation to provide the Bridge Loan Facility is subject to the execution of definitive documentation, and there is no assurance that a definitive agreement will be reached.

     The documents for the Bridge Loan Facility will contain affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the Bridge Loan Facility.

CONDITIONS TO FUNDING THE FACILITIES

     The initial borrowing under the Senior Credit Facility and the initial borrowing under the Bridge Loan Facility is subject to various terms and conditions including, among other conditions:

     o the Lender has not discovered any information that it reasonably determines is materially adverse to us;

     o no event shall have occurred which is materially adverse to us;

     o the Lender is satisfied with the material terms and conditions of each agreement entered into in connection with such loans and the merger;

     o the Lender is satisfied with the amount and nature of any environmental expenses to which we may be subject and our plans with respect thereto;

     o the Lender has received a certificate from the chief financial officer of CPI to the effect that, after giving effect to the Transactions, we will not be insolvent, be rendered insolvent by the indebtedness incurred in connection therewith, be left with unreasonably small capital with which to engage in our business or have incurred debts beyond our ability to pay such debts as they mature;

     o after giving effect to the merger and the related financing, the ratio of
       (a) our consolidated total debt as of the effective time of the merger to
       (b) our EBITDA for the twelve-month period ending on the last day of the quarter preceding the effective time of the merger shall be less than 5:1;

     o after giving effect to the merger and the related financing, we and our subsidiaries shall have no outstanding indebtedness for borrowed money or preferred stock other than the loans under the Senior Credit Facility and the Bridge Loan Facility or the Notes, as the case may be;

     o after giving effect to the merger and the related financing, we shall have received a B- rating or higher from Standard & Poors Ratings Group and a B3 rating or higher from Moody's Investors Service, Inc.;

     o no material adverse change in banking or capital market conditions has occurred which has had, or reasonably could have, a material adverse effect on the syndication of leveraged bank credit facilities similar to the Senior Credit Facility or Bridge Loan Facility or the consummation of high-yield offerings (or any securities offerings in lieu thereof), in the case of the Bridge Loan; and

     o no international or national calamity or emergency shall have occurred directly or indirectly involving the United States or New York State and no limitations (whether or not mandatory) shall have been imposed by any governmental authority on the nature or extension of credit or further extension of credit of the type contemplated in connection with the merger and the related financing, by banks or other lending institutions, or in each case a material escalation or worsening thereof.

EQUITY INVESTMENTS

     Affiliates of American Securities are expected to contribute cash of approximately $114 million in exchange for common stock representing approximately 91% of the equity of SPS International. The Management Investors are expected to contribute their cash, shares of our common stock or options to purchase our common stock or a combination thereof in an amount of at least $10.7 million in exchange for common stock and options representing approximately 9% of the equity of SPS International. The Management Investors must contribute a minimum of $10.0 million of equity as a condition to the Lender's obligations under the commitment letters for the Senior Credit Facility and the Bridge Loan Facility.

PLANS OR PROPOSALS AFTER THE MERGER

     Following the merger, we will be a wholly-owned subsidiary of SPS International, the shares of common stock will no longer be traded on the New York Stock Exchange and the registration of the common stock under the Exchange Act will be terminated. Except as set forth herein, it is expected that we and our subsidiaries will continue to engage in professional portrait-studio and wall-decor business activities on a basis substantially consistent with current operations. Following the merger, SPS International and its stockholders will have the opportunity to benefit from any of our earnings and growth, and will bear the risk of any decrease in our value.

     None of SPS International, the Management Investors nor any of SPS International's directors, executive officers or controlling affiliates has any present plans that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving CPI or any of its subsidiaries or a sale or other transfer of a material amount of assets of CPI or any of its subsidiaries or any changes in CPI's corporate structure or business. SPS International and the Management Investors, however, will continue to evaluate the business and operations of CPI after the merger and make such changes as are deemed appropriate.

RIGHTS OF DISSENTING STOCKHOLDERS

     Pursuant to the DGCL, any holder of shares of common stock (i) who properly files a demand for appraisal in writing prior to the vote taken at the special meeting and (ii) whose shares are not voted in favor of the merger, shall be entitled to appraisal rights under Section 262 of the DGCL.

     SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX B TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. THIS DISCUSSION AND APPENDIX B SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     A holder of record of shares of common stock as of the Record Date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger agreement nor consents thereto in writing shall be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of stock ("Dissenting Shares").

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the record holders of shares of common stock.

     Our voting stockholders who desire to exercise their appraisal rights must not vote in favor of the merger agreement or the merger and must deliver a separate written demand for appraisal to CPI prior to the vote by our stockholders on the merger agreement and the merger. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of common stock be voted against the proposal or that an abstention be registered with respect to his or her shares of common stock in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those shares of common stock because, in the absence of express contrary instructions, such shares of common stock will be voted in favor of the proposal. (See "INTRODUCTION--Voting and Revocation of Proxies.") Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of common stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the merger agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform CPI of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the shares of common stock. A person having a beneficial interest in shares of common stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record owner.

     A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103, Attention: Corporate Secretary.

     The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of common stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the merger agreement will not by itself constitute such a demand. Within ten days after the effective time of the merger, the surviving corporation in the merger must provide notice of the effective time of the merger to all stockholders who have complied with Section 262.

     Within 120 days after the effective time of the merger, either the surviving corporation in the merger or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court, with a copy served on the surviving corporation in the merger in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, our stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. SPS Acquisition does not have any present intentions as to whether it would file any such petition in the event a stockholder makes a written demand. If appraisal rights are available, within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger agreement and with respect to which we received demands for appraisal, and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation in the merger.

     If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court's appraisal may be more than, less than, or equal to the merger consideration. In determining fair value, the Delaware Court is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such demand for appraisal; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation in the merger. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation in the merger a written withdrawal of his or her demand for appraisal and an acceptance of the merger, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation in the merger, and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SET FORTH IN SECTION 262 WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules promulgated thereunder by the Federal Trade Commission, certain mergers and acquisitions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The merger is subject to the Hart-Scott-Rodino Act requirements.

     We filed with the Antitrust Division and the Federal Trade Commission a Notification and Report Form with respect to the merger on June 29, 1999. SPS International filed with the Antitrust Division and the Federal Trade Commission a Notification and Report Form with respect to the merger on June 30, 1999. Under the Hart-Scott-Rodino Act, the merger may not be consummated until the expiration of a waiting period of 30 calendar days following the receipt of all required filings, unless the waiting period is earlier terminated by the Federal Trade Commission or the Antitrust Division, or unless the waiting period is extended by a request for additional information or documentary material.

     State Attorneys General and private parties also may bring legal actions under the federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the proposed merger on antitrust grounds will not be made or of the result if such a challenge is made.

                              THE MERGER AGREEMENT

     The following discussion of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is included in this Proxy Statement as Appendix A (exclusive of all exhibits and schedules) and is incorporated herein by reference.

GENERAL

     The merger agreement provides for the merger of SPS Acquisition with and into CPI. We will be the surviving corporation in the merger, and, as a result of the merger, SPS International will own all of the surviving corporation's common stock and our stockholders (other than (i) any shares of common stock which are held by any of our subsidiaries or in our treasury, or which are held, directly or indirectly, by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition), all of which will be canceled and none of which will receive any payment with respect to the merger, and (ii) Dissenting Shares) will receive the merger consideration described below.

EFFECTIVE TIME OF THE MERGER

     If the merger agreement is adopted by the requisite vote of our stockholders and the other conditions to the merger are satisfied (or waived to the extent permitted), the merger will be consummated and become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS

     Each share of common stock then issued and outstanding (other than (i) any shares of common stock which are held by any of our subsidiaries or in our treasury, or which are held, directly or indirectly, by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition), all of which will be canceled and none of which will receive any payment with respect to the merger, and (ii) Dissenting Shares) will be converted into the right to receive an amount in cash equal to $37.00, without interest thereon. Each of our stock options issued to certain of our officers and employees and outstanding at the effective time of the merger will be converted into the right to receive a cash payment equal to the difference between $37.00 and the exercise price of such options.

     Each share of common stock, par value $0.01 per share, of SPS Acquisition then issued and outstanding will, by virtue of the merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, par value $0.40 per share, of the surviving corporation in the merger.

     At and after the effective time of the merger, each holder of a Certificate will cease to have any rights as our stockholder, except for, in the case of a holder of a Certificate (other than (i) any shares of common stock which are held by any of our subsidiaries or in our treasury or which are held, directly or indirectly, by SPS International or any direct or indirect subsidiary of SPS International (including SPS Acquisition), all of which will be canceled and none of which will receive any payment with respect to the merger, and
(ii) Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the merger consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to the DGCL and if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of common stock will be made on the stock transfer books of the surviving corporation in the merger. If the merger consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition to the payment of the merger consideration that the Certificates so surrendered be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid. Certificates presented to the surviving corporation in the merger after the effective time of the merger will be canceled and exchanged for cash. At the close of business on the day of the effective time of the merger our stock ledger with respect to common stock will be closed.

     In no event will holders of common stock be entitled to receive payment of any interest on the merger consideration to be distributed to them in connection with the merger.

REPRESENTATIONS AND WARRANTIES

     We have made various representations and warranties in the merger agreement relating to: (a) corporate organization, existence, and power and authority;
(b) power and enforceability; (c) capital structure; (d) consents, approvals and non-contravention; (e) Securities and Exchange Commission filings; (f) absence of certain material changes; (g) title to assets and property; (h) compliance with laws; (i) litigation; (j) employee benefit plans; (k) taxes; (l) absence of undisclosed material liabilities; (m) intellectual property; (n) material contracts; (o) accuracy of the Proxy Statement, the Schedule 13E-3 filed with the Securities and Exchange Commission with respect to the merger, and related materials; (p) utilization of, and payment of fees to, brokers and finders;
(q) environmental matters; (r) the opinion of the Financial Advisor; (s) labor matters; and (t) year 2000 compliance.

     SPS International and SPS Acquisition have also made various representations and warranties in the merger agreement relating to: (a) corporate organization, existence, power and authority; (b) power and enforceability; (c) consents, approvals and non-contravention; (d) utilization of, and payment of fees to, brokers and finders; (e) financing; and (f) accuracy of the information contained in filings of required documents with the Securities and Exchange Commission.

COVENANTS

     Each of the parties to the merger agreement has agreed to cooperate and use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the merger.

     We agreed that we and each of our subsidiaries will conduct our respective business and operations only according to our ordinary course of business consistent with past practice and will use our reasonable best efforts to preserve intact our respective business organization, keep available the services of our officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, joint venture partners, employees and others having business relationships with them.

     We have agreed that, except as expressly contemplated by the merger agreement or consented to in writing by SPS International, until the Certificate of Merger is filed, we will not and will not permit any of our subsidiaries to:

     o amend or modify its certificate of incorporation or by-laws (or comparable governing documents);

     o grant, issue or sell any shares of its capital stock (other than in connection with the exercise of outstanding options) or any voting debt or securities convertible into or exercisable for its capital stock or voting debt or any phantom stock or stock appreciation rights (other than issuance of phantom stock to certain non-employee directors in accordance with existing practices);

     o sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;

     o (a) make, or enter into any contract or commitment with respect to, capital expenditures in excess of $1,000,000, individually, or $5,000,000, in the aggregate; (b) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, joint venture interest or other business or division thereof; or (c) cancel, amend or modify any material contract or enter into any material contract other than any immaterial cancellation, modification or amendment in the ordinary course of business;

     o acquire a material amount of assets or securities except in the ordinary course of business;

     o except in the ordinary course of business (a) increase the compensation or fringe benefits of any of its directors, officers or employees,
       (b) grant any severance or termination pay or increase therein not currently required, (c) enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of us or any of our subsidiaries, or
       (d) establish, adopt, enter into or amend or terminate any plan or agreement relating to directors, officers or employees not in the ordinary course of business consistent with past practice;

     o sell, lease, license or otherwise dispose of any properties or assets or allow any properties or assets to become subject to certain encumbrances;

     o incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (except as between us and any of our subsidiaries in the ordinary course of business), issue or sell any debt securities or warrants or other rights to acquire any debt securities of us or any subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

     o make any loans, advances or capital contributions to, or investments in, any other person;

     o take any action relating to taxes of us or our subsidiaries, except for any action relating to taxes of us or our subsidiaries that is not inconsistent with past business practices and that is in the ordinary course of business;

     o make any material change in its method of accounting except as required by applicable law or generally accepted accounting principles;

     o adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries not constituting an inactive subsidiary (other than the merger);

     o (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends not in excess of $0.14 per share and dividends and intercompany distributions, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of CPI or any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     o (a) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, our most recent consolidated financial statements (or notes thereto) included in the filings with the Securities and Exchange Commission contemplated by the merger agreement or incurred in the ordinary course of business consistent with past practice, (b) cancel any material indebtedness (individually or in the aggregate) owed to CPI or any subsidiary or waive any material claims or rights or (c) knowingly waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party; or

     o agree, in writing or otherwise, to take any of the foregoing actions.

     The merger agreement provides that, except as expressly contemplated by the merger agreement or consented to in writing by SPS International, we and our subsidiaries will invest all but $50,000 of our cash on hand and any cash received after the date of the merger agreement in investments specified in the merger agreement as soon as practicable after the date of the merger agreement, provided that we may liquidate such investments under certain circumstances. Until the first anniversary of the effective time of the merger, SPS International and its affiliates will ensure that, except as expressly contemplated by the Merger Agreement, consented to in writing by SPS International or otherwise agreed with any of our officers or employees with regard to his or her compensation and benefits, all employees and officers of CPI and our subsidiaries receive:

     o the salary or wage level and annual bonus opportunity, to the extent applicable, at least comparable in the aggregate to that in effect immediately prior to the date hereof; and

     o benefits (excluding equity-based incentives) and other terms and conditions of employment that are equivalent in the aggregate to the benefits and terms and conditions received by such individuals immediately prior to the date of the merger agreement.

NO SOLICITATION OF OTHER OFFERS

     The merger agreement provides that neither we nor any of our representatives will take any action

     o to directly or indirectly solicit, initiate or knowingly encourage the making of any Acquisition Proposal (as defined below);

     o to initiate or participate in any discussions or negotiations with, or, furnish or disclose any information to, any person (other than SPS International or SPS Acquisition) in furtherance of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or

     o to enter into any agreement with respect to any Acquisition Proposal.

However, to the extent that the failure to take such action would breach the fiduciary obligations of our Board of Directors, we may, in response to an unsolicited Acquisition Proposal, furnish information to any person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with respect to any Acquisition Proposal.

     In addition, the merger agreement provides that neither our Board of Directors nor any committee thereof may

     o withdraw or modify, or propose to withdraw or modify, in a manner adverse to SPS International or SPS Acquisition, the approval or recommendation by the Board of Directors or any such committee of the merger agreement or the merger;

     o approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal; or

     o approve or recommend any Acquisition Proposal.

Notwithstanding the foregoing, if we receive a Superior Proposal (as defined below) and a majority of our disinterested directors determine, based upon the advice of our outside legal counsel, that failure to take such action would breach their fiduciary obligations, no sooner than three days after notice to SPS International, our Board of Directors may withdraw or modify its approval or recommendation of the merger and the merger agreement and may approve or recommend and, following termination of the merger agreement in accordance with the termination provisions, enter into an agreement with respect to such Acquisition Proposal.

     "Acquisition Proposal" means any inquiry, proposal or offer from any person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of CPI or any of our subsidiaries or of all or any portion of any class of our equity securities or the equity securities of any of our subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning all or any portion of any class of our equity securities or the equity securities of any of our subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or any transaction having similar economic effect involving CPI or any of our subsidiaries, other than the transactions contemplated by the merger agreement. "Superior Proposal" means a bona fide proposal made by a third party to acquire all or substantially all of CPI pursuant to a tender offer, exchange offer, a merger or other business combination or a sale of all or substantially all of our assets on terms which a majority of the disinterested members of our Board of Directors determines in their good faith reasonable judgment to be superior from a financial point of view to the holders of common stock to the merger and any alternative transaction proposed by SPS International (based on the written opinion as to the financial terms thereof, with only customary qualifications, of our independent financial advisor), taking into account all the terms and conditions of such Acquisition Proposal and the merger agreement or any alternative transaction proposed by SPS International.

INDEBTEDNESS OF CPI

     The merger agreement provides that CPI arrange for the prepayment, prior to, at or immediately following the effective time of the merger, of the entire principal amount of and all other amounts owing under CPI's 7.46% Senior Notes due 2007 and retire the notes. CPI may not make any payments in connection with the prepayment of the notes except for payments that are required pursuant to the terms of the notes.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction of a number of conditions, most of which may be waived by a specified party or parties. These conditions include the merger agreement and the merger being approved and adopted by a majority of the holders of the outstanding shares of common stock entitled to vote and no preliminary or permanent injunction or other order issued by any court or government authority or other legal restraint or prohibition prohibiting the consummation of the merger being in effect.

     The obligations of SPS International and SPS Acquisition to effect the merger are subject to the satisfaction of additional closing conditions which include the following:

     o our representations and warranties shall be true and correct as of the effective time of the merger, except as otherwise contemplated by the merger agreement;

     o we shall have performed our obligations under the merger agreement in all material respects at or prior to the effective time of the merger;

     o SPS Acquisition shall have obtained the financing contemplated by the merger agreement on terms substantially as outlined in the commitment letters described under "THE MERGER--Financing of the Merger", including at least $10 million of equity financing from the Management Investors, and, therefore, shall have satisfied the conditions to funding summarized in "THE MERGER--Financing of the Merger--Conditions to Funding the Facilities";

     o we shall have entered into arrangements for the prepayment at or immediately following the Closing of the entire principal amount of, and all other amounts owing under, our 7.46% Senior Notes due 2007;

     o our license agreements with Sears and/or its affiliates shall remain in full force and effect as of the closing date and Sears shall not have exercised any right to terminate any such agreements for any reason (other than the closing of a Sears store) and Sears shall have consented in writing to the change of control contemplated by the merger;

     o we shall have received the consent of all governmental agencies and authorities and third parties necessary to consummate the transactions contemplated by the merger agreement other than such consents the absence of which either individually or in the aggregate would not have a material adverse effect on us and our subsidiaries;

     o SPS International's environmental consultants shall have completed their Phase I assessment with respect to certain of our properties and delivered to SPS International a report of the Phase I assessment which shall not disclose potential environmental circumstances or conditions the remediation of which (to the extent required), and penalties resulting from, individually or in the aggregate, are reasonably expected to exceed $3 million.

     In addition, our obligation to effect the merger is subject to the satisfaction of additional closing conditions which include the following: (a) the representations and warranties of SPS International and SPS Acquisition shall be true and correct as of the effective time of the merger, except as otherwise contemplated by the merger agreement; and (b) each of SPS International and SPS Acquisition shall have performed its obligations under the merger agreement in all material respects at or prior to the effective time of the merger.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned, at any time prior to the closing date, whether before or after approval of the merger by our stockholders:

          (a) by mutual consent of CPI, on the one hand, and of SPS International and SPS Acquisition, on the other hand;

          (b) by either SPS International or CPI if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by SPS International or CPI if the Closing shall have not occurred on or prior to October 29, 1999, unless the Closing shall have not occurred because of a breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the merger agreement on the part of the party seeking to terminate the merger agreement; provided, that the passage of such period shall have been tolled for any part thereof during which any party is subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger;

          (d) by SPS International in the event of a breach by CPI of any representation, warranty, covenant or agreement contained in the merger agreement which would give rise to our failure to meet a condition relating to representations and warranties or performance of obligations set forth in the merger agreement and which cannot or has not been cured prior to 15 days after the giving of written notice of such breach to us;

          (e) by us in the event of a breach by SPS International or SPS Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement which would give rise to the failure of SPS International or SPS Acquisition to meet a condition relating to representations and warranties or performance of obligations set forth in the merger agreement and which cannot or has not been cured prior to 15 days after the giving of written notice of such breach to SPS International and SPS Acquisition;

          (f) by SPS International or CPI if the requisite approval by our stockholders of the merger and the merger agreement shall not have been obtained after a vote on the matter at the special meeting;

          (g) by SPS International if (i) we or our Board of Directors shall have (x) withdrawn, modified or amended in any respect adverse to SPS International its approval or recommendation of the merger or the merger agreement or any of the transactions contemplated by the merger agreement, (y) approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated by, any Acquisition Proposal received from a person other than SPS International or any of its affiliates or (z) resolved to do any of the foregoing or
     (ii) any person or group (as defined in Section 13(d) of the Exchange Act) other than SPS International, SPS Acquisition or any of their affiliates, shall have become the beneficial owner of more than 50% of the outstanding shares of our common stock; or

          (h) by us no sooner than three days following delivery to SPS International of notice of a Superior Proposal, if, (i) our Board of Directors, in compliance with the merger agreement, withdraws, modifies or amends in a manner adverse to SPS International its recommendation of the merger or the merger agreement or (ii) we or our Board of Directors approves a Superior Proposal; provided, however, that (w) we have complied with our obligation not to solicit Acquisition Proposals and to accept a Superior Proposal only in accordance with the terms of the merger agreement, (x) our Board of Directors shall have concluded in good faith, after giving effect to all concessions which have been offered by SPS International, that such proposal is a Superior Proposal, (y) the Board of Directors shall have concluded in good faith, based upon the advice of its outside legal counsel, that notwithstanding all concessions which have been offered by SPS International in negotiations conducted pursuant to clause (z) below, failure to approve such Superior Proposal would result in a breach of the Board of Director's fiduciary duties to our stockholders and (z) prior to any such termination, we shall, and shall cause our legal and financial advisors to, negotiate with SPS International to determine whether or not SPS International can make such adjustments in the terms and conditions of the merger agreement as would enable SPS International to proceed with the transactions contemplated by the merger agreement on such adjusted terms; provided that the merger agreement may not be terminated pursuant to this provision unless concurrently with such termination, we pay to SPS International the $9 million termination fee required by the merger agreement.

TERMINATION FEES; EXPENSES

     The merger agreement provides under certain circumstances for the payment of a fee in the amount of $9 million to SPS International, if

          (1) the merger agreement is terminated pursuant to paragraph (g) or
     (h) in the Section immediately above entitled "--Termination of the Merger Agreement" or

          (2) any person's intention to make an Acquisition Proposal becomes public and the merger agreement is terminated and we enter into an agreement to consummate an Acquisition Proposal within twelve months of the termination of the merger agreement.

     In addition, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except that we must reimburse SPS International and SPS Acquisition for all their documented out-of-pocket expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement up to a maximum of $6 million if:

     o the merger agreement is terminated pursuant to paragraph (c) (as a result of any fact, circumstance or occurrence arising after the date of the merger agreement which has had or would reasonably be expected to have a material adverse effect on us), (d), (f), (g) or (h) in the Section immediately above entitled "--Termination of the Merger Agreement," or

     o the termination fee becomes payable pursuant to Item 2 of the previous paragraph.

     The following is an estimate of the costs and expenses expected to be incurred in connection with the merger:

Advisor Fees and Expenses..................................................   $ 4,877,300
Debt Financing Fees........................................................    14,545,500
Legal, Accounting and Filing Fees, Printing and Mailing Costs and Other
  Expenses.................................................................     3,711,700
Miscellaneous..............................................................    11,465,500
                                                                              -----------
                                                                              $34,600,000

The surviving corporation in the merger will pay all or a portion of these costs out of the proceeds of the financing.

AMENDMENTS TO THE MERGER AGREEMENT

     The merger agreement may be amended in writing by each of the parties thereto. After approval of the merger agreement by our stockholders, no amendment to the merger agreement may be made which by law requires further approval of the stockholders without such further approval.

                        GUARANTEE BY AMERICAN SECURITIES

     CPI and American Securities entered into a letter agreement dated June 15, 1999 pursuant to which American Securities irrevocably and unconditionally guaranteed the payment to CPI of any and all amounts which are finally judicially determined to be due to CPI from SPS International by reason of the willful breach by SPS International or SPS Acquisition of the terms of the merger agreement in the event the merger agreement is terminated by CPI as a result of (a) the willful breach of any of the representations, warranties, covenants or agreements of SPS International or SPS Acquisition in the merger agreement or (b) the issuance by any governmental or regulatory agency of a final and nonappealable order, decree or ruling or any other final and nonappealable action by such agency permanently enjoining, restraining or otherwise prohibiting the merger. This guarantee is capped at $80 million.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To our best knowledge, the following table sets forth beneficial owners of more than five percent of our common stock.

                                                                                        AMOUNT AND
                                                                                        NATURE OF
TITLE OF                                                                                BENEFICIAL    PERCENT OF
CLASS          NAME AND ADDRESS OF BENEFICIAL OWNER                                     OWNERSHIP      CLASS
-------------  ----------------------------------------------------------------------   ----------    ----------

Common Stock   New South Capital Management .........................................   1,376,615(1)     14.0%
               1000 Ridgeway Loop Road, Suite 233
               Memphis, Tennessee 38120

Common Stock   First Pacific Advisors, Inc. .........................................   1,095,650(2)     11.1%
               11400 West Olympic Boulevard, Suite 1200
               Los Angeles, California 90064

Common Stock   Ryback Management Corporation ........................................     812,500(3)      8.1%
               7711 Carondelet Avenue
               St. Louis, Missouri 63105

Common Stock   First Union Corporation ..............................................     522,050(4)      5.2%
               Charlotte, North Carolina 28288

Common Stock   Dimensional Fund Advisors, Inc. ......................................     495,400(5)      5.0%
               1299 Ocean Avenue, 11th Floor
               Santa Monica, California 90101

------------------
(1) As reported on its Schedule 13G, dated February 8, 1999, New South Capital Management, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, was the owner of 1,376,615 shares as of December 31, 1998, representing approximately 14% of the total shares outstanding on that day. New South Capital Management has sole voting power for 1,359,115 of the shares, shared voting power for 17,500 shares and sole dispositive power for all the shares. Although we are not aware of any amendment to its Schedule 13G, we believe that New South Capital Management now holds approximately 1,420,617 shares, representing approximately 14.34% of the total shares outstanding.

(2) As reported on its Schedule 13G, dated February 12, 1999, First Pacific Advisors, Inc. ("First Pacific"), an Investment Adviser registered under
    Section 203 of the Investment Advisers Act of 1940, beneficially owned 1,095,650 shares, or approximately 11.1% of the total shares outstanding on December 31, 1998. First Pacific has shared voting power with respect to 354,350 of the shares and shared dispositive power with respect to all the shares.

(3) As reported in its Schedule 13G, dated January 28, 1999, Ryback Management Corporation, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, and/or Lindner Investment Series Trust, an investment company registered under Section 8 of the Investment Company Act held in a fiduciary capacity sole voting and dispositive power as to 812,500 shares beneficially owned by Lindner Growth Fund as of December 31, 1998, constituting 8.1% of the outstanding shares on that date. Although we are not aware of any amendment to its Schedule 13G, we believe that Ryback Management Corporation and/or Lindner Investment Series Trust now holds approximately 754,000 shares, representing approximately 7.61% of the total shares outstanding.

(4) As reported on its Schedule 13G, dated February 11, 1999, First Union Corporation, a parent holding company, through its subsidiaries, held sole voting power for 429,300 shares, shared voting power for 92,000 shares, sole dispositive power for 427,050 shares and shared dispositive power for 92,000 shares. As of December 31, 1998, an aggregate of 522,050 shares were reported as beneficially owned, constituting 5.21% of the outstanding shares on that date. First Union Corporation subsidiaries, Evergreen Asset Management

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
    Corporation (IA), Lieber & Company (IA) and Wheat First Securities, Inc.
    (IA) are Investment Advisers for mutual funds and other clients, which are the beneficial owners of the shares. Another subsidiary, First Union National Bank (BK), holds securities in a fiduciary capacity for its customers. Although we are not aware of any amendment to its Schedule 13G, we believe that a First Union Corporation subsidiary, Lieber & Company, now holds approximately 513,300 shares, representing approximately 5.18% of the total shares outstanding.

(5) As reported in its Schedule 13G, dated February 11, 1999, Dimensional Fund Advisors, Inc., an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, held sole voting and dispositive power for 495,400 shares as of December 31, 1998, constituting 5.04% of the outstanding shares as of that date. Although we are not aware of any amendment to its Schedule 13G, we believe that Dimensional Fund Advisors, Inc. now holds approximately 460,300 shares, representing approximately 4.65% of the total shares outstanding.

               TRANSACTIONS IN COMMON STOCK BY CERTAIN PERSONS

     The following table sets forth certain information concerning purchases and dispositions of common stock since February 1, 1997 by CPI and our affiliates:

                                                                   NUMBER
                                                NUMBER OF         OF SHARES      PRICE PER       WHERE AND HOW
             NAME                   DATE      SHARES PURCHASED    DISPOSED OF     SHARE       TRANSACTION EFFECTED
-------------------------------   --------    ----------------    -----------    ---------    --------------------
CPI............................    4/18/97            3,014              --       $ 18.50         Open market
CPI............................    4/22/97              279              --       $ 18.50         Open Market
CPI............................    4/22/97            1,206              --       $ 18.50         Open Market
CPI............................    5/20/97            4,385              --       $ 18.50         Open market
CPI............................    6/25/97           11,900              --       $ 19.05         Open market
CPI............................    6/26/97           19,500              --       $ 19.05         Open market
CPI............................    6/27/97            8,000              --       $ 19.09         Open market
CPI............................    6/30/97            1,100              --       $ 19.74         Open market
CPI............................     7/1/97            4,400              --       $ 20.55         Open market
CPI............................    7/14/97            5,500              --       $ 21.30         Open market
Patrick Morris.................     9/5/97               --             960       $ 24.12           Gifted
Patrick Morris.................    10/3/97               --             240       $ 27.31           Gifted
Alyn Essman....................    10/7/97               --          10,000       $ 27.00           Gifted
Patrick Morris.................   10/22/97               --             465       $ 24.00           Gifted
Patrick Morris.................   10/24/97               --          10,000       $ 26.47         Open market
Patrick Morris.................   12/31/97              133              --       $ 21.01     1997 Profit Sharing
                                                                                                     Match
Alyn Essman....................     1/6/99               --          60,000       $ 27.00           Gifted
Russell Isaak..................     1/7/98               --              19       $ 23.00      Disposition from
                                                                                               Profit Sharing Plan
Patrick Morris.................     1/7/98               --             320       $ 23.00      Disposition from
                                                                                               Profit Sharing Plan
CPI............................    1/20/98        1,999,215              --       $ 23.00      Self-tender offer
CPI............................    1/30/98            1,000              --       $ 23.00         Open market
CPI............................    2/10/98            1,314              --       $ 24.06         Open market
CPI............................    2/20/98              330              --       $ 24.06         Open market
CPI............................    2/20/98            3,070              --       $ 24.06         Open market
CPI............................    2/23/98            7,500              --       $ 24.80         Open market
CPI............................     9/1/98           13,000              --       $ 20.35         Open market
CPI............................     9/2/98            3,000              --       $ 20.68         Open market
CPI............................     9/3/98            4,400              --       $ 20.24         Open market
CPI............................     9/4/98            4,400              --       $ 19.80         Open market
CPI............................     9/8/98            4,400              --       $ 19.30         Open market
CPI............................     9/9/98            4,400              --       $ 18.91         Open market
CPI............................    9/10/98            4,400              --       $ 18.97         Open market
CPI............................    9/11/98            4,500              --       $ 18.95         Open market
CPI............................    9/14/98           54,500              --       $ 18.72         Open market
CPI............................    9/15/98           19,500              --       $ 18.51         Open market
CPI............................    9/16/98            9,500              --       $ 19.05         Open market
CPI............................    9/17/98              500              --       $ 19.34         Open market
CPI............................    9/18/98            2,900              --       $ 19.61         Open market
CPI............................    9/21/98            2,200              --       $ 20.34         Open market
CPI............................    9/22/98            3,200              --       $ 20.56         Open market
CPI............................    9/23/98            3,600              --       $ 22.24         Open market
CPI............................   10/28/98            2,600              --       $ 23.55         Open market
CPI............................   10/28/98           45,000              --       $ 24.05         Open market
CPI............................    11/3/98           54,000              --       $ 23.30         Open market

     As of the date hereof, our Employees Profit Sharing Plan and Trust holds 94,112 shares of common stock.

                                 OTHER MATTERS

     Our Board of Directors is not aware of any matters to be presented for action at the special meeting other than those described herein and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

                 PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK

     Due to the contemplated consummation of the merger, we do not currently expect to hold a 2000 annual meeting of stockholders because, following the merger, we will not be a publicly-held company. In the event the merger is not consummated for any reason, we must receive proposals of stockholders intended to be presented at the 2000 annual meeting of stockholders at our principal executive offices no later than January 8, 2000 for inclusion in our Proxy Statement and form of proxy relating to that meeting.

                            EXPENSES OF SOLICITATION

     We will bear the cost of preparing, mailing, and soliciting the enclosed form of proxy. In addition to our solicitations by mail, our directors, officers, and regular employees may solicit proxies personally and by telephone, facsimile, or other means, for which they will receive no compensation in addition to their normal compensation. We have also retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010 to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees, and fiduciaries and will pay that firm's out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for their reasonable out-of-pocket and clerical expenses.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Our consolidated financial statements as of February 6, 1999, and for each of the years in the five-year period ended February 6, 1999, incorporated herein by reference, have been audited by KPMG LLP, independent public accountants, as stated in their report.

     It is not anticipated that a representative of KPMG LLP will attend the special meeting.

                             AVAILABLE INFORMATION

     We are subject to the informational reporting requirements of the Securities and Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and Exchange Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission at its Washington address at prescribed rates.

     CPI, SPS International, SPS Acquisition, Alyn V. Essman, Russell Isaak and Patrick J. Morris have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the Securities and Exchange Commission, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated herein by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from
what is contained in this document. This document is dated           , 1999. You
should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                     INFORMATION INCORPORATED BY REFERENCE

     Our Annual Report on Form 10-K for the year ended February 6, 1999 and our Quarterly Report on Form 10-Q for the quarter ended May 1, 1999, each filed by CPI with the Securities and Exchange Commission (Commission File No. 1-10204) are hereby incorporated by reference into this Proxy Statement. Our 10-K and 10-Q are not presented herein or delivered herewith, but are available (without exhibits, unless such exhibits are specifically incorporated herein by reference) to any person, including any beneficial owner, to whom this Proxy Statement is delivered, without charge, upon written request directed to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103, Attention: Jane E. Nelson at (314) 231-1575. Copies of our 10-K and 10-Q so requested will be sent, within one business day of receipt of such request, by first class mail, postage paid.

     All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this Proxy Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                         ------------------------------

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. WE HAVE SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO US, AND SPS INTERNATIONAL HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO SPS INTERNATIONAL, SPS ACQUISITION, AND THEIR AFFILIATES.

                                            By order of the Board of Directors

                                            Jane E. Nelson
                                            Secretary and General Counsel

               , 1999

                                                                      APPENDIX A

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        SPS INTERNATIONAL HOLDINGS, INC.

                             SPS ACQUISITION, INC.

                                      AND

                                   CPI CORP.

                           Dated as of June 15, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

                                                     ARTICLE I

THE MERGER AND RELATED MATTERS...............................................................................     1
     1.01    The Merger......................................................................................     1
     1.02    Effective Time; Closing.........................................................................     1
     1.03    Effect of Merger................................................................................     1
     1.04    Conversion of Stock.............................................................................     1
     1.05    Dissenting Stock................................................................................     2
     1.06    Surrender of Certificates.......................................................................     2
     1.07    Payment.........................................................................................     3
     1.08    No Further Rights of Transfers..................................................................     3
     1.09    Stock Option and Other Plans....................................................................     3
     1.10    Certificate of Incorporation of the Surviving Corporation.......................................     4
     1.11    By-Laws of the Surviving Corporation............................................................     4
     1.12    Directors and Officers of the Surviving Corporation.............................................     4

                                                     ARTICLE II

REPRESENTATIONS AND WARRANTIES...............................................................................     4
     2.01    Representations and Warranties of the Company...................................................     4
             (a)   Due Organization, Good Standing and Corporate Power.......................................     4
             (b)   Authorization and Validity of Agreement...................................................     4
             (c)   Capitalization............................................................................     5
             (d)   Consents and Approvals; No Violations.....................................................     6
             (e)   Company Reports and Financial Statements..................................................     6
             (f)   Absence of Certain Changes................................................................     7
             (g)   Title to Properties; Encumbrances.........................................................     7
             (h)   Compliance with Laws......................................................................     7
             (i)   Litigation................................................................................     8
             (j)   Employee Benefit Plans....................................................................     8
             (k)   Taxes.....................................................................................     9
             (l)   Liabilities...............................................................................    10
             (m)   Intellectual Properties...................................................................    10
             (n)   Material Contracts........................................................................    10
             (o)   Proxy Statement; Schedule 13E-3...........................................................    11
             (p)   Broker's or Finder's Fee..................................................................    12
             (q)   Environmental Laws and Regulations........................................................    12
             (r)   State Takeover Statutes; Charter Provisions...............................................    13
             (s)   Opinion of Financial Advisor..............................................................    13
             (t)   Labor Matters.............................................................................    13
             (u)   Year 2000.................................................................................    14
     2.02    Representations and Warranties of Parent and Sub................................................    14
             (a)   Due Organization; Good Standing and Corporate Power.......................................    14
             (b)   Authorization and Validity of Agreement...................................................    14
             (c)   Consents and Approvals; No Violations.....................................................    14
             (d)   Broker's or Finder's Fee..................................................................    15
             (e)   Financing.................................................................................    15
             (f)   Proxy Statement; Schedule 13E-3...........................................................    15

                                                                                                                PAGE
                                                                                                                 --
                                                    ARTICLE III

TRANSACTIONS PRIOR TO EFFECTIVE DATE.........................................................................    15
     3.01    Access to Information Concerning Properties and Records.........................................    15
     3.02    Confidentiality.................................................................................    15
     3.03    Conduct of the Business of the Company Pending the Closing Date.................................    15
     3.04    Proxy Statement; Schedule 13E-3.................................................................    17
     3.05    Stockholder Approval............................................................................    17
     3.06    Reasonable Best Efforts.........................................................................    18
     3.07    No Solicitation of Other Offers.................................................................    18
     3.08    Notification of Certain Matters.................................................................    19
     3.09    HSR Act.........................................................................................    19
     3.10    Employee Benefits...............................................................................    19
     3.11    Directors' and Officers' Insurance; Indemnification.............................................    20
     3.12    Indebtedness of the Company.....................................................................    21
     3.13    Guaranty of Performance.........................................................................    21
     3.14    Financing.......................................................................................    21

                                                     ARTICLE IV

CONDITIONS PRECEDENT TO MERGER...............................................................................    21
     4.01    Conditions Precedent to Obligations of Parent, Sub and the Company..............................    21
             (a)   Approval of Company's Stockholders........................................................    21
             (b)   HSR Act...................................................................................    22
             (c)   Injunction................................................................................    22
             (d)   Statutes..................................................................................    22
     4.02    Conditions to Obligations of Parent and Sub.....................................................    22
     4.03    Condition to Obligation of the Company..........................................................    23

                                                     ARTICLE V

TERMINATION AND ABANDONMENT..................................................................................    23
     5.01    Termination.....................................................................................    23
     5.02    Effect of Termination...........................................................................    24

                                                     ARTICLE VI

MISCELLANEOUS................................................................................................    24
     6.01    Fees and Expenses...............................................................................    24
     6.02    Representations and Warranties..................................................................    25
     6.03    Extension; Waiver...............................................................................    25
     6.04    Public Announcements............................................................................    25
     6.05    Charitable Contributions........................................................................    25
     6.06    Notices.........................................................................................    25
     6.07    Entire Agreement................................................................................    26
     6.08    Binding Effect; Benefit; Assignment.............................................................    26
     6.09    Amendment and Modification......................................................................    26
     6.10    Further Actions.................................................................................    26
     6.11    Headings........................................................................................    26
     6.12    Counterparts....................................................................................    26
     6.13    Applicable Law..................................................................................    26
     6.14    Severability....................................................................................    26
     6.15    Certain Definitions.............................................................................    26
     6.16    Transfer Taxes..................................................................................    27

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 15, 1999 (this "AGREEMENT"), by and among SPS International Holdings, Inc., a Delaware corporation ("PARENT"), SPS Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("SUB"), and CPI Corp., a Delaware corporation (the "COMPANY").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, have approved, and have determined advisable, the merger of Sub into the Company, with the Company being the surviving corporation (the "MERGER"), pursuant to and subject to the terms and conditions of this Agreement;

     WHEREAS, the directors of the Company have unanimously determined (i) that the Merger is fair to, and in the best interests of, the holders of common stock, par value $0.40 per share, of the Company (the "Common Stock"), (ii) to approve the Merger and (iii) to recommend the approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, certain employees of the Company and Parent are simultaneously entering into the subscription agreements (the "Subscription Agreements") providing for, among other things, equity investments by such employees in Parent;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                         THE MERGER AND RELATED MATTERS

     1.01 The Merger. (a) On the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined below), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name of CPI Corp.(the "SURVIVING CORPORATION").

     1.02 Effective Time; Closing. (a) On the Closing Date (as defined below), the Company shall execute, in the manner required by the DGCL, and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The certificate of merger shall provide that the Merger becomes effective upon the filing of such certificate of merger. The time the Merger becomes effective in accordance with applicable law is referred to as the "EFFECTIVE TIME."

     (b) The closing of the Merger (the "CLOSING") shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York as soon as practicable after the last of the conditions set forth in Article IV hereof is fulfilled or waived (subject to applicable law) but in no event later than the earlier of the fifth business day thereafter, or at such other time and place and on such other date as Parent and Company shall mutually agree (the "CLOSING DATE").

     1.03 Effect of Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     1.04 Conversion of Stock.  At the Effective Time:

          (a) Each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any Subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Dissenting Stockholders (as defined in Section 1.05 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash equal to $37.00 (the "MERGER CONSIDERATION"); and

          (b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $0.40 par value, of the Surviving Corporation.

     1.05 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of the DGCL concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("DISSENTING STOCKHOLDERS") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the DGCL; provided, however, that
(i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), (ii) if any Dissenting Stockholder fails to establish and perfect or otherwise loses his or her entitlement to appraisal rights as provided by applicable law or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of the shares of Common Stock outstanding at the Effective Time and held by Dissenting Stockholders, in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

     1.06 Surrender of Certificates. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States and reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "CERTIFICATES") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article I. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 6.15 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article I. No interest shall be paid or accrued in respect of such cash payments.

     (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article I; provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     1.07 Payment. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub) or a Person known at the time of such deposit to be a Dissenting Stockholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "PAYMENT FUND"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated at least "P-1" by Moody's Investors Services, Inc. or "A-1" Standard & Poor's Ratings Group or time deposits, certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $1,000,000,000 in assets (collectively, "PERMITTED INVESTMENTS") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.02(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     1.08 No Further Rights of Transfers. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be canceled pursuant to Section 1.04(a) hereof and other than shares held by Dissenting Stockholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to the DGCL and Section 1.05 if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

     1.09 Stock Option and Other Plans. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and use its reasonable best efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time of all the outstanding stock options to purchase Common Stock (the "OPTIONS") heretofore granted under any stock option plan or agreement of the Company (the "STOCK PLANS"). Immediately prior to the Effective Time, the Company shall use its reasonable best efforts to ensure that (i) each such Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "CASH PAYMENT"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option as to which such Option could have been exercisable and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time and
(ii) each share of Common Stock previously issued in the form of grants of restricted stock or grants of contingent or bonus shares shall fully vest and be paid in accordance with their respective terms. As provided herein, the Company shall use its reasonable best efforts to ensure that the Stock Plans shall terminate as of the Effective Time and the provisions of any Employee Benefit Plan (as defined in Section 2.01(j)) providing for the issuance or grant of shares of the capital stock of the Company shall be deleted as of the Effective Time. The Company will take all reasonable steps to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its Subsidiaries. The Company will use its reasonable best efforts to obtain any necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof. Notwithstanding the foregoing, Parent and any employee of the Company may agree in writing that all or a portion of the Options held by such employee will, in lieu of being canceled in consideration for the Cash Payment pursuant to this Section 1.09, be rolled over into options to acquire shares of Parent common stock in a manner which complies with the requirements of Section 424 of the Code. In such event, the Company shall not make any Cash Payment in respect of any such rolled-over Options.

     1.10 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.11 By-Laws of the Surviving Corporation. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     1.12 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

          (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in
     Section 2.01(a) of the Company's disclosure letter (the "COMPANY DISCLOSURE LETTER") delivered concurrently with the delivery of this Agreement, each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT").

          (b) Authorization and Validity of Agreement. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and unanimously approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (c) Capitalization. (i) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. As of June 11, 1999, (1) 17,783,061 shares of Common Stock were issued of which 9,918,800 were outstanding, (2) 1,401,987 shares of Common Stock were reserved for issuance pursuant to outstanding Options granted under the Stock Plans, (3) 7,864,261 shares of Common Stock were held in the Company's treasury and (4) no shares of preferred stock were issued and outstanding. All issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of any preemptive rights. Except as set forth in the second sentence of this
     Section 2.01(c)(i) or, in Section 2.01(c) of the Company Disclosure Letter,
     (i) there are no shares of capital stock of the Company authorized or, as of June 11, 1999, issued, reserved for issuance or outstanding and
     (ii) there are not as of the date hereof, and at the Closing Date, except as permitted by Section 3.03 hereof, there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. Section 2.01(c) of the Company Disclosure Letter sets forth a true and correct list of the Options outstanding as of June 11, 1999 and the exercise prices thereof and since June 11, 1999 the Company has not issued any Options. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("VOTING COMPANY DEBT"). As of the date hereof except as set forth in
     Section 2.01(c) of the Company Disclosure Letter, and except for Options which may have been exercised since June 11, 1999, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Stock. There are not any (i) outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary, (ii) voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of the Subsidiaries. None of the outstanding shares of Common Stock are subject to, nor were they issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

          (ii) Section 2.01(c)(ii) of the Company Disclosure Letter lists all of the Company's Subsidiaries. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all liens, encumbrances, options or claims whatsoever except as set forth in Section 2.01(c)(ii) of the Company Disclosure Letter. No shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Other than as set forth in
     Section 2.01(c)(ii) of the Company Disclosure Letter, there are no restrictions of any kind which prevent the payment of dividends by any of the

     Company's Subsidiaries. Except for the Subsidiaries listed in Section 2.01(c)(ii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

          (d) Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), are made and any applicable waiting period thereunder has been terminated or has expired, (ii) the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") relating to the Proxy Statement (as defined below) and the Schedule 13E-3 (as defined below) are met, (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL are made and (iv) approval of the Merger by holders of a majority of the outstanding shares of Common Stock entitled to vote is received, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable governing documents of any of its Subsidiaries, in each case, as amended; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) and except as set forth in Section 2.01(d) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, mortgage, pledge, security interest, charge or encumbrance, easement, right-of-way, sublease or similar restriction (each an "ENCUMBRANCE") upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to, any penalty, acceleration or rights to early termination under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound except, in the case of clauses
     (2), (3) and (4) above, for any such filing, permit, consent, approval, the failure to obtain or make which, and except for any breach, violation, Encumbrance, penalty, acceleration or early termination which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent consummation of the transactions contemplated by this Agreement. The only vote of holders of any class or series of any capital stock of the Company necessary to approve and adopt this Agreement and the Merger is the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock (the "STOCKHOLDER APPROVAL").

          (e) Company Reports and Financial Statements. (i) Since February 4, 1996 the Company has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all forms, reports and documents filed with the Commission by the Company have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission between February 4, 1996 and the date hereof (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "COMMISSION FILINGS"). Except to the extent amended or superseded by a subsequent filing with the Commission made prior to the date hereof, as of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Commission Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally-accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (f) Absence of Certain Changes. Except as previously disclosed in the Commission Filings, as set forth in Section 2.01(f) of the Company Disclosure Letter or as otherwise contemplated by this Agreement, since February 6, 1999 (i) none of the Company nor any of its Subsidiaries has experienced or been affected by any event, change, effect or development that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, other than any event, change, effect or development arising out of changes in general economic, regulatory or political conditions, and (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course.

          (g) Title to Properties; Encumbrances. (i) The Company and each of its Subsidiaries has good, and in the case of owned real property, marketable fee, title to (A) all of its material tangible properties and assets including, without limitation, all such properties and assets reflected in the consolidated balance sheet as of February 6, 1999 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of February 6, 1999 which have been sold or otherwise disposed of in the ordinary course of business after such date, and (B) all the material tangible properties and assets purchased by the Company or any of its Subsidiaries since February 6, 1999 except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no Encumbrance, except for (1) Encumbrances reflected in the consolidated balance sheet as of February 6, 1999 (including the notes thereto),
     (2) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business,
     (3) statutory liens or liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business, (4) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and
     (5) such Encumbrances as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (such Encumbrances, "PERMITTED ENCUMBRANCES").

          (ii) Section 2.01(g) of the Company Disclosure Letter contains a list of all of the real property and interests in real property owned by the Company or any of its Subsidiaries and all material leases of real property to which the Company or any Subsidiary is a party or by which any of them holds a leasehold interest (collectively, the "REAL PROPERTY"). Except as set forth in Section 2.01(g) of the Company Disclosure Letter or as disclosed in the Commission Filings, (1) each Real Property lease to which the Company or its Subsidiary is a party is in full force and effect in accordance with its terms, (2) all rents and additional rents due to date from the Company or a Subsidiary on each such lease have been paid,
     (3) neither the Company nor any Subsidiary has received written notice that it is in default thereunder, and (4) there exists no default by the Company or any Subsidiary under such lease, except to the extent that such failure to be in full force and effect, pay such rents or such defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material leases, subleases, licenses, concessions or any other agreements or commitments granting to any Person or entity other than the Company or a Subsidiary any right to possession, use, occupancy or enjoyment of any of the Real Property or any portion thereof. None of the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other agreement or commitment to sell or otherwise dispose of any material Real Property or any other material interest in any Real Property.

          (h) Compliance with Laws. Except as set forth in the Commission Filings or as set forth in Section 2.01(h) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees (other than with respect to taxes, Environmental Laws, employee benefits and federal securities laws, which are the subject of specific representations contained in this Agreement) except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not prevent or materially delay consummation of the transactions contemplated by this Agreement. Except as set forth in the Commission Filings or in
     Section 2.01(h) or (i) of the Company Disclosure Letter, none of the Company or any Subsidiary has received any written communication during the past two years from a governmental entity that alleges that the Company or any Subsidiary is not in compliance with any applicable law, regulation, order, judgment or decree, except for any such non-compliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (i) Litigation. Except as disclosed in the Commission Filings or as set forth in Section 2.01(i) of the Company Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their properties or rights which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement. Except as disclosed in the Commission Filings or as set forth in Section 2.01(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (j) Employee Benefit Plans. (i) Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), written or oral, formal or informal, and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits and maintained by the Company and/or any of its Subsidiaries or to which the Company or any such Subsidiary contributes (collectively, the "EMPLOYEE BENEFIT PLANS") is listed in Section 2.01(j) of the Company Disclosure Letter. Except as set forth in Section 2.01(j) of the Company Disclosure Letter or disclosed in the Commission Filings, or to the extent that any breach of the representations set forth in this Section 2.01(j), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (i) each Employee Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which would adversely affect such qualified status; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under any employee benefit plan covered by Title IV of ERISA did not exceed the fair value of the assets allocable thereto, as determined by such plan's actuary in such plan's most recent actuarial valuation; (iv) no employee benefit plan that is maintained or contributed to by the Company, any of its Subsidiaries or any person that, together with the Company or any such Subsidiary, would be treated as a single employer under
     Section 414 of the Code (each, a "Control Group Plan") covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Control Group Plan covered by Title IV of ERISA (other than any such event related to the transactions contemplated by this Agreement); (vi) no Control Group Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (vii) neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code; and (viii) no liability, claim, action or litigation, has been made, commenced or, to the Company's knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims).

          (ii) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description distributed to plan participants and other written communications and (D) for the two most recent years (1) the Form 5500 and attached schedules filed with the Internal Revenue Service, (2) audited financial statements, (3) actuarial valuation reports and (4) attorney's response to an auditor's request for information.

          (iii) Neither the Company or its Subsidiaries nor any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code (an "ERISA AFFILIATE") has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

          (iv) The Company and its Subsidiaries have not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Company or its Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability which remains unsatisfied.

          (v) Except as provided in Section 2.01(j) of the Company Disclosure Letter or in documents made available to Parent or its counsel, no Employee Benefit Plan or other plan, policy or agreement of the Company and its Subsidiaries exists that would result in the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute an excess parachute payment within the meaning of Code section 280G.

          (k) Taxes. Except to the extent that the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all Tax Returns which are required to be filed by, or with respect to, the Company on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company). Except as set forth in Section 2.01(k) of the Company Disclosure Letter or disclosed in the Commission Filings, and except to the extent that the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all Taxes due and payable by the Company or any of its Subsidiaries on or prior to the Closing Date have been, or prior to the Closing Date will be, paid or fully provided for on the books and records of the Company in accordance with GAAP. Except to the extent that the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have made adequate provision (in the reasonable judgment of the management of the Company) for all Taxes payable for any periods that end before the Effective Time for which no Tax Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time. Except as set forth in
     Section 2.01(k) of the Company Disclosure Letter, (a) there are no written waivers in effect of the applicable statutory period of limitation for Taxes of the Company for any taxable period, except for such waivers that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (b) no audit, deficiency assessment or proposed adjustment with respect to any liability for Taxes of the Company or any of its Subsidiaries for any taxable period is pending or, to the knowledge of the Company, threatened, except for such audits, deficiency assessments or proposed adjustments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (c) except for claims with respect to Taxes that are not yet due and payable and for claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, no material claim for unpaid Taxes has become a lien against the property of the Company or any of its Subsidiaries,
     (d) neither the Company nor any of its Subsidiaries (i) has been a member of a consolidated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
     (ii) has
     any liability for the Taxes of any Person (other than the Company and its Subsidiaries), including liability arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, except to the extent that any such liability, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (e) except to the extent the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. As used herein, "Taxes" shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          (l) Liabilities. Neither the Company nor any of its Subsidiaries has any material claims, liabilities or indebtedness outstanding which would be required to be reflected on a balance sheet prepared in accordance with GAAP except (i) as set forth in the audited consolidated financial statements of the Company for the fiscal year ended February 6, 1999, or referred to in the footnotes to such financial statements, (ii) for liabilities incurred subsequent to February 6, 1999, in the ordinary course of business which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or (iii) as otherwise disclosed in the Commission Filings. As of the date hereof, there is no debt outstanding under the Company's Revolving Credit Agreement between the Company, Mercantile Bank and Harris Trust and Savings Bank.

          (m) Intellectual Properties. Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, as set forth in Section 2.01(m) of the Company Disclosure Letter or as disclosed in the Commission Filings, the Company and its Subsidiaries own or have valid, binding and enforceable rights to use all patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses, trade secrets and other proprietary intellectual property rights, including all technology, know-how, inventions, processes, procedures, data, computer software and other tangible and intangible proprietary information and material or other rights in respect thereof ("INTELLECTUAL PROPERTY") used or held for use in connection with the business of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice in writing from any other person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any Intellectual Property owned or used or licensed to the Company or its Subsidiaries or challenging the ownership by the Company or any of its Subsidiaries or the validity of any of Intellectual Property owned by the Company or its Subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (n) Material Contracts. Except as set forth in Section 2.01(n) of the Company Disclosure Letter and except as included as an exhibit to the Company's Annual Report on Form 10K (the items set forth in such
     Section 2.01(n) and/or filed as such exhibits are referred to as the "MATERIAL CONTRACTS") for the fiscal year ended February 6, 1999 and all of the exhibits listed and incorporated therein, neither the Company nor any of its Subsidiaries has or is bound by:

             (i) any agreement, contract or commitment that involves the performance of services by it of an amount, payments or value (as measured by the revenue derived therefrom during fiscal year 1998-1999) in excess of $500,000 annually, unless terminable by the Company on not more than 90 days notice,

             (ii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,

             (iii) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $1,000,000 in any calendar year, or in the aggregate require expenditures in excess of $5,000,000,

             (iv) any loan agreement, credit agreement, note, bond, mortgage or other agreement, indenture or instrument relating to indebtedness for borrowed money, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by an Encumbrance, or interest rate or currency hedging activities ("INDEBTEDNESS") (excluding trade payables in the ordinary course of business, intercompany indebtedness and leases for telephones, copy machines, facsimile machines and other office equipment),

             (v) any loan or advance to (other than advances to employees in the ordinary course of business in amounts of $7,500 or less to any individual and $150,000 in the aggregate), or investment in (other than investments in Subsidiaries), any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice),

             (vi) any guarantee or other contingent liability in respect of any indebtedness (as defined in paragraph (iv) above) of any Person (other than with respect to any indebtedness or obligation of the Company or any Subsidiary),

             (vii) any management service, consulting or any other similar type of contract, involving payments of more than $100,000 annually, unless terminable by the Company on not more than 90 days notice, or

             (viii) any agreement, contract or commitment limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person.

          Except as otherwise set forth in Section 2.01(n) of the Company Disclosure Letter, each Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary party thereto and, to the knowledge of the Company, each other party thereto. Except as otherwise set forth in Section 2.01(n) of the Company Disclosure Letter,
     (A) there exists no default or event of default or event, occurrence, condition or act (including the consummation of the Merger) on the part of the Company or any Subsidiary which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except for such defaults or events of default which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (B) no approval or consent of, or notice to, any Person is needed in order that each Material Contract or agreement shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

          (o) Proxy Statement; Schedule 13E-3. The definitive proxy statement and related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section 4.04 hereof (the "PROXY STATEMENT") and the Transaction Statement on Schedule 13E-3 to be filed with the Commission (the "SCHEDULE 13E-3") will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the date of the Stockholders' Meeting (as defined below) any event occurs which should be described in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and Sub and their counsel. The Proxy Statement, as of the date it is mailed to the Company's stockholders and as of the date of the Stockholders' Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made by the Company with respect to the statements made in the Proxy Statement based on the information supplied by Parent or Sub relating to Parent or Sub specifically for inclusion therein. The Schedule 13E-3, at the time it or any amendment or supplement to it is filed with the Commission and at the date of the Stockholders' Meeting, will not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement made therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made by the Company with respect to statements made in the Schedule 13E-3 based on the information supplied by Parent or Sub relating to Parent or Sub specifically for inclusion therein.

          (p) Broker's or Finder's Fee. Except for Credit Suisse First Boston Corporation (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a complete and correct copy of which has been delivered to Parent), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (q) Environmental Laws and Regulations.  Except as set forth in
     Section 2.01(q) of the Company Disclosure Letter or as disclosed in the Commission Filings, or as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect:

             (i) Hazardous Materials have not been generated, used, treated or stored (1) on any Company Property or (2) by the Company or any of its Subsidiaries on or, to the knowledge of the Company, without any independent inquiry, by any other Person, on any Leased Company Property or (3) to the knowledge of the Company, on any Former Company Property, in the case of the latter, during the period of the Company's or any of its Subsidiaries' ownership, operation or occupancy of such Former Company Property, in each case, except for quantities used or stored at such Company Property in compliance with Environmental Laws and required in connection with the normal operations and maintenance of such Company Property;

             (ii) Hazardous Materials have not been Released or disposed of or arranged to be disposed of (1) on, at or from any Company Property or
        (2) by the Company or any of its Subsidiaries on, at or from, or, to the knowledge of the Company, without any independent inquiry, by any other Person, on, at or from any Leased Company Property or (3) to the knowledge of the Company, on, at or from any Former Company Property, in the case of the latter, during the period of the Company's or any of its Subsidiaries' ownership, operation or occupancy of such Former Company Property, in each case, except in compliance with Environmental Laws and as required in connection with the normal operation and maintenance of such Company Property and as would not reasonably be expected to result in liability under Environmental Law;

             (iii) The Company and its Subsidiaries are, and have been, in compliance with Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to any Company Property;

             (iv) There are no pending or threatened Environmental Claims against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Property, Leased Company Property or Former Company Property, in the case of the latter, for which the Company or any of its Subsidiaries is reasonably likely to be liable;

             (v) There are no underground storage tanks located on any Company Property or to the knowledge of the Company, any Leased Company Property; and

             (vi) None of the Company or any of its Subsidiaries have assumed any liability or obligation under Environmental Laws.

          As used in this Section 2.01(q), the following terms shall have the meanings set forth below:

             (i) "COMPANY PROPERTY" means any real property, assets, facilities and improvements currently owned and operated by the Company or any of its Subsidiaries.

             (ii) "LEASED COMPANY PROPERTY" means any real property and improvements currently leased, operated or occupied by the Company or any of its Subsidiaries.

             (iii) "FORMER COMPANY PROPERTY" means any real property and improvements formerly owned, leased, operated or occupied by the Company or any of its Subsidiaries.

             (iv) "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

             (v) "ENVIRONMENTAL LAW" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C.
        Section 7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C.
        Section 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and their state and local counterparts and equivalents.

             (vi) "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereafter "CLAIMS"), including, without limitation (a) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

             (vii) "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

          (r) State Takeover Statutes; Charter Provisions. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL. No provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any Subsidiary or any applicable anti-takeover law, directly or indirectly, would (i) limit the ability of the Company, Parent or Sub to comply with the terms of this Agreement or consummate any of the transactions contemplated hereby or (ii) restrict or impair the ability of Parent or Sub to vote or otherwise exercise the rights of a stockholder with respect to the shares of the capital stock of the Company or the Surviving Corporation or any of their Subsidiaries.

          (s) Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston Corporation, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or will be, delivered to Parent.

          (t) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries. There is no labor strike, slowdown, or work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such labor strike, slowdown, work stoppage or lockout, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Section 2.01(i) of the Company Disclosure Letter, there is no unfair labor practice charge or other employment related complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which if decided adversely would reasonably be expected to have a Material Adverse Effect.

          (u) Year 2000. The Company is not reasonably expected to suffer a Material Adverse Effect caused individually or in the aggregate by the failure to be Year 2000 Compliant with respect to computer systems, computer software or technology that are internal to the Company and its Subsidiaries. The Company is not reasonably expected to suffer a Material Adverse Effect caused individually or in the aggregate by the failure to be Year 2000 Compliant of any of its products or services sold or licensed to customers of the Company and its Subsidiaries.

          For purposes of this Agreement, "YEAR 2000 COMPLIANT" means that a product or system is (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in that same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (ii) able to store and output date information in a manner that is unambiguous as to century.

     2.02 Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to the Company as follows:

          (a) Due Organization; Good Standing and Corporate Power. Parent is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such power and authority, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b) Authorization and Validity of Agreement. Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of each of Parent and Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

          (c) Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and any applicable waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Schedule 13E-3 are met, and (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws or comparable governing documents, in each case, as amended of either Parent or Sub; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Parent, Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except, in the cases of clauses

     (2), (3) and (4) above, for any such filing, permit, consent, approval, the failure to obtain or make which, and except for any breach, violation or Encumbrance which, would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (d) Broker's or Finder's Fee. Except for the fees and expenses of American Securities Capital Partners, L.P. or its affiliate which will be paid by Parent or Sub, no agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (e) Financing. Parent has obtained commitment letters (the "COMMITMENT LETTERS") from Credit Suisse First Boston Corporation addressed to Parent and Sub which, upon the terms and subject to the conditions thereof, provide for (i) a $150 million bridge term loan facility and
     (ii) a $185 million senior secured and revolving credit facility. True, complete and correct copies of the Commitment Letters have been furnished to the Company. The Commitment Letters have been executed by Parent and Sub and are in full force and effect.

          (f) Proxy Statement; Schedule 13E-3. The written information supplied or to be supplied by Parent and Sub for inclusion in the Proxy Statement and the Schedule 13E-3 will not, with respect to the Schedule 13E-3, at the time it or any amendment or supplement to it is filed with the Commission, with respect to the Proxy Statement, at the date it is mailed to the Company's stockholders, and with respect to both documents, at the date of the Stockholders' Meeting, contain any untrue statement of a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE III
                      TRANSACTIONS PRIOR TO EFFECTIVE DATE

     3.01 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the Effective Date, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries. The Company shall furnish promptly to Parent and Sub (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time reasonably request. Parent shall have the right, at its sole cost and expense, to conduct a Phase I environmental assessment in accordance with ASTM standards of the properties listed on Schedule 3.01 and review of compliance with applicable Environmental Laws for such properties (the "Phase I Assessment"); provided, that the Phase I Assessment shall be conducted only during regular business hours and in a manner that will not interfere in any significant respect with the ordinary course operation of the Company and its Subsidiaries, shall be completed no later than July 15, 1999 and shall be conducted by an environmental consulting firm mutually acceptable to Parent and the Company.

     3.02 Confidentiality. Information obtained by Parent and Sub and their respective counsel, accountants, consultants and other authorized representatives pursuant to Section 3.01 hereof shall be subject to the provisions of the Confidentiality Agreement between Credit Suisse First Boston Corporation, as agent for the Company, and Parent dated February 24, 1999 (the "CONFIDENTIALITY AGREEMENT").

     3.03 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as permitted or required by this Agreement and except as set forth in Section 3.03 of the Company Disclosure Letter or otherwise consented to or approved by Parent in writing (which consent or approval, with respect to clauses (b)(iv)(A) and (C), (b)(vii) and (b) (xiv) (A) and (B), shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the Closing Date:

          (a) the Company and each of its Subsidiaries will conduct their respective business and operations only according to their ordinary course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, joint venture partners, employees and others having business relationships with them;

          (b) neither the Company nor any of its Subsidiaries shall: (i) make any change in or amendment to its Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) grant, issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any Voting Debt or any options, warrants, rights or other securities convertible into or exercisable for its capital stock or Voting Debt or any phantom stock or stock appreciation rights (other than issuance of phantom stock (on the basis of 400 shares per person) to non-employee members of the Board of Directors in accordance with the CPI Corp. Deferred Compensation and Retirement Plan for Non-Management Directors); (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries; (iv) (A) make, or enter into any contract or commitment with respect to, capital expenditures in excess of $1,000,000, individually or $5,000,000, in the aggregate (other than as disclosed in Schedule 2.01(n) of the Company Disclosure Letter;
     (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, joint venture interest or other business or division thereof; or (C) cancel, amend or modify, any Material Contract or enter into any contract that, if in effect on the date hereof, would be a Material Contract other than any immaterial cancellation, modification or amendment in the ordinary course of business; (v) except in the ordinary course of business acquire a material amount of assets or securities;
     (vi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (a) except for increases in the ordinary course of business for employees who are not officers, increase the compensation or fringe benefits of any of its directors, officers or employees, (b) or grant any severance or termination pay or increase therein not currently required to be paid under existing severance plans, (c) enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or (d) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any of the foregoing; (vii) sell, lease, license or otherwise dispose of any properties or assets, except sales of inventory and excess or obsolete assets and the licensing of the Company's proprietary software in the ordinary course of business, and except for immaterial asset sales or dispositions, or allow any properties or assets to become subject to any Encumbrance other than Permitted Encumbrances; (viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (except as between any of the Company and its Subsidiaries in the ordinary course of business), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; (ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the St. Louis Equity Fund in accordance with the Company's 1999 budget, and other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company and other than loans to employees, not exceeding $1,000 individually, in the ordinary course of business consistent with past practice; (x) make or change any material Tax election, settle or compromise any material Tax liability, or take any other action relating to Taxes of the Company or its Subsidiaries, except for any action relating to Taxes of the Company or its Subsidiaries that is not inconsistent with past business practices and that is in the ordinary course of business;
     (xi) except as required by applicable law or generally accepted accounting principles, make any material change in its method of accounting;
     (xii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); (xiii) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than regular quarterly cash dividends using customary record and payment dates not in excess of $0.14 per share and dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
     (xiv) (A) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or notes thereto) of the Company included in the Commission Filings or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) owed to the Company or any Subsidiary or waive any material claims or rights or (C) knowingly waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary of the Company is a party; or (xv) agree, in writing or otherwise, to take any of the foregoing actions;

          (c) as soon as practicable after the date hereof, the Company and its Subsidiaries shall invest all but $50,000 of its cash on hand in Permitted Investments and, as soon as practicable after receipt thereof, shall invest any cash received after the date hereof in Permitted Investments; provided that (i) the Company may liquidate any Permitted Investments to meet the working capital requirements of the Company and (ii) the Company shall not be required to liquidate any shares of so called "par value preferred stock" or "money market preferred stock" rated at least "A-" by Standard & Poor's Ratings Group or "Aa3" by Moody's Investors Services, Inc. held by the Company on the date of this Agreement until the Company's rights with respect to such shares expire which, in any event, shall not be greater than fifty days from the date hereof;

          (d) except as otherwise permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties of the Company set forth herein to be untrue as of the Closing Date or any of the conditions set forth in Article IV not to be satisfied.

     3.04 Proxy Statement; Schedule 13E-3. As promptly as practicable, the Company will prepare and file a preliminary Proxy Statement and the Schedule 13E-3 with the Commission and will use its reasonable best efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Parent, Sub and the Company will cooperate with each other in connection with the preparation, filing and clearance by the Commission of the Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement and the Schedule 13E-3. The Company shall notify Parent promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. The Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not mail any Proxy Statement or amendment or supplement thereto or use any proxy material in connection with the Stockholders' Meeting (as defined below) without Parent's prior approval.

     3.05 Stockholder Approval. (a) As soon as practicable, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a special meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger (the "STOCKHOLDERS' MEETING") and the Company agrees that this Agreement and the Merger shall be submitted at such special meeting. The Company shall use its reasonable best efforts to solicit from its stockholders proxies, and, subject always, to the fiduciary obligations of the Company's directors under applicable law shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement and the Merger. Subject to Section 3.07(b) of this Agreement, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 3.05(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. Parent will cause all shares of Common Stock owned by Parent and its Subsidiaries to be voted in favor of the Merger.

     3.06 Reasonable Best Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries (including contacting lessors as promptly as possible to obtain consents under leases of real property) as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby and the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company shall provide reasonable and customary cooperation to Parent and Sub in arranging the financing contemplated by the Commitment Letters (including participating in the preparation and conduct of any "ROAD SHOW" presentation and consenting to amendments to option and restricted stock agreements and plans required to permit equity investments by employees as contemplated by the Subscription Agreements).

     3.07 No Solicitation of Other Offers. (a) The Company and its affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any existing discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its affiliates shall, take (and the Company shall not authorize or permit any of its officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to so take) any action (i) to directly or indirectly solicit, initiate or knowingly encourage the making of any Acquisition Proposal, (ii) to initiate or participate in any discussions or negotiations with, or, furnish or disclose any information to, any Person (other than Parent or Sub) in furtherance of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) to enter into any agreement with respect to any Acquisition Proposal; provided, that, to the extent that the failure to take such action would breach the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an Acquisition Proposal that was not solicited by the Company and that did not otherwise result from a breach of this
Section 3.07(a), no sooner than two days following delivery to Parent of notice of such Acquisition Proposal in compliance with Section 3.07(c), furnish information with respect to the Company and its Subsidiaries to any Person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with respect to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding two sentences by any executive officer of the Company or any Subsidiary, any affiliate or director of the Company or any Subsidiary of the Company, or any advisor retained by the Company in connection with the transactions contemplated hereby, whether or not such Person is purporting to act on behalf of the Company or any Subsidiary of the Company, shall be deemed to be a breach of this Section 3.07(a) by the Company. Nothing in this
Section 3.07 shall prevent the Company or Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer. Any actions permitted under, and taken in compliance with, this
Section 3.07 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal or (iii) approve or recommend any Acquisition Proposal. Notwithstanding the foregoing, if the Company receives a Superior Proposal (as defined below) and a majority of the disinterested directors of the Company determine in good faith, based on the advice of outside counsel, that failure to take such action would breach their fiduciary obligations, the Board of Directors of the Company may, no sooner than three days following delivery to Parent of notice of such Superior Proposal in compliance with Section 3.07(c), withdraw or modify its approval or recommendation of the Merger and this Agreement and may approve or recommend and, following termination of this Agreement in accordance with
Section 5.01(h), enter into an agreement with respect to such Acquisition Proposal.

     "ACQUISITION PROPOSAL" shall mean any inquiry, proposal or offer from any Person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or any transaction having similar economic effect involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. "SUPERIOR PROPOSAL" shall mean a bona fide proposal made by a third party to acquire all or substantially all of the Company pursuant to a tender offer, exchange offer, a merger or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith reasonable judgment to be superior from a financial point of view to the holders of Common Stock to the Merger and any alternative transaction proposed by Parent (based on the written opinion as to the financial terms thereof, with only customary qualifications, of the Company's independent financial advisor), taking into account all the terms and conditions of such Acquisition Proposal and this Agreement or any alternative transaction proposed by Parent.

     (c) The Company promptly shall advise Parent orally and in writing of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry including any change to the material terms of any such Acquisition Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change to the terms of any such Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal.

     3.08 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Sub shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty made by it contained in the Agreement to be untrue in any material respect at any time from the date of this Agreement to the Closing Date. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     3.09 HSR Act. The Company and Parent shall, as soon as practicable and in any event within ten business days from the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     3.10 Employee Benefits. (a) Until the first anniversary of the Effective Time, Parent and its affiliates shall ensure that, except as otherwise agreed with any officer or employee of the Company with regard to his or her compensation and benefits, all employees and officers of the Company and its Subsidiaries receive (i) the salary or wage level and annual bonus opportunity, to the extent applicable, at least comparable in the aggregate to that in effect immediately prior to the date hereof (including a cash bonus opportunity commensurate with the stock bonus opportunity provided under the Company's 1981 Stock Bonus Plan, as amended, in consideration for services rendered through the first anniversary of the Effective Time), and (ii) benefits (excluding equity-based incentives) and other terms and conditions of employment that are equivalent in the aggregate to the benefits and terms and conditions received by such individuals immediately prior to the date hereof; provided, however, that any employer match payable under the Company's Employees Profit Sharing Plan shall be paid in cash in lieu of the Company's Common Stock. Notwithstanding the foregoing, following the Effective Time, the Parent may terminate the employment of any employee (subject to the payment of severance benefits payable to the employee in connection with such termination under any plan, practice or policy of the Company or any of its Subsidiaries and full payment and satisfaction of the employee's rights under any employment agreement).

     (b) From and after the Effective Time, Parent and its affiliates shall, as applicable, except as otherwise agreed with any officer or employee of the Company with regard to his or her compensation and benefits, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of the Company and its Subsidiaries, arising under the terms of, or in connection with, any employee benefit, fringe benefit, deferred compensation or incentive compensation plan or arrangement maintained or contributed to by the Company or any of its Subsidiaries or any employment, consulting, retention, severance or similar agreement to which the Company or any such Subsidiary is a party, in each case, in accordance with the terms thereof in effect immediately prior to the date hereof; provided that, except as provided in Section 3.10(a), nothing herein shall obligate Parent to maintain any particular plan or arrangement after the Effective Time. Without limiting the generality of the foregoing, until the first anniversary of the Effective Time, except as otherwise agreed with any officer or employee of the Company with regard to his or her compensation and benefits, Parent and its affiliates shall keep in effect all severance plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries immediately prior to the date hereof.

     (c) Following the Effective Time, (i) Parent shall ensure that no employee welfare benefit plan of the Surviving Corporation or in which employees of the Company or its Subsidiaries may otherwise participate shall have any waiting periods, exclusions, or preexisting condition limitations applicable to employees of the Company or its Subsidiaries at the Effective Time to the extent such employees are not subject to such limitations under the welfare benefits plans in which such employees currently participate, and (ii) Parent shall honor or cause to be honored all premiums, co-payments and deductibles paid by the employees and officers of the Company and its Subsidiaries under all Employee Benefit Plans up to (and including) the Effective Time.

     (d) Following the Effective Time, each employee benefit plan sponsored by Parent or its affiliates at any time prior to the first anniversary of the Effective Time, in which employees and officers of the Company or the Surviving Corporation or their Subsidiaries are eligible to participate shall credit, for all purposes, all service of employees and officers of the Company and its Subsidiaries with the Company and its Subsidiaries and their respective predecessors to the extent such service was credited for similar purposes under similar plans of the Company and its Subsidiaries prior to the Effective Time.

     3.11 Directors' and Officers' Insurance; Indemnification. (a) The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability for directors and officers of the Company set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers, of the Company, unless such modification is required by law.

     (b) For six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "INDEMNIFIED PARTIES"); provided that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy (any such insurance under (x) or (y), the "D&O Insurance"); provided, that the coverage provided by Parent's insurance shall be no less favorable to the Indemnified Parties and shall provide no fewer rights than the D&O Insurance currently in place, provided further, that, in the case of clause (x) or
(y) the annual premium for such D&O Insurance coverage would not be in excess of 200% of the last annual premium paid by the Company for its D&O Insurance prior to the date of this Agreement (such 200% amount, the "MAXIMUM PREMIUM"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period or if Parent is unable to maintain the Company's existing D&O Insurance for the Maximum Premium, Parent shall use reasonable best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.

     3.12 Indebtedness of the Company. Prior to the Closing Date the Company shall enter into arrangements for the prepayment prior to, at or immediately following the Closing Date of, the entire principal amount of and all other amounts owing under the Company's 7.46% Senior Notes due 2007 (the "Existing Notes"), so that as of such time the Existing Notes shall be retired and of no further force or effect and the consummation of the transactions contemplated hereby will not result in a breach of the terms thereof or otherwise result in liability; provided, that, in connection therewith, the Company shall not make any payment in connection with such prepayment, other than a payment required pursuant to the terms of the Existing Notes as currently in effect.

     3.13 Guaranty of Performance. Parent hereby guarantees the performance by Sub of its obligations under this Agreement and the obligations of the Surviving Corporation under Sections 3.10 and 3.11 hereof.

     3.14 Financing. (a) Subject to the satisfaction of the condition set forth in Sections 4.01 and 4.02, Parent shall provide Sub with the equity financing contemplated by the Commitment Letters.

     (b) Parent and Sub shall, and shall cause their respective officers, directors, employees, affiliates, financial advisors and other representatives to, use their reasonable best efforts to arrange as promptly as practicable and (subject only to the simultaneous consummation of the transactions contemplated hereby) to complete the financing contemplated by (i) the Credit Facility (as defined in the Commitment Letters) on the terms set forth in the Commitment Letters and, to the extent not set forth in the Commitment Letters, on such terms as are reasonably satisfactory to Parent and (ii) the issuance and sale of $150 million principal amount of senior subordinated notes on the terms set forth in the Commitment Letters and, to the extent not set forth in the Commitment Letters, on such terms as are reasonably satisfactory to Parent; provided, that if the issuance and sale of such senior subordinated notes is not completed by the later of (A) the date of the Stockholders' Meeting and
(B) 90 days after the date hereof, then thereafter Parent and Sub shall be obligated to use their reasonable best efforts to consummate as promptly as practicable prior to the Outside Date, the financing pursuant to the Bridge Loan Facility (as defined in the Commitment Letters) on the terms set forth in the Commitment Letters and, to the extent not set forth in the Commitment Letters, on terms reasonably satisfactory to Parent.

     (c) Except to the extent the Company shall otherwise consent in writing, Parent and Sub will not modify or amend in any material respect the terms of, or cancel or waive any material right under, the Commitment Letters.

                                   ARTICLE IV
                         CONDITIONS PRECEDENT TO MERGER

     4.01 Conditions Precedent to Obligations of Parent, Sub and the
Company. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

          (a) Approval of Company's Stockholders. This Agreement and the Merger shall have been approved and adopted by holders of a majority of the outstanding shares of the Common Stock of the Company entitled to vote in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws;

          (b) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

          (c) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and

          (d) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger.

     4.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Financing. Sub shall have obtained the financing described in the Commitment Letters on the terms set forth in the Commitment Letters, including at least $10 million in the aggregate of equity investment by those individuals who are parties to the Subscription Agreements.

          (d) Company Indebtedness. The Company shall have entered into arrangements for the prepayment at or immediately following the Closing Date of, the entire principal amount of and all other amounts owning under the Existing Notes; provided, that, in connection therewith, the Company shall not make any payment in connection with such prepayment, other than a payment required pursuant to the terms of the Existing Notes.

          (e) Sears License Agreements. The Company's license agreements with Sears, Roebuck and Co. and/or its affiliates ("SEARS") each dated
     January 1, 1999, and as amended as of June 11, 1999 (except, dated April 6, 1977 with respect to Canada) (the "SEARS AGREEMENTS") shall remain in full force and effect as of the Closing Date and Sears shall not have exercised any right to terminate any such Sears Agreement with respect to any Licensed Business Location (as such term is used in the Sears Agreements) for any reason other than the closing of a Designated Sears Store (as such term is defined in the Sears Agreements) and Sears shall have consented in writing to the change of control contemplated by the Merger.

          (f) Material Consents. The Company shall have received, and provided copies to Parent of, the written consents of all governmental agencies and authorities and third parties necessary to consummate the transactions contemplated hereby (including those necessary to avoid a breach, default or right of termination under any agreement to which the Company or its Subsidiaries is a party) other than such consents the absence of which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          (g) Environmental Assessment. Parent's environmental consultants shall have completed their Phase I Assessment and shall have delivered to Parent a report on such Phase I Assessment which shall not disclose potential environmental circumstances or conditions the remediation of which (to the extent required), and penalties resulting therefrom, which individually or in the aggregate, would reasonably be expected to exceed $3,000,000.

     4.03 Condition to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

          (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date.

                                   ARTICLE V
                          TERMINATION AND ABANDONMENT

     5.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date, whether before or after approval of the Merger by the Company's stockholders:

          (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

          (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or prior to October 29, 1999 (the "OUTSIDE DATE"), unless the Closing shall not have occurred because of a breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement; provided, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

          (d) by the Parent, in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
     Section 4.02(a) or (b) and (B) cannot or has not been cured prior to 15 days after the giving of written notice of such breach to the Company;

          (e) by the Company, in the event of a breach by the Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 4.03(a) or (b) and (B) cannot or has not been cured prior to 15 days after the giving of written notice of such breach to the Parent and Sub;

          (f) by Parent or the Company if the requisite approval by the stockholders of the Company of the Merger and this Agreement ("STOCKHOLDER APPROVAL") shall not have been obtained after a vote on the matter at a duly held meeting of stockholders or at any adjournment thereof;

          (g) by Parent, if (x) the Company or its Board of Directors shall have
     (i) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of the Merger or this Agreement or any of the transactions contemplated hereby, (ii) approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated by any Acquisition Proposal received from a Person other than Parent or any of its affiliates or (iii) resolved to do any of the foregoing or (y) any Person or group (as defined in Section 13(d) of the Exchange Act) other than Parent, Sub or any of their affiliates, shall have become the beneficial owner of more than 50% of the outstanding Common Stock of the Company; or

          (h) by the Company, no sooner than three days following delivery to Parent of notice of a Superior Proposal in compliance with
     Section 3.07(c), if, (i) pursuant to and in compliance with
     Section 3.07(b) hereof, the Board of Directors of the Company withdraws, modifies or amends in a manner adverse to Parent its recommendation of the Merger or this Agreement or (ii) the Company or its Board of Directors approves a Superior Proposal; provided, however, that (w) the Company shall have complied with Section 3.07, (x) the Board of Directors of the Company shall have concluded in good faith, after giving effect to all concessions which have been offered by Parent, that such proposal is a Superior Proposal (determined in accordance with Section 3.07(b)), (y) the Board of Directors shall have concluded in good faith, based upon the advice of its outside legal counsel, that notwithstanding all concessions which have been offered by Parent in negotiations conducted pursuant to clause (z) below failure to approve such Superior Proposal would result in a breach of the Board's fiduciary duties to the stockholders of the Company and (z) prior to any such termination, the Company shall, and shall cause its legal and financial advisors to, negotiate with Parent to determine whether or not Parent can make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated hereby on such adjusted terms; provided, that, this Agreement may not be terminated pursuant to this Section 5.01(h) unless concurrently with such termination, the Company pays to Parent the Termination Fee required by Section 6.01(b).

     5.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.01 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 2.01(p), 2.02(d), 3.02, 6.01, 6.04 and this
Section 5.02 hereof shall survive any termination of this Agreement. Nothing in this Section 5.02 shall relieve any party to this Agreement of liability for willful breach of this Agreement.

                                   ARTICLE VI
                                 MISCELLANEOUS

     6.01 Fees and Expenses. (a) Except as set forth in Section 6.01(c) all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     (b) The Company shall pay to Parent a fee of $9,000,000 (the "Termination Fee") if: (i) this Agreement is terminated pursuant to Section 5.01(g) or
Section 5.01(h); or (ii) (x) any Person or group shall have made, or proposed, communicated or disclosed in a manner which is, or otherwise becomes, public (including being known by unaffiliated stockholders of the Company) an intention to make an Acquisition Proposal and this Agreement is terminated (other than pursuant to Section 5.01(a) or (b)) and (y) within twelve months of such termination the Company enters into an agreement to consummate an Acquisition Proposal, or an Acquisition Proposal is consummated. Any fee due under
(x) Section 6.01(b)(i) shall be paid by wire transfer of same day funds on the date of termination of this Agreement or (y) Section 6.01(b)(ii) shall be paid on the date of execution of such definitive agreement or, if earlier, consummation of such transaction.

     (c) The Company shall reimburse Parent and Sub for all their documented out-of-pocket expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby up to a maximum of $6,000,000 if
(i) this Agreement is terminated pursuant to Section 5.01(d), (f), (g) or (h),
(ii) this Agreement is terminated pursuant to Section 5.01(c) as a result of any fact, circumstance or occurrence arising after the date hereof which has had or would reasonably be expected to have a Material Adverse Effect or (iii) the Termination Fee becomes payable pursuant to Section 6.01(b)(ii). Such payment shall be made on the date of termination of this Agreement or, in the case of a payment pursuant to clause (iii), on such later date as the Termination Fee is payable.

     6.02 Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 6.02 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

     6.03 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     6.04 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement.

     6.05 Charitable Contributions. Following the Effective Time, Parent shall for the remainder of fiscal 1999 maintain the aggregate level of annual charitable contributions in the St. Louis area equal to the amount that appears in the Company's 1999 budget.

     6.06 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

          (a) if to the Company, to it at:

               CPI Corp.
           1706 Washington Avenue
           St. Louis, MO 63103
           Attention: Chief Executive Officer
           with a copy to:
           White & Case LLP
           1155 Avenue of the Americas
           New York, NY 10036
           Attention: William F. Wynne, Jr., Esq.

               (b) if to either Parent or Sub, to it at:
           c/o American Securities Capital Partners, L.P.
           122 East 42nd Street, Suite 2400
           New York, New York 10168
           Attention: Mark Bandeen
           with a copy to:
           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017-3954
           Attention: Richard Capelouto, Esq.

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

     6.07 Entire Agreement. This Agreement and the annex, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

     6.08 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 3.11 hereof, shall inure to the benefit of the Persons benefiting from the provisions thereof who are intended to be third party beneficiaries thereof, and, in each such case, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as specified in the previous sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     6.09 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Closing Date (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors; provided, however, that after any such Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

     6.10 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     6.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     6.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     6.13 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

     6.14 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     6.15 Certain Definitions. (a) "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

     (b) "KNOWLEDGE" Defined. When any representation or warranty contained in this Agreement or in the Company Disclosure Letter is expressly qualified by the knowledge of the Company, such knowledge shall mean the actual knowledge after due inquiry of Alyn V. Essman, Russell Isaak, Patrick J. Morris, Barry Arthur, Jane Nelson, Richard Tarpley, Fran Scheper (only with respect to
Sections 2.01(j) and (f)) and Tim Hufker (only with respect to
Sections 2.01(m) and (u)).

     (c) "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, and a government or other department or agency thereof.

     (d) "SUBSIDIARY" with respect to the Company, shall mean and include
(x) any partnership of which the Company or any Subsidiary is a general partner or (y) any other entity in which the Company or any of its Subsidiaries owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

     6.16 Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be paid by Sub, and Sub shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax and provide to the Company evidence of payment of all Transfer Taxes.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          SPS INTERNATIONAL HOLDINGS, INC.

                                          By: /s/ MARK BANDEEN
                                             ----------------------------------
                                             Name: Mark Bandeen
                                             Title: Co-President

                                          SPS ACQUISITION, INC.

                                          By: /s/ MARK BANDEEN
                                             ----------------------------------
                                            Name: Mark Bandeen
                                            Title: Co-President

                                          CPI CORP.
                                          By: /s/ ALYN V. ESSMAN
                                             ----------------------------------
                                             Name: Alyn V. Essman
                                             Title: Chairman and Chief Executive
                                                    Officer

                                          By: /s/ NICHOLAS L. REDING
                                             ----------------------------------
                                             Name: Nicholas L. Reding
                                             Title: Director

                                                                      APPENDIX B

                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATIONS LAW

     APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) the Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. '98. Eff. 7-1-98.)

                                                                      APPENDIX C

               OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

June 15, 1999
Board of Directors of
CPI Corporation
1706 Washington Avenue
St. Louis, Missouri 63103-1790

Dear Members of the Board of Directors:

     You have asked us to advise you with respect to the fairness to the stockholders of CPI Corporation (the "Company") (other than those stockholders of the Company who will have an equity interest in the Acquiror (as defined below) after the Merger (as defined below)) from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of an Agreement and Plan of Merger, dated as of June 15, 1999 (the "Merger Agreement"), among the Company, SPS International Holdings, Inc. (the "Acquiror") and SPS Acquisition, Inc. (the "Sub"). The Merger Agreement provides for the merger (the "Merger") of the Sub into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.40 per share, of the Company will be converted into the right to receive $37.00 in cash.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed or discussed with you certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

     We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, you have advised us and we have assumed that they have been prepared on bases reflecting reasonable available estimates and judgments as to the future financial performance of the Company.

     In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. At the instruction of the Board of Directors and in connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held discussions with certain of these parties prior to the date hereof.

     We have acted as financial advisor to the Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have provided certain investment banking services for the Company and have received customary fees for such services. In addition, we have advised the Company that a separate financing team at Credit Suisse First Boston Corporation or one of its affiliates will provide financing to the Acquiror in connection with the Merger, for which we will receive additional compensation.

     In the ordinary course of our business, we and our affiliates may actively trade the equity securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders, other than stockholders of the Company who will have an equity interest in the Acquiror after the Merger, from a financial point of view.

                                          Very truly yours,


                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                   CPI CORP.
                             1706 WASHINGTON AVENUE
                           ST. LOUIS, MISSOURI 63103

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Alyn V. Essman and Nicholas Reding, and either of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the special meeting of the stockholders of CPI Corp. to be held on
              , 1999, at        , central daylight savings time, and at any
adjournment or postponement thereof, as indicated on the reverse side.

     1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of June 15, 1999, by and among CPI Corp., SPS International Holdings, Inc. and SPS Acquisition, Inc.

              / / FOR           / / AGAINST           / / ABSTAIN

                (Continued and to be signed on the reverse side)

     This proxy is solicited on behalf of the Board of Directors. This proxy also delegates discretionary authority with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof and matters incident to the conduct of the special meeting.

     The undersigned hereby acknowledges receipt of the notice of the special meeting and the Proxy Statement.

                     PLEASE SIGN AND DATE THIS PROXY BELOW.

                                               Date:___________________________
                                               ________________________________
                                               ________________________________
                                               Please sign exactly as your name
                                               appears on left. When signing as
                                               attorney, executor,
                                               administrator, guardian or
                                               corporate official, please give
                                               full title.